EXHIBIT 10.1

LEASE

THIS LEASE ("Lease'') is made this 31 day of December, 2022 (the "Effective Date"), by and between TPB MERCHANTS ICE LLC, a Texas limited liability company (hereinafter referred to as "Landlord'') and SCORPION BIOLOGICAL SERVICES, INC., a Delaware corporation (hereinafter referred to as "Tenant'').

WHEREAS, Landlord is the owner of a certain parcel of real property located at 1305 E. Houston Street, San Antonio, Texas 78205 as more particularly described in Exhibit "A", which real property is improved by two office buildings commonly known as “Merchants Ice Main Building” and “Eddie’s Workshop” (collectively, the “Property”). The Property is adjacent to three other office buildings that together comprise the Merchant’s Ice development (collectively referred to herein as the "Complex", including the buildings, improvements and underlying and adjacent land); and

WHEREAS, Tenant desires to lease space in the Property and Landlord is willing to lease Tenant space in the Property, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

1.	THE PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Term (as defined below) and upon the terms, conditions, covenants, and agreements hereinafter provided, the space (the "Premises") that is currently estimated to be 8,042 square feet of rentable area (the "Premises Rentable Square Feet"), which in any event constitutes the entire rentable area of the structure known as the "Eddie’s Workshop" that is located on the Property. The Premises are labeled as "Scorpion 8,042 SF" on Exhibit "B" attached hereto and made a part hereof. The Lease of the Premises includes the non- exclusive right of Tenant to use, in common with others and in accordance with the Rules and Regulations attached as Exhibit "D", those certain areas (the "Common Areas") and facilities of the Property which are from time to time provided and specifically designated by Landlord for the use of tenants of the Property. The Property is part of the Complex and subject to Operating Expenses for Common Area maintenance and operations assessed by Texas Research and Technology Foundation (TRTF) as owner and manager of the Complex. The Common Areas include the grounds, landscaped areas, outside sitting areas, sidewalks, courtyards, walkways, and designated parking spaces located within the Complex (collectively, the “Complex Common Areas”). TRTF has agreed with Landlord to maintain such Common Areas in good order and condition consistent with other Class-A office building projects in San Antonio, Texas, normal wear and tear excepted, and subject to Landlord's right to charge the tenants of the Property for Operating Expenses as set forth in Section 4E of this Lease.

2.	USE OF PREMISES

Tenant will use and occupy the Premises solely for general office, laboratory, research, analytical, and/or biomanufacturing purposes, subject to Applicable Laws (as hereinafter defined); without the prior written consent of Landlord, the Premises will not be used for any other purpose. Without limiting the foregoing: (a) Tenant may utilize the Premises to perform the daily requirements of a large molecule contract development and manufacturing organization focusing on the underserved market of Immuno-assay, biomarker, and GMP manufacturing; (b) Tenant may focus its efforts on Biological Manufacturing (Small scale process development and production of GMP material to support IND, Phase I/II clinical trials). Tenant will not use or occupy the Premises for any unlawful purpose, or for any purpose that will constitute a nuisance under applicable law, and will comply with all present and future laws, ordinances, regulations, and orders of the United States of America, State of Texas, Bexar County, and any other governmental authority having jurisdiction over the Premises (''Applicable Laws"). Tenant acknowledges that the Complex has been listed on the National Register of Historic Places and that the Landlord has legal obligations to maintain the Premises in accordance with the requirements of the Standards of Rehabilitation set forth in 36 C.F.R. 67.7. Tenant agrees not to make any changes to the Premises, whether interior or exterior, without the prior consent of Landlord and only in accordance with an approved Part 2 historic tax credit application from the National Park Service “NPS” and an approved Part B from the Texas Historical Commission “THC”.

3.	TERM

The Term (as used herein, so called) of this Lease shall be for a period of one hundred eighty (180) full calendar months commencing on the Lease Commencement Date (as hereinafter defined), plus any partial month from the Lease Commencement Date to the end of the month in which the Lease Commencement Date falls, ending at 11:59 p.m. local time on the last day of the 180th full calendar month following the Lease Commencement Date (the "Lease Expiration Date"), subject to adjustment and earlier termination as provided in this Lease. The initial period of time referenced in the preceding that comprises the Term is the "Initial Term".

3A.	LEASE COMMENCEMENT DATE

The "Lease Commencement Date" is the date on which Landlord delivers the Premises to Tenant with the Lease Improvements and Tenant Improvements (as defined in Exhibit "C" hereto) having achieved Substantial Completion (as defined in Exhibit "C", attached hereto) (such date being referred to herein as the “Delivery Date"), but not later than March 31, 2023 (the “Outside Deadline"). If the Lease Commencement Date does not occur prior to the Outside Deadline due to a Landlord Delay having occurred(as defined in Exhibit “C”), Tenant shall be entitled to the sum equivalent to the Basic Rent payment, for each full or partial calendar month after the Outside Deadline that the Lease Improvements and Tenant Improvements have not achieved Substantial Completion, to be paid in the form of a rent abatement in the amount of the then-applicable monthly Basic Rent (prior to application of any abatement) per partial or whole calendar month following the Outside Deadline in which the actual Lease Commencement Date occurs. If permission is given to Tenant to enter into the possession of the Premises (other than to perform the Tenant Improvements (as defined in Exhibit "C") therein prior to the specified Lease Commencement Date and Tenant actually takes possession of the Premises, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease and that the Lease Commencement Date shall occur as of the date that Tenant takes possession of the Premises for manufacturing or otherwise regardless of whether Substantial Completion has been achieved and/or a Certificate of Occupancy has been obtained.

4.	RENT

Tenant shall pay as rent for the Premises the following amounts as more fully described in Sections 4.A. and 4.D. (each of which shall be considered Rent and all of which are collectively referred to herein as "Rent"):

A. Prepaid Rent. The total amount of Prepaid Rent (the “Prepaid Rent”) under this Lease is $6,529,482.00 (which includes amounts due in connection with proposed Change Order 001, which Landlord agrees will be implemented as part of the Tenant Improvements Construction Contract). Prepaid Rent will constitute “fixed rent,” as such term is defined in Treasury Reg. Sec. 1.467-1(h)(3) and will be allocated on a level basis to each full or partial calendar year during the Term (pro-rated for partial calendar years). For federal income tax purposes, Landlord must include as rental income and must deduct as interest expenses, and Tenant must deduct as rental expense and must include as interest income, the amounts required to be so included or deducted in accordance with Code Section 467. As of the date hereof, Tenant has made payments to the General

Contractor in the amount of $1,598,764.25 and received credits from the Landlord in the amount of

$1,232,419.00. Such payments are deemed to have been made to the General Contractor on behalf of the Landlord and in satisfaction of such amount of Prepaid Rent. Therefore, the amount of outstanding Prepaid Rent that is due and payable by Tenant to Landlord on the later of January 3, 2023 or one business day following Tenant’s receipt of a recorded Memorandum of Lease (which Tenant agrees to cooperate reasonably in finalizing and executing) is $3,698,298.75.

B. Basic Rent. Subject to the provisions of Section 4.C. and 4.D., below: (I) The Basic Rent (hereinafter called the "Basic Rent") shall be Two Hundred Fifty Seven Thousand Three Hundred Forty Four and No/100 Dollars ($257,344.00) annually for the first twelve calendar months of the Lease (each, a "Lease Month"), payable in equal monthly installments, in advance, of Twenty One Thousand Four Hundred Forty Five and 33/100 Dollars ($21,445.33), subject to the terms of the following sentence, the first payment to be made on or before the Lease Commencement Date, and each subsequent monthly payment to be made on the first day of each and every calendar month during the Term hereof; and (2) The Rent shall be considered late and subject to penalty if not paid ten days after the applicable due date. If the Term of this Lease begins on a date other than on the first day of a month, or ends on a date other than the last day of a month, Rent for the month of such termination or commencement shall be prorated at the rate of one-thirtieth (1/30th) of the fixed monthly rental for each day, payable in advance.

C. Basic Rent Escalation. On the first business day of the first full month after the anniversary of the Lease Commencement Date during the Term of the Lease, the Basic Rent for such month and the following eleven calendar months shall be increased by three percent (3%) per annum from the Basic Rent previously in effect. For the avoidance of doubt, the Basic Rent for the Initial Term as follows:

Lease Months (Following the Lease Commencement Date and any partial month after the Lease Commencement Date prior to the first full calendar month of the Term)	Annual Basic Rent	Monthly Basic Rent
1-12	$257,344.00	$21,445.33
13-24	$265,064.32	$22,088.69
25-36	$273,025.90	$22,752.16
37-48	$281,228.74	$23,435.73
49-60	$289,672.84	$24,139.40
61-72	$298,358.20	$24,863.18
73-84	$307,284.82	$25,607.07
85-96	$316,533.12	$26,377.76
97-108	$326,022.68	$27,168.56
109-120	$335,753.50	$27,979.46
121-132	$345,886.42	$28,823.87
133-144	$356,260.60	$29,688.38
145-156	$367,036.88	$30,586.41
157-168	$377,893.58	$31,491.13
169-180	$389,232.80	$32,436.07

D. Additional Rent. During the Term, Tenant shall pay Additional Rent (as used herein, so called), which consists of the Tenant's Share (as hereinafter defined) of Operating Expenses and Taxes. Tenant shall make such payments as set forth in Sections 4.G and 4.H, below.

E.	Tenant's Share. The term "Tenant's Share" means: (1) 100% of the Taxes

(as hereinafter defined) attributable to the Premises; plus (2) 100% of the Operating Expenses incurred by Landlord solely with respect to the Premises; plus (3) 5% of the Taxes (as hereinafter defined) of the Common Areas of the Property; plus (4) Except as included in Section 4.E.(2), 5% of the Complex Common Area Operating Expenses (as hereinafter defined) as provided annually by TRTF, which percentage in Section 4.E(4) is obtained by dividing (a) the Premises Rentable Square Feet as stated above by (b) the Complex Rentable Square Feet as of the Effective Date. If the Complex Rentable Square Feet in the Complex increases after the Effective Date, the percentage in Section 4.E(4) shall be recalculated (but in no event, will the percentage in Section 4.E(4) increase after the Effective Date). Tenant shall not be obligated to pay amounts due under Section 4.E(4) to the extent such Complex Common Areas are unavailable to Tenant due to casualty, condemnation, or other cause that is not the fault of Tenant.

F. Stipulations. Landlord and Tenant stipulate that the Premises Rentable Square Feet and the Complex Rentable Square Feet set forth above are conclusive and shall be binding upon them during the Term. If, during the Term, any change occurs in either the Premises Rentable Square Feet or the Complex Rentable Square Feet, Tenant's Share shall be adjusted, effective as of the date of such change occurred. provided, however in no event will the Complex Rentable Square Feet for the purpose of calculating Additional Rent in Section 4.D.l be greater than the amount set forth in Section 4.D.1 above, or will Tenant's Share in Section 4.E.l above be greater than 5% (although Tenant's Share in Section 4.E.l may decrease if the Complex Rentable Square Feet increases).

G. Taxes. For each year during the Term of this Lease, Landlord shall submit to Tenant a statement of the Taxes that are actually assessed by the Bexar County Tax Assessor and within thirty (30) days after receipt of such statement, Tenant shall pay to Landlord, subject to the terms of Section 4.D and 4.E, above, that portion of Additional Rent that consists of Tenant's Share of Taxes (and, for any partial calendar year after the Lease Commencement Date, Tenant shall be responsible only for remitting to Landlord a pro-rated portion thereof, based on the number of actual days in the calendar year: (1) after the Lease Commencement Date until the end of such year; and (2) prior to the Lease Expiration Date). The termination of this Lease shall not affect the obligations of the Landlord and Tenant pursuant to this Section 4.G to be performed after such termination, but shall be effective only with respect to the period of time that constitutes the Term.

As used in this Lease, the term "Taxes" means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non•governmental assessments and charges under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Property (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income. Notwithstanding the foregoing to the contrary, in no event shall "Taxes" be deemed to include any franchise, margin, estate, inheritance, or income tax. Taxes shall include reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property, but only to the extent actual savings results from such efforts.

H. Payment of Operating Expenses. Prior to January 1 of each year, or as soon thereafter as practicable, during the Term of this Lease, Landlord shall provide Tenant a good faith projection of Operating Expenses for the coming year (including with respect to the Complex Common Areas), and commencing on January 1 of each year, Tenant shall pay monthly, one-twelfth (l/12) of the Tenant's Share with respect to the Operating Expenses of operating the Property that are set forth in Section 4.E.  Landlord shall, within the period of ninety (90) days (or as soon thereafter as possible) after the close of each calendar year, provide Tenant a statement of such year's actual Operating Expenses with respect thereto. Tenant shall pay Landlord within thirty (30) days of statement receipt Tenant's Share of the difference, if any, if the actual Operating Expenses was in excess of the projected Operating Expenses. If the projected Operating Expenses exceeded the actual Operating Expenses, Landlord shall refund Tenant's Share of the excess to Tenant within ten (10) days after such determination is made or, if requested by

Tenant, credit such excess against the next monthly installment(s) of Rent thereafter payable by Tenant.

I. Definition of Operating Expenses. The term "Operating Expenses" as used herein shall mean all reasonable and necessary expenses, costs and disbursements (but not: (x) specific costs billed to specific tenants; or (y) replacement of capital investment items, except as set forth in Section 4.I.vii, below) which Landlord incurs in connection with the ownership, operation, and maintenance of the Property and performance of Landlord's obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, without duplication, including the following costs:

i.	Wages and salaries of the building manager and all employees below the grade of building manager engaged in operating and maintenance or security of the Property, including taxes, insurance and benefits relating thereto.

ii.	All supplies and materials used in operation and maintenance of the Property.

iii.	All utilities including surcharges for the Property, the cost of water, sewer, gas and electricity, if not separately metered to Tenant (but not metered or submetered utilities paid by other tenants).

iv.	All heating, lighting, air conditioning and ventilating of the Property, if not separately metered to Tenant or other tenants.

v.	Cost of all maintenance and service agreements for the Property and the equipment therein, including but not limited to security, landscape, irrigation, IT, trash removal, music, energy management services, window cleaning, elevator maintenance (if applicable) and janitorial service (except with respect to replacements that are capital in nature which shall be calculated and allocated as provided for herein).

vi.	Cost of all insurance relating to the Property, including the cost of casualty and liability insurance applicable to the Property and Landlord's personal property used in connection therewith.

vii.	Cost of repairs, replacements, and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or third parties, alterations attributable solely to tenants of the Property other than Tenant, and replacements that are capital in nature which shall be calculated and allocated as provided for herein).

viii.	The costs of any additional services provided by Landlord in the prudent ownership, service, repair, management, maintenance, and operation of the Property, except as expressly excluded under this Lease.

ix.	The cost of any capital improvements made to the Property after the Lease Commencement Date that, in Landlord's reasonable judgment, reduces other operating expenses such as lighting retrofit and installation of energy management systems but only to the extent these capital expenditures result in a reduction of Operating Expenses, as amortized in accordance with sound real estate accounting principles consistently applied, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Law that have the effect of changing the legal requirements applicable to the Property from those currently in effect, as amortized in accordance with sound real estate accounting principles consistently applied.

x.	Costs incurred for Landlord's general corporate overhead and general administrative expenses in an amount not to exceed $100,000.00 per calendar year in the aggregate.

xi.	Costs associated with managing, repairing, maintaining, insuring or operating any parking structure including the cost of payroll for clerks, attendants and other persons, bookkeeping, parking insurance, parking management fees, tickets, striping and uniforms directly incurred in operating the parking garage in an amount not to exceed $85,000.00 per calendar year in the aggregate, but only if Tenant is permitted to use at least 10 parking spaces in such garage in lieu of the parking spaces referred to in Section 44, below.

Notwithstanding anything contained in this Lease to the contrary, "Operating Expenses" shall not include costs Landlord incurs or is charged for: (1) Taxes; (2) margin tax costs; (3) leasing, advertising, and promotional costs; (4)  any rental and any associated costs, either actual or imputed, for the Landlord's management or leasing office; (5)  relocation or takeover expenses, including, without limitation, lease buy out costs and expenses incurred by Landlord with respect to any space in the Property; (6) real estate brokerage commissions; (7) attorneys' fees, other professional fees, entertainment expenses, listing fees, lease concessions and inducements, and other costs related to cleaning, showing, leasing, or making ready leasable space, demolition, construction, and related costs incurred in connection with the alteration and improvement of leasable space for, or in preparation for, occupancy; (8) any costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating leasable space for tenants or other occupants or in vacant space (including the cost of alterations or improvements to the Premises or to the premises of any other tenant or occupant of the Property), and any cash or other consideration paid by Landlord on account of, with respect to, or in lieu thereof; (9) costs incurred to provide non-building standard goods, services, or other benefits to one or more tenants or occupants of the Premises (other than Tenant) without reimbursement; (10) costs incurred to furnish goods and services to any other tenant or occupant to the extent Tenant would be required to pay or reimburse Landlord as a charge separate from, or in addition to, payment of Operating Expenses under the terms of this Lease; (11) costs incurred to provide goods, services, or other benefits to other tenants or occupants for which: (a) Landlord is entitled to reimbursement as an additional charge or rental over and above base rent (including any escalations); or (b) the other tenant or occupant is obligated to pay to a third-party; (12) costs incurred for Landlord's general corporate overhead and general administrative expenses in excess of $100,000.00 per calendar year in the aggregate; (13) costs incurred for wages, salaries, bonuses and other compensation of any officer, executive, or employee of Landlord above the grade of building manager or property manager or for any off-site employees; (14) costs incurred to pay fees or dues, or to make cash or in•kind contributions, for political, charitable, industry association, or similar organizations; (15) costs associated with owning, managing, and operating the entity constituting Landlord, including, without limitation, all costs incurred for: (i) the entity's tax and financial accounting (but not including the bookkeeping and accounting related to the Property which shall be properly charged as Operating Expenses); (ii) legal services; (iii) prosecuting or defending any claims or lawsuits with any mortgagee (except to the extent Tenant's acts or omissions are in issue); (iv) selling, syndicating, financing, mortgaging, or hypothecating Landlord's interest in the Property; and (v) disputes between Landlord and its employees, building managers, lenders, contractors, tenants, and other occupants (including Tenant, except as provided in Section 39, below); (16) costs incurred to buy or rent furniture and office equipment for Landlord's management, security, engineering, or other offices of Landlord its leasing agents, management personnel associated with the Complex; (17) costs (other than routine maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Property; (18) all compensation paid to clerks, attendants, concierges, or other persons working in or managing commercial concessions operated by Landlord; (19) costs associated with managing, repairing, maintaining, insuring or operating any parking structure including the cost of payroll for clerks, attendants and other persons, bookkeeping, parking insurance, parking management fees, tickets, striping and uniforms directly incurred in operating the parking garage in excess of $85,000.00 per calendar year in the aggregate; (20) costs of installing or, to the extent operational costs exceed those normally incurred for providing general office space, the cost of operating any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club; (21) costs incurred as a result of any breach of any contractual, statutory, tort, or other legal duty by Landlord or its agents to Tenant, to any other tenant, or to any third-party; (22) costs, penalties, and fines incurred by Landlord as a result of the violation by Landlord, or by any other tenant or occupant of the Property, of Applicable Laws, except reasonable and necessary costs incurred in any successful contest of the alleged violation of Applicable Laws; (23) penalties, interest, or similar charges incurred as a result of any late payment by Landlord, including, without limitation, penalties for late payment of taxes, equipment leases, and other amounts owed by Landlord to any third party; (24)   payments to any parent, subsidiary, or affiliate of Landlord for services (other than the management fee), or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies, or materials exceed the cost that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord; (25) contributions to operating expense reserves, tenant improvement reserves, leasing commission reserves, capital improvement reserves, or any other reserve; (26) legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for financings, refinancings, sales, or exchanges of the Property; (27) payments of principal, interest, defeasance charges, or other charges in connection with any loan secured, in whole or in part, by the Building or the Building and payment of rent under any ground lease; (28) depreciation, amortization, payments on any encumbrances on the Building and the cost of capital improvements or additions; (29) costs incurred to remediate mold or encapsulate, remove, or abate asbestos or hazardous substances present at the Property as of the effective date of this Lease; (30) costs incurred to correct or repair defects in the construction or design of the Premises or the Property or the Complex, to replace any defective equipment or building system serving the foregoing; (31) costs of LEED certification and other green programs or initiatives (32) intentionally omitted; (33) any cost, charge, expense, or liability incurred by Landlord prior to, or which accrued prior to, the Effective Date except as expressly itemized on a schedule to this Lease; (34) Costs and expenses of alterations or capital improvements of the Premises, Complex, or the premises of other tenants in the Complex; (35) Costs and expenses associated with the operation of the business of the person or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Property, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except to the extent the actions of Tenant or any other tenant may be in issue), costs of selling or financing any of Landlord's interest in the Property and outside fees paid in connection with disputes with other tenants; (36) Legal fees, space planner's fees, real estate brokers' commissions, leasing commissions paid to others and advertising expenses incurred in connection with the original or future leasing of space in the Property; or (37) any costs paid to Landlord or Landlord's affiliates for management services that are in excess of the market rates for management services of comparable quality rendered by persons or entities of similar skill, competence and experience.

Landlord and Tenant also agree that Operating Expenses will be "net" only and, for this purpose, Operating Expenses will be reduced by the amounts of any reimbursement, recoupment, payment, discount, credit, reduction, allowance or the like received by Landlord, or to which Landlord is, or may be, entitled, in connection with such operations, including, without limitation: (i) the amount of any discount or rebate given to Landlord or any affiliate of Landlord for goods or services included in Operating Expenses ; (ii) reimbursements received for repairs, replacements, general maintenance, or other Operating Expenses under insurance policies, warranties, or other contracts (including tenant leases); and (iii) any revenue from concessions operated by Landlord (e.g., snack bar).

When used in calculating “Operating Expenses” for the Complex Common Areas, references in the definition and exclusion of “Operating Expenses” to “Property” shall be deemed to refer to the “Property and/or the Complex, as applicable”; references to “Landlord” shall be deemed to refer to “Landlord and/or the owner of the Complex (which, as of the Effective Date is TRTF), as applicable”.

J. Examination of Books. Upon reasonable prior notice, Tenant, at its expense, shall have the right during business hours to examine Landlord's books and records relating to Operating Expenses for the Property for a calendar year in question, for a period of one year following the end of said calendar year. In the event Tenant's examination reveals Landlord overstated Tenant's Share in an amount equal to or greater than five percent (5%), Landlord shall pay to Tenant, within thirty (30) days after receipt of an invoice therefor from Tenant, Tenant's costs and expenses incurred in the performance of said audit. Notwithstanding, if Tenant does not audit Landlord's books and records within one year following the end of a calendar year, Tenant's right to audit the Operating Expenses shall lapse and the Operating Expenses shall be deemed final and conclusive for all previous periods, except for the then current year.

K. Survival of Obligation. Tenant's obligation to pay Operating Expenses during the Term of this Lease shall survive following any termination of this Lease, and Landlord's obligation to refund overpayments to Tenant, shall survive until the later of: (1) one year following the end of the calendar year in which the Operating Expenses were paid; and (2) any audit timely commenced under Subsection 4(J), above.

L. Demand; Time. Each of the foregoing amounts of Rent shall be paid to Landlord without demand and without deduction, set-off or counterclaim on the first (1st) day of every month during the Term of this Lease (except for the abatement, if any, in the event that the Outside Deadline is not met pursuant to Section 3A). If Landlord shall at any time or times accept Rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as a waiver of any or all of Landlord's rights hereunder.

M. Payment of Rent and Additional Rent. In addition to and not in limitation of any other rights and remedies which Landlord may have in case of failure by Tenant to pay any sum of Additional Rent when due, such non-payment shall entitle Landlord to the remedies available to it hereunder for non-payment of Rent. All such charges or expenditures shall be paid to Landlord, at the office of the Landlord, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. Any unpaid Basic Rent or Additional Rent shall accrue interest thereon at the rate of fifteen percent (15%) per annum commencing thirty (30) days after the date it is due. Any Basic Rent or Additional Rent not paid within fifteen (15) days of the date it is due shall be subject to a late charge of five percent (5%) of the unpaid amount to cover the administrative costs of the late payment.

N.	RESERVED.

5.	UPKEEP OF PREMISES; UPKEEP OF COMPLEX

Except for any obligation of Landlord with respect to the Premises, Tenant will keep the Premises and fixtures and Tenant's equipment therein in clean and safe condition, will take good care thereof, will suffer no waste or injury thereto, and will at the expiration or other termination of the Term of this Lease, surrender the same broom clean in the same order and condition in which they are on the Lease Commencement Date, ordinary wear and tear, casualty, condemnation, and other unavoidable damage excepted. All injury to the Premises or the Property of which they are a part, caused by moving property of Tenant's into, in or out of said Property and all breakage done by Tenant, or the agents, servants, employees, and visitors of Tenant shall be repaired by Tenant at expense of Tenant. In the event Tenant shall fail to do so, then Landlord shall have the right to make such reasonably necessary repairs, alterations and replacements, structural or otherwise and any charge or cost so reasonably incurred by Landlord shall be paid by Tenant with the right on the part of Landlord to elect in its discretion to regard the same as Additional Rent, in which event, such cost or charge shall become Additional Rent payable with the installment of Rent next becoming due or thereafter falling due under the terms of this Lease.

Landlord shall pay for and make the following repairs as and when reasonably necessary and shall keep all Common Areas and Property (and cause TRTF to keep the Complex Common Area) systems in good order, condition, and repair (subject to the right to charge any tenants of the Property for any portion of same that are Operating Expenses defined above): (1) structural repairs to the Premises and Common Areas; and (2) repairs required in order to provide any services to be furnished by Landlord pursuant to this Lease (including with respect to the Common Areas); and (3) repairs to the windows and roof of the Premises. If a repair which is Landlord's responsibility is necessitated by an act or omission of Tenant or its agents, Landlord shall make the repair, and Tenant shall reimburse Landlord promptly for the cost of the repair. Tenant shall promptly notify Landlord of any condition needing repair which is Landlord's responsibility under this Section and to which Tenant has actual knowledge. Tenant, at its sole cost and expense, shall maintain in good order, condition and repair, all portions of the Premises not specifically designated as Landlord's duty in this paragraph, including but not limited to the HVAC, plumbing, wiring, glazing, interior doors, floors, ceilings, interior walls and the interior surface of exterior walls, fixtures, lighting, fire protection and alarm systems, equipment and signs. Provided that such activities are Operating Expenses within the terms and conditions of this Lease, Tenant shall reimburse Landlord for the foregoing as part of Tenant's payments of Additional Rent, subject to the terms thereof.

6.	MECHANIC'S LIENS

If any mechanic's or materialmen's lien is filed against the Premises, the Property and/or the land for work claimed to have been done for, or materials claimed to have been furnished to Tenant or its subtenants (except for work performed by or at the request of Landlord in furtherance of Landlord's obligations under this Lease), such lien shall be discharged by Tenant within thirty (30) days after the Tenant receives written notice of such lien, at Tenant's sole cost and expense by the payment thereof or by filing any bond required by Applicable Law. If Tenant shall fail to discharge any such mechanic's or materialmen's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the monthly installment of Rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. It is further understood and agreed that in the event Landlord shall give its written consent to Tenant's making any such Alterations (as defined below) pursuant to Section 7 below, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Property or the land to any mechanic's or materialmen's liens which may be filed in respect of any such Alterations made by or on behalf of Tenant.

7.	TENANT ALTERATIONS

A. Alterations. Landlord shall construct all of the Lease Improvements and Tenant Improvements, as defined in Exhibit "C". Landlord shall pay an amount not to exceed $6,529,482.00 (the “Landlord Cap”) in connection with the construction of the Tenant Improvements. If the cost of the Tenant Improvements exceeds the Landlord Cap, an amount equal to any excess shall be paid to the Landlord as Additional Rent 15 days following Substantial Completion. The Lease Improvements and Tenant Improvements shall be performed by Landlord in accordance with Exhibit "C" attached hereto. Tenant will not make or permit anyone to make any material alterations, decorations, additions or improvements, structural or otherwise, in or to the Premises or the Property, without the prior written consent of Landlord (''Alterations''), which shall not be unreasonably withheld, delayed, denied, or conditioned; provided, however, that any such proposed Alterations are in accordance with an approved Part B and Part 2 from the THC and NPS, respectively, and would not otherwise prevent availability of federal or state Historic Tax Credits or cause recapture of federal Historic Tax Credits. All of such Alterations must conform to all applicable rules and regulations established from time to time by the Underwriters' Association of the local area and conform to all applicable requirements of the Federal, state and local governments, including any requirements or approvals set forth in Section 50 of this Lease. When granting its consent, Landlord may impose any conditions it deems reasonably appropriate, including, without limitation, approval of plans and specifications, selection of contractor and obtaining of specified insurance, provided the foregoing conditions are reasonable in nature.

B. Property of Landlord. All alterations, installations, changes, replacements, attached equipment, laboratory casework, built-in cabinet work sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods, additions to, or improvements in, including wall-to-wall carpet, upon the Premises shall, at the election of the Landlord (which election Landlord shall deliver in writing to Tenant at least 120 days prior to the expiration of the Term; and, if Landlord does not timely deliver such election to Tenant, Landlord will be deemed to have elected to waive its rights to designate property to be retained under this Section 7.B), remain upon the Premises, become property of the Landlord, and be surrendered with the Premises at the expiration or termination of this Lease or upon expiration of any renewal period hereof without disturbance, molestation or injury; provided, however, that if Tenant is not then in default in the performance of any of its obligations under this Lease, Tenant shall have the right (but not the obligation) to remove, during the 90-day period prior to the Lease Expiration Date, any of the foregoing items which Landlord does not wish to retain (or which Landlord is deemed to have waived its right to retain), together with all of Tenant's movable furniture, movable furnishings, or movable equipment, or trade fixtures purchased by Tenant at its sole cost and expense and within the Premises, at the expense of Tenant. If Tenant elects to so remove any such items from the Premises, Tenant agrees to repair all material damage to the Premises and the fixtures, appurtenances and equipment of the Landlord therein, and to the Property caused by the Tenant's removal of its furniture, fixtures, equipment, machinery and the like and the removal of any improvements or alterations. Should the Tenant fail to repair all the above referred to damage, then, and in such event, the Landlord may repair the said damage at the Tenant's expense and the Tenant hereby agrees to reimburse the Landlord for such expense within 10 business days follow receipt of demand therefor.

Notwithstanding anything contained in this Lease to the contrary, Tenant shall have the exclusive use of the furniture, fixtures and equipment (“FF&E”) located on the Premises; the FF&E shall not be removed or used in another location (but may be removed by Tenant from the Premises in the same manner as other property which Tenant is entitled to remove under this Section 7.B during the final 90 days of the Term).

C. Indemnification. Tenant will indemnify and hold Landlord, Landlord's mortgagees, and their respective employees, agents, tenants, invitees, licensees, affiliates, partners, members, shareholders, and principals (each a "Landlord Indemnified Party" and collectively, the "Landlord Indemnified Parties' harmless from and against any and all losses, liability, expenses, liens, claims or damages (each, a "Loss") to person or property which occur during the Term of this Lease as a direct result of Tenant's alterations, decorations, additions or improvements, including without limitation, the Tenant Improvements or any Alteration, except to the extent any such Loss is caused by Landlord's breach of its maintenance obligations under Section 5 of this Lease or Landlord's willful misconduct. If any such alteration, decoration, addition or improvement is made without the prior written consent of Landlord and such Alteration is not permitted under this Lease, Landlord may correct or remove the same, and Tenant shall be liable for any and all reasonable expenses incurred by Landlord in the performance of this work.

8.	SERVICES

Landlord shall furnish to Tenant during the Term of the Lease hot and cold water, electric current adequate for Tenant's proposed use of the Premises, and sanitary sewer services at those points of supply up to the demarcation of the Premises as set forth on Plans and Specifications (as hereinafter defined). Notwithstanding the foregoing, Landlord shall not be liable for failure to furnish or for suspension or delay in furnishing any of such services under this Section 8 caused by breakdown that is outside of Landlord's reasonable control, maintenance or repair work (to the extent outside of Landlord's reasonable control) or strike, riot, civil commotion, natural disaster, or pandemic. If, however, Tenant is prevented from using, and does not use, the Premises or access thereto because of the unavailability of any such service for a period of three (3) consecutive business days and such unavailability was within Landlord's reasonable control, then Tenant shall, as its exclusive remedy be entitled to abatement of Basic Rent and Additional Rent for each day that Tenant is so prevented from using or accessing the Premises. Tenant shall be responsible for obtaining its own separately metered electricity, telephone, internet, and other desired services.

9.	INSPECTION

Tenant will permit Landlord, or its agents or other representatives to enter the

Premises with three (3) days written notice to Tenant except in the case of an emergency when Landlord may enter without notice and without charge therefor to Landlord and without diminution of the Rent payable by Tenant to examine, inspect and protect the Premises and the Property and to make such alterations and/or repairs as in the judgment of the Landlord may be deemed reasonably necessary, or to exhibit the same to prospective tenants or purchasers during the Term of this Lease. Written notice shall include the names, employer, and purpose of the entry. Landlord acknowledges that the Premises must comply with various federal security requirements and that Tenant may prescribe additional requirements to comply with federal laws and maintain the integrity of the laboratory and other facilities within the Premises; Landlord shall comply with the foregoing at Tenant's expense prior to entering the Premises.

10.	DAMAGE TO THE PREMISES OR COMPLEX

If a portion of the Premises or Property shall be damaged by fire or other cause (a "Casualty"), Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice'') of the time needed to repair the damage caused by such Casualty use best efforts to repair such damage at the expense of the Landlord.

A. Tenant's Rights. If the Premises or the Property are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord reasonably estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 10.C below cannot be repaired within 270 days after the commencement of repairs (the "Repair Period''), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

B. Landlord's Rights. If a Casualty occurs and (1) Landlord estimates that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage, the damage is not fully covered by Landlord's insurance policies or Landlord makes a good faith determination, after considering the availability of insurance proceeds, that restoring the damage would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord's mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

C. Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, except for the Landlord Work, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant's sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Complex, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease); for the avoidance of doubt, notwithstanding anything contained herein to the contrary, Tenant shall be entitled to the full proceeds of the insurance policies that Tenant maintains under Section 11.D, below.

D. Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of a. completion of Landlord's repairs, b. the date upon which completion of Landlord's repairs would have occurred but for delays caused by Tenant Parties, or c. the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement. In the event that damage to the Premises or to the Property is caused by the negligence or willful misconduct of Tenant or its agents, employees or invitees, any cost or expense reasonably incurred by Landlord to repair or restore the Premises or the Property which is not covered by insurance shall be paid by Tenant, in which event such cost and expense shall become Additional Rent payable with the installment of Rent next becoming due under the Terms of this Lease.

11.	INSURANCE

A. Insurance Rating. Except as permitted in Section 2 or 13A, Tenant will not conduct or permit to be conducted, any activity, or place any equipment, material, chemical, fluid or substance outside of the Premises which will in any way increase the rate of fire insurance or other insurance on the Property (unless the rate of fire insurance increases only with respect to the Premises and Tenant satisfies such increased premium); if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises that is not permitted under this Lease (and the increase in the premium for such policy is not paid by Tenant under its policy), such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment and as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand and any such sum shall be considered Additional Rent payable hereunder.

B. General Requirements. In all insurance policies carried by Tenant pursuant to the requirements of this Lease, Tenant shall name Landlord and Landlord's management agent, if any, as an additional insured, as their interests may appear, and shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has waived his right of action against any party prior to the occurrence of a loss. Each policy shall contain an endorsement that will prohibit its cancellation prior to the expiration of thirty (30) days after notice of such proposed cancellation to Landlord. All such insurance policies shall be written as primary and non-contributory. Tenant shall provide Landlord with Certificates of Insurance evidencing the coverages required under this Lease prior to the occupancy and at least annually thereafter. Each policy shall be with a company or companies licensed to do business in the State of Texas and approved by Landlord and having a Best Rating of at least "A:VIII". Tenant shall promptly notify Landlord of the cancellation of any insurance required to be carried by Tenant hereunder. If Tenant fails to maintain any insurance required by this Section 11, Landlord may obtain such insurance, and any premium paid by Landlord shall be immediately payable by Tenant to Landlord as Additional Rent. Tenant shall require any permitted sublessee or assignee of the Premises pursuant to this Lease to comply with the requirements of this Section 11.

C. Liability Insurance. Throughout the term, Tenant shall carry commercial general liability insurance, including contractual liability, public liability and property injury, and products and completed operations liability, with limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate for Tenant's activities in the Premises, in a form providing occurrence basis coverage, in a form providing occurrence basis coverage. Tenant shall provide an Additional Insured endorsement naming the Landlord as additional insured as well as a waiver of subrogation of the insurance policy in favor of the Landlord.

D. Other Insurance. Tenant shall carry an all-risk policy of insurance covering any insurable interest that Tenant may have in the Premises or in any equipment serving the Premises, Tenant's leasehold improvements, trade fixtures, equipment and personal property kept at the Premises or elsewhere in the Property, in an amount not less than the full replacement cost of such items. Tenant shall carry an umbrella insurance policy with limits of at least Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate. Tenant shall obtain and maintain Worker's Compensation insurance and Employer's Liability coverage to cover obligations imposed by federal and state law covering all of Tenant's employees, including statutory benefits outlined in the Texas Workers' Compensation Act and minimum policy limits for Employer's Liability of at least Two Hundred Fifty Thousand Dollars ($250,000) bodily injury per accident, Five Hundred Thousand Dollars ($500,000) bodily injury disease policy limit and Two Hundred Fifty Thousand Dollars ($250,000) per disease per employee.

E. Waiver of Subrogation. The Landlord and the Tenant each hereby waives its right of recovery against the other and each releases the other from any claim arising out of loss, damage or destruction to the Property, Premises, or contents thereon or therein, to the extent its property is covered by a policy of insurance, whether or not such loss, damage or destruction may be attributable to the negligence of either party or its respective agent, visitor, contractor, servant or employee. Each policy shall include a waiver of the insurer's rights of subrogation against the party hereto who is not the insured under said policy.

F.	Landlord's Insurance.

i.	Property Insurance. From and after the date of this Lease, Landlord will carry a policy or policies of all risk extended coverage insurance covering the Property (excluding property required to be insured by Tenant) endorsed to provide replacement cost coverage and providing protection against perils included within the standard Texas form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine, in its commercially reasonable discretion.

ii.	Commercial General Liability Insurance. Landlord will carry Commercial General Liability policy or policies covering the Property against claims for personal or bodily injury, or death, or property damage resulting from the negligence of the Landlord or property manager or their agents, occurring upon, in or about the Property to afford protection to the limit of not less than $2,000,000 per occurrence, and $2,000,000 annual aggregate or such limits and umbrella coverage as Landlord my determine in its commercially reasonable discretion. This insurance coverage shall extend to any liability of Landlord arising out of this Lease.

iii.	Other Requirements. Any insurance provided for in this Section 11.F may be effected by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section 11.F are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord.

12.	CONDEMNATION

If all or a substantial part of the Premises (or use or occupancy of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), then the Term of this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and the Rent shall be abated on the date when such title vests in such governmental or quasi-governmental authority. If less than a substantial part of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), Tenant may terminate this Lease only if, in its commercially reasonable opinion, its use of the Premises will be materially adversely affected by such taking. If this Lease does not terminate pursuant to the terms of this Section 12, the Rent shall be equitably adjusted (on the basis of the number of square feet of the Premises (and, as applicable, in the Property) subject to the Lease before and after such event) on the date when title vests in such governmental or quasi-governmental authority and the Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) and hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as damage as a result of any governmental or quasi-governmental taking or condemnation (or sale under threat of such taking or condemnation) for the value of any expired or unexpired Term of the Lease except for the cost of the portion of the Tenant Improvements made by and paid for by Tenant (it being understood and agreed that the portion of Tenant Improvements paid for by Tenant, for the purpose of allocating condemnation proceeds hereunder, shall not include the portion paid for by Landlord as part of the "Landlord Cap" if such has been paid by Landlord to Tenant), together with any payments made by Tenant to Landlord in connection with any modular structures placed on the Premises. Tenant may, if allowed by statute, also seek such awards or damages for moving expenses, loss of profits (provided that, with respect to recovery of loss of profits, that Landlord's recovery is not diminished thereby) and fixtures and other equipment installed by it which do not, under the Terms of this Lease, become the property of the Landlord at the termination hereof. Such awards or damages must be made by a condemnation court or other authority and must be separate and distinct from award to Landlord and shall not diminish any award of the Landlord. For purposes of this Section 12, a substantial part of the Premises shall be considered to have been taken if more than fifty percent (50%) of the Premises are unusable by Tenant as a direct result of such taking.

13.	HAZARDOUS MATERIALS

Tenant shall not cause or knowingly permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises or the Complex in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees (collectively, "Tenant Parties"). Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnified Parties harmless from and against any and all losses, liability, claims, damages, expenses and causes of action ("Claims'') that are a direct result of the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof, or any adjacent property, to the extent caused by Tenant Parties. This indemnification by Tenant includes reasonable costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental or quasi-governmental authority because of the foregoing breach by Tenant which caused Hazardous Materials to be present in the air, soil or groundwater above, on or under or about the Property in a manner that violates Applicable Laws and which was above levels that were present prior to the Effective Date hereof. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof, or any adjacent property, which is caused or knowingly permitted by Tenant results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are reasonably necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination (or, if such mitigation is not practicable, then to such level as is in compliance with Applicable Laws); provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold.

A. Landlord acknowledges that it is not the intent of this Section to prohibit Tenant from operating its business for the use permitted by Section 2. Tenant may operate its business according to the custom of Tenant's industry, which includes the operation of a BSL-2 laboratory, so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, attached Exhibit "E" illustrates the substances the Tenant intends to have in the space during the term of the lease. Tenant agrees (a) this list identifying each type of Hazardous Material is to be present at the Premises that is subject to regulations under any environmental Applicable Laws, and may be updated periodically by Tenant; (b) a list of any and all approvals or permits from governmental or quasi-governmental authorities required in connection with the presence of such Hazardous Material shall be kept at or be made accessible from the Premises, and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent

Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental or quasi-governmental authorities for any storage tanks installed in, on, under or above the Property for the closure of any such storage tanks (collectively, "Hazardous Materials Documents") shall be provided to Landlord by Tenant pursuant to the following sentence. Tenant shall deliver to Landlord updated Hazardous Materials Documents (a) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment anywhere at the Property, (b) if there are any changes to the Hazardous Materials Documents, annually thereafter no later than December 31st of each year, and (c) thirty (30) days prior to the initiation by Tenant of any Alterations or changes in Tenant's business that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (i) the chemical names, (ii) the material state (e.g., solid, liquid, gas or cryogen), (ii) the concentration, (iv) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (v) the use amount and use condition (e.g., open use or closed use), (vi) the location (e.g., room number or other identification) and (vii) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord's expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

B. Notwithstanding the provisions of this Section 13, if (a) Tenant or any proposed transferee, assignee, or sublessee of Tenant has been required by any prior landlord, lender, mortgagee, or governmental or quasi-governmental authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party's action or omission or use of the property in question, or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any governmental or quasi-governmental authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord's sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment, or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

C. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right, at Landlord's sole cost and expense, to conduct appropriate tests of the Property or any portion thereof, including without limitation the Premises, to investigate whether Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant's employees, agents, contractors or invitees. Notwithstanding the preceding sentence to the contrary, Tenant shall pay all reasonable cost of such test if such test reveals that Hazardous Materials exists at the Property in violation of this Lease.

D. During the Term, Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises of which Tenant obtains actual knowledge.

E. Tenant's indemnification obligations under this Section shall survive the expiration or earlier termination of the lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 16 below.

F.	As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste that is or becomes regulated by any governmental or quasi-governmental authority.

14.	SURRENDER

A. At least ten (10) days prior to Tenant's surrender of possession of anypart of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party reasonably acceptable to Landlord, (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (c) proof that the Premises have been decommissioned in accordance with American National Standards Institute ("ANSI" Publication Z9.11- 2008 (entitled "Laboratory Decommissioning") or any successor standard published by ANSI or any successor organization (or, if ANSI and it successors no longer exit, a similar entity publishing similar standards). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions (including without limitation, Hazardous Materials) set forth in the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease.

B. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing byLandlord.

C. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord's fee title or leasehold interest in the Premises or the Property, unless Landlord consents in writing, which shall not be unreasonably withheld, delayed, denied, or conditioned, and shall, at Landlord's option, operate as an assignment to Landlord of any or all subleases. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Complex, or a mutual cancellation thereof or of Landlord's interest therein by Landlord and its lessor shall not effect a merger with Landlord's fee title or leasehold interest in the Premises or the Property.

15.	DEFAULT OF TENANT

A. Events of Default. If Tenant shall (i) fail to pay any monthly installment of Rent (as required by Section 4 or any other provision of this Lease) as and when due or shall fail to timely make any other payment required by the terms and provisions hereof and such failure shall continue for a period of ten (10) days after Tenant receives written notice thereof from Landlord (provided that Landlord shall not be required to provide written notice thereof more than twice in any rolling 12 -month period) or, if Landlord is not required to give such notice because it has already done so in a particular rolling 12-month period, and such failure continues for a period of ten (10) days after the due date thereof; (ii) violate or fail to perform any of the other terms, conditions, covenants or agreements herein made by Tenant (or in the Work Letter) and such other violation or failure shall continue for a period of ten (10) days after written notice thereof to Tenant by Landlord (or if such obligation is not reasonably capable of being performed within such 10-day period, if Tenant fails to commence the cure thereof and diligently pursue such cure); (iii) intentionally deleted; or (iv) make or consent to an assignment for the benefit of creditors or a common law composition of creditors, or a receiver of Tenant's assets is appointed, or Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and not discharged by Tenant within one hundred twenty (120) days, or Tenant is adjudicated a bankrupt, then in any of the foregoing events (each, an "Event of Default") Landlord shall be entitled to elect from the following remedies:

i.	Landlord may terminate this Lease by giving Tenant written notice thereof, in which event this Lease and the leasehold estate hereby created and all interest of Tenant and all parties claiming by, through or under Tenant shall automatically terminate upon the effective date of such notice. If Landlord elects to so terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all Rent and any other sums accrued up to the time of termination or the date on which Tenant actually vacates the Premises, whichever is later.

Should Landlord terminate this Lease due to an Event of Default, Landlord may elect, as its sole remedy: (i) to accelerate the Basic Rent due hereunder to the end of the Term hereof, discounted to present value at a per annum rate equal to eight percent (8%), minus the then• present fair rental value of the Premises for such period, similarly discounted; (ii) to recover possession of the Premises, by force, summary proceedings, or otherwise or (iii) to relet the Premises for such Rent and upon such terms as are not unreasonable under the circumstances and, Tenant shall be liable for all direct, out of pocket damages sustained by Landlord, including, without limitation, deficiency (if any) in Basic Rent between what Tenant was obligated to pay as Basic Rent under this Lease and the basic rent actually collected by Landlord, reasonable attorneys' fees incurred by Landlord against Tenant, brokerage fees, and expenses of removing Alterations that were not approved by Landlord and reasonable expenses of placing the Premises in rentable condition that comparable with that which existed on the Effective Date.

ii.	Landlord may terminate Tenant's right to possession of the Premises and enjoyment of the rent, issues and profits therefrom without terminating this Lease or the leasehold estate created hereby, re-enter and take possession of the Premises and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or existing breaches hereof, and lease, manage and operate the Premises and collect the rents, issues and profits therefrom all for the account of Tenant, and credit to the satisfaction of Tenant's obligations hereunder the net rental thus received (after deducting therefrom all reasonable costs and expenses of repossessing, leasing, managing and operating the Premises). Tenant shall continue to remain liable to Landlord for all obligations under this Lease, including without limitation, the Rent (subject to any offset for reletting). If the net rental so received by Landlord exceeds the amounts necessary to satisfy all of Tenant's obligations under this Lease, nevertheless Landlord shall retain such excess. If Landlord elects to proceed under this Section, it may at any time thereafter elect to terminate this Lease as provided in Section 15Ai. Any damage or loss of Rent sustained by Landlord may be recovered by Landlord at the time of an Event of Default, or at Landlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord's option, may be deferred until the expiration of the Term of this Lease, in which event Tenant hereby agrees that the cause of action shall not be deemed to have occurred until the date of expiration of said Term. Landlord shall use commercially reasonable efforts to mitigate its damages resulting from an Event of Default. However, provided that Landlord uses commercially reasonable efforts to relet the Premises, in no event shall Landlord be liable for failure to so lease, manage or operate the Premises or collect the rentals due under any subleases and any such failure shall not reduce Tenant's liability hereunder.

B. Waiver. If, under the provisions hereof, Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord's rights hereunder, except to the extent covered by such settlement. No waiver by Landlord of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or letter accompanying a check for payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance or a surrender of the Lease.

C. Right of Landlord to Cure Tenant's Default. Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if made or done by Landlord, with interest thereon at the rate of five percent (5%) per annum from the date paid by Landlord to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such Event of Default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled unless and until Tenant so performs such obligation.

D. Tenant Remedies Upon Landlord's Default. If Landlord fails to perform any of its obligations under this Lease, and such failure continues for a period of thirty (30) days after written notice thereof to Landlord by Tenant (or if such obligation, but only if non-monetary in nature, is not reasonably capable of being performed within such 30-day period, if Landlord fails to commence the cure thereof and diligently pursue such cure), Tenant may, in its sole discretion, as its sole and exclusive remedy, either: (1) cure such failure and receive a credit toward future Rent for the cost incurred by Tenant to cure such failure; or (2) terminate this Lease, upon which termination neither Landlord nor Tenant will have any further obligations of any kind to each other under this Lease.

16.	HOLDOVER

In the event that Tenant does not immediately surrender the Premises on the date of expiration of the Term hereof, Tenant shall, by virtue of the provisions hereof, become a month to month tenant at one hundred fifty percent (150%) the monthly Rent (including all Additional Rent) in effect during the last month of the Term of this Lease, which said monthly tenancy shall commence with the first day next after the expiration of the Term of this Lease. Tenant, a month to month tenant, shall be subject to all of the terms, conditions, covenants and agreements of this Lease. Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty

(30) days written notice to quit the Premises, unless and Event of Default has occurred and is continuing, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days' notice to quit being hereby expressly waived.

17.	NOTICES

Any notice, request, communication or demand under this Lease shall be in writing and shall be considered properly delivered only when received or when first refused by the addressee, if such notice is transmitted to the recipient's address as hereinafter provided, and such transmittal is given or served

(i) personally, (ii) by reputable overnight courier service (such as FedEx or UPS) or (iii) by registered or certified mail (return receipt requested) deposited in the United States general or branch post office. Any notice, request, communication or demand by the Tenant to the Landlord shall be addressed to the Landlord at:

1305 E. Houston Street San Antonio, Texas 78205

Attn: Daniel Koehl, Chief Financial Officer; dkoehl@kslawllp.com

With copy to William D. Sutherland, dsutherland@kslawllp,com, President, TransPecos Development Corp.

until otherwise directed in writing by the Landlord and, if requested in writing by the Landlord, given or served simultaneously to the Landlord's mortgagee at the address specified in such request. Any notice, request, communication or demand by the Landlord to the Tenant shall be addressed to the Tenant at:

1305 E. Houston St., Scorpion Biological Services, Inc.

San Antonio, Texas 78205 Attn: David Halverson, President

until otherwise directed in writing by the Tenant. Rejection or other refusal to accept a notice, request, communication or demand or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, communication or demand sent.

18.	ASSIGNMENT AND SUBLETTING

A. Landlord's Consent Requirement. Tenant will not assign, transfer, mortgage, or otherwise encumber this Lease or sublet or rent the Premises (or permit the occupancy or use thereof by a person other than Tenant, its employees, licensees, invitees, or affiliates), or any part thereof, without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld, denied, delayed, or conditioned. Tenant shall give Landlord written notice of Tenant's desire to assign or sublet the Premises. Within thirty (30) days following such request, Landlord shall either consent to such request on such terms and conditions as Landlord may reasonably require or provide written comments regarding its rejection of same. If Tenant requests Landlord's consent to an assignment or sublet of all or any portion of the Premises, Tenant shall reimburse Landlord for reasonable legal fees and expenses, and costs incurred in connection with the preparation and review of the documents to effectuate the assignment or sublet (and Tenant shall be responsible for such legal fees and expenses even if Landlord rejects such proposed assignment or sublet, if such rejection is in accordance with the terms of this Lease). The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any such assignee, subtenant or occupant constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease, nor shall any such assignment or subletting be construed to relieve Tenant from obtaining the consent in writing of Landlord to any further assignment or subletting. If an Event of Default has occurred and is continuing, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord. If the rent agreed upon between Tenant and its proposed subtenant under any permitted subletting (other than to a Tenant Affiliate) is greater than the sum of the Basic Rent then payable by Tenant under this Lease for the portion of the Premises that is subject to such permitted subletting, then the excess shall be paid to Landlord as Additional Rent when received by Tenant in the same manner that Tenant pays Basic Rent under this Lease. In addition, any lump sum payment to Tenant in connection with any permitted assignment or subletting (other than to a Tenant Affiliate) shall be paid by Tenant to Landlord as Additional Rent.

B. Intra-Tenant Transfer. Notwithstanding the provision of Section 18.A, above, Tenant may assign this Lease or sublet the Premises or any portion thereof, with Landlord's reasonable consent, to any limited liability company, partnership, corporation or entity owned or controlled by Tenant or owned or controlled by any entity owning one hundred percent (100%) of ownership interests in Tenant (a "Tenant Affiliate''), provided that (i) the Tenant Affiliate has the same or better financial position as the Tenant on the Lease Commencement Date; (ii) there is no change in the permitted use of the

Premises; and (iii) Tenant remains fully liable for the obligations of the Tenant under this Lease and that regardless of Tenant remaining liable under the Lease in the event of an assignment, such entity assumes jointly and severally the obligations of Tenant hereunder. Tenant shall immediately notify Landlord of any such assignment or subletting under the terms of this Section 18.B. Unless permitted under the terms of this Section 18.B., any sale of ownership interests in Tenant shall be deemed a transfer of this Lease subject to the terms of Section 18.A. above.

19.	QUIET ENJOYMENT

Landlord covenants that it has the right to make this Lease for the Term aforesaid, and that if Tenant shall pay the Rent and perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation, disturbance, or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease.

20.	SUBORDINATION

Subject to the delivery of an SNDA (as hereinafter defined), this Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust which may now or hereafter affect such leases or the real property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, Tenant shall execute promptly any certificate that the Landlord, or the holder of such deed of trust, may reasonably request, provided that such certificate contains commercially reasonable non- disturbance and attornment provisions. Notwithstanding the foregoing, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect, and the Tenant hereby attorns to the party secured by such deed of trust or the purchaser under any such foreclosure sale, which attornment is self-operative and requires no further instrument or agreement. Tenant covenants and agrees that, notwithstanding the self-operative nature of the attornment contained herein, Tenant will, at the written request of the party secured by any such deed of trust, execute, acknowledge and deliver any commercially reasonable instrument that has for its purpose and effect the confirmation of the subordination, non- disturbance, and attornment provisions contained herein (the "SNDA").

21.	RULES AND REGULATIONS

Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall at all times abide by and observe the rules and regulations attached hereto as Exhibit "D". In addition, Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall abide by and observe such other rules or regulations as may be reasonably promulgated from time to time by Landlord for the Property (provided that such updated rules and regulations apply consistently to all tenants, licensees, and invitees of the Property), with a copy transmitted to Tenant at least 10 business days prior to the effective date of thereof; provided, however, that the same are not inconsistent with the provisions of this Lease and do not impose an unreasonable economic burden on Tenant. Landlord agrees to use commercially reasonable efforts to enforce the rules and regulations of the complex fairly. If there is any inconsistency between this Lease and the rules and regulations as set forth in Exhibit "D", as may be updated from time to time, this Lease shall govern. The Landlord may, upon request by any tenant, waive the compliance by such Tenant of any of the rules and regulations provided that (i) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve such Tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the following rules and regulations unless such other tenant has received a similar waiver in writing from Landlord.

22.	ESTOPPEL CERTIFICATE

Tenant agrees, at any time and from time to time, upon not less than fifteen (15) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modification), (ii) stating the Basic Rent, and the dates to which the Rent and any other charges hereunder have been paid by Tenant, (iii) stating to the actual knowledge of Tenant, whether Landlord and Tenant are in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which Tenant may have actual knowledge, (iv) stating the address to which notices to Tenant should be sent, (v) stating the Term of the Lease, the area encompassed by it, and the Lease Commencement Date; (vi) stating that Tenant has not prepaid any Rent under the Lease; and (vii) stating that Tenant has accepted the Premises in its "as is" condition, is in possession of the Premises and that all improvements have been made to the Premises as required by the Lease (or, providing details to the extent the foregoing in (vii) are not correct). Any such statement delivered pursuant hereto may be relied upon by the party so named in such certificate, provided that such party is an owner of the Property, a prospective purchaser of the Property, a mortgagee or prospective mortgagee of the Complex or of Landlord's interest in either, or any prospective assignee of any such mortgagee.

23.	REPRESENTATIONS BY LANDLORD

To induce Tenant to enter into this Lease and in consideration thereof, Landlord hereby makes the following representations: (a) the Lease Improvements Construction Contract (as defined on Exhibit C) is in full force and effect, has not been amended except as set forth on Schedule 1.1. to Exhibit C, attached hereto, and Landlord is not aware of any default of Landlord, nor General Contractor (as defined therein), of their obligations thereunder, nor is Landlord aware of any event which has occurred , that with notice and/or the passage of time, would constitute a default thereunder; (b) Landlord is not aware of any violations issued by, or orders or notices of violations of, any public or quasi-public authorities pertaining to the Complex; (c) Landlord has provided Tenant with a copy of the Environmental Site Assessment Report prepared by Epperson Environmental Group dated April 15, 2014 and the Limited Phase II Environmental Site Assessment prepared by PSI dated January 1, 2014 (“Environmental Reports”), pertaining to the Complex; Landlord is not aware of and has no other environmental assessments, reports or testing in its possession or reasonable control pertaining to the Complex other than the Environmental Reports and information referenced therein; (d) intentionally omitted; (e) Landlord holds fee title to the Property free and clear of all liens; (f) Landlord is not aware of any restrictive covenants, encumbrances, exclusive use provisions in other tenants' leases or other agreements, Laws, or matters of record which will prevent Tenant from occupying the Premises for the purposes herein provided or adversely affect Tenant's use of the Premises, or which prevent the full use of the parking areas as herein set forth or otherwise prevent the Property from being developed and operated in accordance with the general layout; (g) neither the execution of nor the performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound; (h) provided that Tenant is not in violation of this Lease beyond any applicable cure period, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the full term hereby granted, free from molestation, eviction or disturbance by Landlord or by any other person or entity, and Landlord hereby represents that it has the right to make the Lease for the full Term, including any extension thereof; (i)intentionally omitted; (j) it is not necessary for any other person or entity to execute this Lease to make it binding on Landlord other than the party who has signed this Lease; (k) Landlord has no knowledge that there are any condemnation proceedings or eminent domain proceedings of any kind pending, or contemplated with respect to the Property; and (m)intentionally omitted. In the event of a breach by Landlord of any of the foregoing provisions, and such breach shall continue for a period of thirty (30) days after written notice thereof from Tenant (or if such breach is not reasonably capable of being cured within such thirty (30) days period, if Landlord fails to commence the cure thereof within such 30 day period and thereafter diligently pursue such cure) Tenant may as its sole and exclusive remedy, either: (1) cure such failure and receive a credit toward future Basic Rent for the cost incurred by Tenant to cure such failure; or (2) terminate this Lease, upon which termination neither Landlord nor Tenant will have any further obligations of any kind to each other under this Lease.

Tenant agrees and acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Property except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth or in a separate writing executed on or after the Effective Date by Landlord and Tenant. As used in this paragraph 24, the references to the "knowledge" or "awareness" of Landlord shall refer only to the current actual knowledge or awareness of Rick Hernandez, who is the officer of Texas Research and Technology Foundation with direct responsibility for the operation of the Complex, and Daniel Koehl, after December 9, 2022, who is the officer of Landlord with direct responsibility for operation of the Property, shall not be construed, by imputation or otherwise, to refer to the knowledge of Landlord or any affiliate of Landlord, to any property manager, or to any other officer, agent, manager, director, member, representative or employee of Landlord or any affiliate thereof (collectively, "Landlord's Representatives") or to impose any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. In no event shall Landlord's Representatives have any personal liability to Tenant for the breach or inaccuracy of any representation or warranty or for the non-performance of any covenant contained in this Lease.

24.	CONDITION OFPREMISES

Except as set forth in this Lease and except to the extent that Landlord is obligated to construct the Lease Improvements and Tenant Improvements, by taking possession of the Premises, Tenant shall be deemed to have agreed that (a) it had an opportunity to inspect the Premises; (b) it accepts the Premises "AS IS" and "WITH ALL FAULTS;" and (c) Landlord does not make and Tenant does not rely on any representation or warranty of any kind, expressed or implied, with respect to the condition of the Premises; and (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD HEREBY DISCLAIMS AND TENANT WAIVES THE BENEFIT OF, ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF HABITABILITY AND FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE.

25.	TENANT'S FURNISHINGS/EQUIPMENT

A. Furnishings. Landlord shall have the right to approve the weight and position of equipment or fixtures in the Premises, which shall not be unreasonably withheld, delayed, denied, or conditioned. Any and all damage or injury to the Premises or the Complex caused by moving the property of Tenant into, or out of the Premises, or due to the same being on the Premises, shall be repaired by, and at the sole cost of Tenant. No furniture, equipment or other bulky matter of any description will be received into the Complex or moved within the Complex except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Complex. All moving of furniture, equipment and other materials shall be under the control and supervision of Landlord who shall, however, not be responsible for any damage to or charges for moving the same.

B. Equipment. Tenant will be permitted to utilize such equipment as reasonably necessary in connection with its use of the Premises, as set forth in Section 2, above. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Complex or to any space therein to such a degree as to be reasonably objectionable to Landlord or to any tenant shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to reasonably mitigate such noise and vibration.

26.	GENDER AND NUMBER

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

27.	CAPTIONS

The captions in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

28.	BROKER

Landlord is being represented by CBRE as its realtor and broker and shall pay CBRE per a separate agreement. Tenant is not represented by a realtor or broker. Each party hereby agrees to indemnify and hold the other party harmless of and from any and all losses, costs, damages or expenses (including, without limitation, all attorneys' fees, court costs and disbursements) by reason of any claim of or liability to any broker or person claiming through such party, and arising out of or in connection with the negotiation, execution and delivery of this Lease.

29.	LIABILITY OF LANDLORD

Landlord shall not be liable to Tenant, its employees, agents, invitees, licenses, customers, clients, family members or guests for any damage, compensation or claim arising from the necessity of repairing any portion of the Property, the interruption in the use of the Property, accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators (if applicable), heating, cooling, electrical or plumbing equipment or apparatus or the termination of this Lease by reason of destruction of the Property, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part or portion of the Property, or from water, rain or snow that may leak into or from any leakage in any part or portion of the drains, pipes or plumbing work in the Property or from any other cause whatsoever except to the extent such loss or damage is caused by Landlord's gross negligence or arises from Landlord's breach of its obligations under this Lease or Applicable Law. Any goods, property or personal effects, stored or placed by the Tenant in or about the Property shall be at the risk of the Tenant and the Landlord shall not in any manner be held responsible therefor. The Landlord shall not be liable for any accident to or injury to any person or persons or property in or about the Property which are caused by the conduct and operation of any business or by virtue of equipment or property of any other tenant in said Complex, except to the extent arising from Landlord's gross negligence or Landlord's breach of its obligations under this Lease or Applicable Law.

30.	INDEMNITY

Tenant hereby agrees to indemnify and hold the Landlord Indemnified Parties harmless from and against any out-of-pocket loss, cost, damage, claim, liability or expense (including reasonable attorney's fees, but excluding special, consequential, punitive, or exemplary damages) (collectively, the "Expenses") (as qualified herein, each is an "Indemnified Claim") incurred by any Landlord Indemnified Party including in the defense of any such claim, to the extent directly caused by (i) Tenant's use of the Premises or from the conduct of Tenant's business or from any activity, work, or other acts or things done, permitted or suffered by Tenant in or about the Premises, (ii) any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, (iii) any act, omission or negligence or willful or misconduct of Tenant in violation of this Lease, or (iv) any negligence of any officer, agent, employee, independent contractor, guest, or invitee of Tenant, in each case, except to the extent such Expenses are the result of the gross negligence or willful misconduct of Landlord or a Landlord Indemnified Party; provided that

Landlord shall give notice to Tenant of any event giving rise to such loss or damage within thirty (30) days of Landlord's knowledge of same. Upon receipt of written notice from Landlord, Tenant shall, within thirty (30) days thereafter defend any such Indemnified Claim at Tenant's expense by counsel reasonably satisfactory to Landlord. The parties shall give each other immediate notice in case of casualty or accidents in the Premises. The provisions of this Section 30 shall survive the expiration or earlier termination of this Lease.

31.	SALE BY LANDLORD

In the event the original Landlord hereunder, or any successor owner of the Property, shall sell or convey the Property, such Landlord’s responsibility for any then-existing liabilities and obligations shall end; and thereupon all such liabilities and obligations (including all liabilities and obligations thereafter accruing) shall be binding on the new owner. Tenant agrees to attorn to such new owner in writing if requested by Landlord to do so on such form that contains commercially reasonable terms and conditions.

32.	NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord or Tenant.

33.	AUTHORITY

Landlord and Tenant hereby represent, warrant and covenant each for itself, that each has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the State of Texas, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so.

34.	TIME OF ESSENCE

Time is of the essence with respect to the performance of each party’s obligations under each provision of this Lease.

35.	WAIVER OF JURY TRIAL

Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or any claim of injury or damage.

36.	CHOICE OF LAW

This Lease and all the terms and provisions hereof shall be interpreted in accordance with the laws of the State of Texas. Any dispute, controversy or claim arising out of or relating to this Lease or the breach thereof, shall be brought in the state and federal courts of Bexar County, Texas. By executing and delivering this Lease, each party for itself irrevocable (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding may be made by registered mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction on the applicable party in any such proceeding in such court, and otherwise constitutes effective and binding service in every respect.

37.	EXAMINATION OF LEASE

Submission of this Lease for examination or signature by Tenant shall not constitute the reservation of or an option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

38.	ATTORNEY'S FEES

If as a result of any breach or default in the performance of any of the provisions of this Lease, the non-breaching party to this Lease uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or (in the case of Landlord) to evict Tenant, the party that prevails in connection therewith or in any subsequent litigation shall be entitled to reimbursement from the non-prevailing party for reasonable attorney's fees and costs to enforce the terms of this lease, upon rendering of a final non-appealable judgment therefor.

39.	RESERVATION OF RIGHTS

Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address and/or name the Property by providing 90 days prior notice to Tenant, (ii) to erect, use and maintain pipes and conduits in and through the public areas of the Property (but not the Premises), provided that the utilities that service the Premises and Tenants use of the Premises are not adversely affected thereby. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant's use or occupancy of the Premises.

40.	INTENTIONALLY DELETED.

41.	PARTIAL INVALIDITY.

If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by Applicable Law.

42.	NO WAIVER

The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or of any rule or regulation, shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease, shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing, signed by Landlord.

43.	BENEFIT AND BURDEN

The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns.

Landlord may freely and fully assign its interest hereunder.

44.	PARKING

Landlord shall obtain from the owner of the Complex the right for Tenant to use ten (10) parking spaces within a one (1) block distance of the Property, which Tenant shall have the right to use in locations designated by Landlord. If parking spaces are provided within the Property, they shall be subject to such reasonable rules and/or regulations which may from time to time be established by the owner of the property containing the parking spaces. If Tenant holds events that require special parking arrangements at the Complex, Tenant may request Landlord to provide additional parking, which approval shall not be unreasonably withheld.

The one (1) block distance used in this Section 44 shall be measured from the boundary line of the Property to the boundary line of the property containing the parking area or facility, meaning that there could be as much as one (1) city blocks’ distance (as well as streets and/or alleys) in between the Complex and the parking area or facility.

45.	LANDLORD LIEN

INTENTIONALLY DELETED

46.	OFAC; FINANCIAL CONTROL LAWS.

As of the effective date of this Lease and at all times throughout the Term of this Lease, including after giving effect to any transfers of interests permitted pursuant to this Lease or done in violation of this Lease, (i) Tenant and every officer, director, trustee, member, partner, manager, person and entity holding a direct ownership interest in Tenant are in full compliance with all applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, and any amendments or successors thereto and any applicable regulations promulgated thereunder (collectively, the "Financial Control Laws''), including but not limited to those related to money laundering offenses and related compliance and reporting requirements including any money laundering offenses prohibited under the Money Laundering Control Act, 18 U.S.C. Sections 1956, 1957 and the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.), the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq., Executive Order 13224, 66 Fed. Reg.49079 (September 25, 2001) (the "Executive Order''), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act and related regulations, as may be amended or supplemented from time to time (the "Patriot Act''); (ii) Tenant and every officer, director, trustee, member, partner, manager, person and entity holding a direct or ownership interest in Tenant are not a Barred Person nor is Tenant owned or controlled directly by any Barred Person; and neither the Tenant nor any of its officers, directors, trustees, members, partners, managers, persons or entities holding a direct ownership interest in Tenant is acting, directly or indirectly, for or on behalf of any Barred Person. The term "Barred Person" means: (i) any person, group or entity named as a "Specially Designated National and Blocked Person" or as a person who commits, threatens to commit, supports, or is associated with terrorism as designated by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC'); (ii) any person, group or entity named in the lists maintained by the United States Department of Commerce (Denied Persons and Entities); (iii) any government or citizen of any country that is subject to a United States Embargo identified in regulations promulgated by OFAC; and (iv) any person, group or entity named as a denied or blocked person or terrorist in any other list maintained by any agency of the United States government, including the not limited to the Executive Order and the Patriot Act. Tenant understands and has been advised by legal counsel on the requirements of the Financial Control Laws.

47.	ENTIRE AGREEMENT

This Lease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease, the Exhibits, or separate written agreement entered into on or after the Effective Date, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto. The recitals are hereby incorporated herein to the same extent as if set forth herein in full.

48.	OPTION TO RENEW

Landlord grants to Tenant one (1) option to extend the Term for a period of fifteen (15) years commencing upon the termination of the Initial Term, and one (1) subsequent ten (10) year period (the "First Extended Term”) commencing upon expiration of the first extended Term, each exercisable by Tenant giving Landlord notice in writing not more than two hundred seventy (270) days and not less than one hundred twenty (120) days prior to the termination of the Initial Term or First Extended Term, as the case may be (each, a "Notice of Intent to Renew”), provided that an Event of Default is not occurring at the time such option is exercised. Each extension of the Term shall be on the same terms, covenants or conditions as provided for in the original lease, including the terms of Section 4.B. If Tenant should fail to give the Notice of Intent to Renew in a timely manner, Tenant's option to extend term under this Lease shall expire automatically.

49.	SIGNS

Tenant has the right to erect signage on the Premises and/or landscaped portion of the Common Area within or adjoining the Premises, subject to local ordinance, at Tenant’s sole cost and expense, and in accordance with those commercially reasonable sign specifications to be established by Landlord regarding signage within the Property. Landlord shall have the right to prohibit any other advertisement of Tenant which in its reasonable opinion tends to impair the reputation of the Property or its desirability as a high-quality Property for offices, and upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. All signage to be installed by Tenant must first be approved in writing by Landlord.

50.	TAX INCENTIVES

Landlord intends to seek Federal and Texas Historic Tax Credits in connection with improvement of the Property. Tenant agrees to cooperate with Landlord’s efforts, at no cost to Tenant (other than routine administrative expenses), to obtain HTCs in connection with the “qualified rehabilitation expenses” made by Landlord with respect to the Premises as that term is defined in Section 47 of the Internal Revenue Code. Tenant acknowledges that any improvements or alterations must be made in accordance with the Standards for Rehabilitation promulgated under federal and state law and will cooperate reasonably with Landlord’s counsel, historic architectural, tax, and accounting consultants in making any Tenant improvements or alterations under this Lease, provided that Tenant is not obligated to change any of the proposed work after Landlord approves Plans and Specifications.

Landlord may also seek financing for the Property through the New Markets Tax Credit Program and Tenant shall cooperate reasonably with Landlord in providing non-proprietary and non- confidential information about its business, to the extent reasonably necessary, to describe relevant community benefits resulting from Tenant’s business and operations. In compliance with the New Markets Tax Credit Program, Tenant acknowledges that it shall not engage in (a) the rental to others of (i) real property without substantial improvements thereon or (ii) “residential rental property” (as such term is defined in Section 168(e)(2)(A) of the Tax Code); (b) the operation of any private or commercial golf course, country club, massage parlor, hot tub or suntan facility, race track or other facility used for gambling, any store the principal business of which is the sale of alcoholic beverages for consumption off premises; (c) the development or holding of intangibles for sale or licensing; (d) farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Tax Code; (e) the operation of a bank, credit union, or thrift; (f) any type of sexually oriented business, adult entertainment, or adult bookstore; (g) escort services, dating services, or similar matchmaking or companion services; (h) without limitation of (b) above, bingo; (i) payday lending activities, payday advances, paycheck advances, or any similar type of lending activity; (j) pawn shops, pawn brokers, car title lender, or any similar type of lending activity; (k) check cashing services; (l) debt collection activities, debt consolidation services; (m) bail bond services of any kind, or any activities of a bail bond agent; (o) the sale, distribution, marketing, or production of medical marijuana, medical cannabis or any constituent cannabinoids such as THC, as well as any substance considered to be synthetic cannabinoids; (p) the sale, distribution, or manufacture of any type of illicit drug paraphernalia; (q) tattoo parlors or any establishment that performs tattooing; (r) a bar, restaurant, or other establishment, the principal business of which is the sale of alcohol for consumption on-premises; (s) businesses based predominantly on inbound or outbound telemarketing activities; or (t) multi-level marketing activities, the sale of multi-level business opportunities, or network marketing activities.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal.

List of Exhibits:

Exhibit "A" - Legal Description of Complex

Exhibit "B" - Premises

Exhibit "C" - Work Letter

Exhibit "D" - Rules and Regulations

Exhibit "E" - Hazardous Material List

EXHIBIT " A"

LEGAL DESCRIPTION OF PROPERTY

That portion of Lot 15, Block 4, NCB 567, The Velocity Center Subdivision, City of San Antonio, recorded in Volume 20001, Page 1619, Plat Records, Bexar County, Texas depicted below, consisting of approximately ..817 acre:

UNION PACIFIC RAILROAD
SITE
E. HOUSTON ST.

LOCATION MAP

NOT TO SCALE

LEGEND:

DR DEED RECORDS OF BEXAR COUNTY, TEXAS
OPR OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS
DPR DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS
PR PLAT RECORDS OF BEXAR COUNTY, TEXAS
FIR FOUND 1/2" IRON ROD

NOTES:

1. THIS EXHIBIT IS ISSUED IN CONJUNCTION WITH A METES AND BOUNDS DESCRIPTION PREPARED UNDER JOB NO. 11618-20 BY PAPE-DAWSON ENGINEERS, INC.
2. THE BEARINGS ARE BASED ON THE TEXAS COORDINATE SYSTEM ESTABLISHED FOR THE SOUTH CENTRAL ZONE FROM THE NORTH AMERICAN DATUM OF 1983 NAD 83 (NA2011) EPOCH 2010.00.

LINE TABLE

LINE #	BEARING	LENGTH
L1	N89°49'08"E	10.00'
L2	S0°19'25"E	19.29'
L3	S89°41'35"W	22.67'
L4	S0°19'25"E	6.61'
L5	N89°48'24"E	54.22'
L6	S0°32'52"E	22.93'
L7	N89°08'48"E	15.90'

DAWSON STREET
(VARIABLE WIDTH PUBLIC R.O.W.)
L1
½" I.R.
S00°11'23"E
79.00'
S45°18'28"E
69.20'
SCALE: 1" = 60'
60'
0'
30'
60'
N00°11'23"W ~ 405.55'
S00°19'25"E ~ 167.12'
LOT 15
BLOCK 4
NCB 567
VELOCITY CENTER SUBDIVISION PLAT
VOL. 20001, PG. 1619, D.P.R.
TRACT ONE:
MERCHANTS ICE LLC.
DOCUMENT NO.
20190264607, O.P.R.
N89°41'35"E
118.58'
L2
L3
L4
L5
L6
L7
0.817 ACRES
(35,604 SQ. FT. MORE OR LESS)
UNION PACIFIC RAILROAD
P.O.B.
FD. COTTON SPINDLE
S00°34'31"E
61.94'
S89°49'08"W ~ 226.07'
E. HOUSTON STREET
(VARIABLE WIDTH PUBLIC R.O.W.)

EXHIBIT OF
TPB MERCHANTS ICE, LLC

A 0.817 OF AN ACRE, OR 35,604 SQUARE FEET MORE OR LESS, TRACT OF LAND OUT OF LOT 15, BLOCK 4, NEW CITY BLOCK 567, OF THE VELOCITY CENTER SUBDIVISION PLAT, OF RECORD IN VOLUME 20001, PAGE 1619, OF THE DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS, SAME BEING DESCRIBED AS TRACT ONE IN A SPECIAL WARRANTY DEED CONVEYED TO MERCHANTS ICE L.L.C., OF RECORD IN DOCUMENT NUMBER 20190264607, OF THE OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, OUT OF THE SAN ANTONIO TOWN TRACT, ABSTRACT 20, OF THE CITY OF SAN ANTONIO, BEXAR COUNTY, TEXAS.

STATE OF TEXAS
REGISTERED
G. E. BUCHANAN
4999
PROFESSIONAL
LAND SURVEYOR

PAPE-DAWSON ENGINEERS

SAN ANTONIO | AUSTIN | HOUSTON | FORT WORTH | DALLAS
2000 NW LOOP 410 | SAN ANTONIO, TX 78213 | 210.375.9000

AUGUST 2022

SHEET 1 OF 1
11618-20

Date: Aug 11, 2022, 9:05am User ID: mrodriguez
File: N:\Civil\11618-20\11618-20 Exhibit 0.817 AC.dwg

REFERENCE:

EXHIBIT "B"

PREMISES

Scorpion 8,042 SF

EXHIB1T "C"

WORK LETTER

BASIC WORK LETTER INFORMATION

Tenant’s Representative: Bill Ostrander Landlord’s Representative: Pat Kennedy

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence; as such, issues will arise during the actual construction of the Premises. All references in this Work Letter to Sections of the "Lease" shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit C, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of this Work Letter. All capitalized terms in this Work Letter that are not defined in this Work Letter shall have the meanings given them in the Lease.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES

1.1	Construction of Improvements. Landlord is constructing all of the Lease Improvements and Tenant Improvements necessary for Tenant's use of the Premises, as more fully set forth in, or as described or referenced on Schedule 1.1 to this Work Letter. Out of the improvements, the base, shell, and core of the Premises shall be completed by Landlord at Landlord’s sole expense and shall be referred to as the “Lease Improvements.” All other improvements necessary for Tenant's use shall be referred to as the “Tenant Improvements” and shall be completed by Landlord at the sole expense of Landlord, limited to the Landlord Cap in accordance with the Lease, Section 7.A. of the Lease, and the terms hereof (the “Landlord Cap”).

Landlord agrees not to amend the Lease Improvements Construction Contract or Schedule 1.1 or the Tenant Improvements Construction Contract, without Tenant Rep’s prior written consent, which shall not be unreasonably withheld, delayed, denied or conditioned. Notwithstanding the previous sentence, Landlord may make such changes to the Lease Improvements as required by applicable governmental authorities, along with non-material “field” changes to the Lease Improvements, provided Landlord provides advance written notice to Tenant of such changes.

1.2	Appointment of Tenant Rep. Tenant will appoint its Tenant Representative (“Tenant Rep”) with authority to act on behalf of the Tenant for purposes of the construction hereunder of Lease Improvements and Tenant Improvements in accordance with this Exhibit C including Schedule 1.1 and the Lease Improvements Construction Contract and the Tenant Improvements Construction Contract. Tenant Rep duties and authority will include review and approval of: (a) Schedule 1.1, including project plans and specs for the Lease Improvements and Tenant Improvements, and (b) review and approve the Lease Improvements Construction Contract and Tenant Improvements Construction Contract for construction of the Lease Improvements and Tenant Improvements.

SECTION 2

TENANT IMPROVEMENTS

2.1	Review and Approval. Landlord and Tenant Rep will review and approve the plans and specifications applicable to construction of the Lease Improvements and the Tenant Improvements. Landlord will cause construction of the Lease Improvements and the Tenant Improvements to conform to the approved plans and specifications, subject to the terms of the Lease (including Section 7.A). Tenant agrees not to amend the Plans and Specifications (as hereinafter defined) without Landlord's prior written consent, which shall not be unreasonably withheld, delayed, denied, or conditioned.

SECTION 3

CONSTRUCTION OF THE LEASE IMPROVEMENTS

3.1	Contractors. One or more contractors retained by Landlord and Tenant (the "Contractors") shall construct the Lease Improvements and Tenant Improvements. Tenant may independently contract with separate contractors for work that is not part of the Lease Improvements or Tenant Improvements. to construct incidental improvements or installations.

3.2	Contractors’ Warranties and G uaranties. As a condition of Substantial Completion, Landlord shall assign to Tenant, at Landlord's cost, all warranties and guaranties by the Contractors relating to the Lease Improvements, Tenant Improvements and relating to the FF&E, and provide evidence of each Contractors’ or warrantor’s consent to samepursuant to the Lease Improvements Construction Contract and Tenant Improvements Construction Contract (collectively, the “Warranties”). Landlord shall cooperate reasonably with Tenant in requesting performance of the applicable contractor’s obligations under the Warranties and in enforcing Tenant's rights thereunder.

3.3	Tenant Rep. The Tenant Rep appointed pursuant to Section 5.2 herein and/or Tenant’s Architect will visit the site at intervals appropriate to the stage of construction, to become generally familiar with the progress and quality of the portion of the Lease Improvements and Tenant Improvements work completed, and to determine in general if such work observed is being performed in a manner indicating that said work, when fully completed, will be in accordance with the Lease Improvements Construction Contract and the Tenant Improvements Construction Contract including their respective plans and specifications (collectively referred to as “Construction Documents”). However, the Tenant Rep and Tenant’s Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the work. The Tenant Rep and Tenant’s Architect will not have control over, charge of, or responsibility for the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with such Lease Improvements and Tenant Improvements work, since these are solely the Contractor’s rights and responsibilities under the Lease Improvements Construction Contract and Tenant Improvements Construction Contract. The Tenant Rep and Tenant’s Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Construction Documents. The Owner, Tenant Rep and Tenant’s Architect will not have control over or charge of, and will not be responsible for acts or omissions of, the Contractor, and its Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work. The Tenant Rep has authority to reject Work that does not conform to the Construction Documents. Whenever the Tenant Rep and Tenant’s Architect considers it necessary or advisable, the Tenant Rep and Tenant’s Architect will have authority to require inspection or testing of such work.

3.4	Change Orders (Lease Improvements). Tenant may request that Landlord submit a change order to the Contractor pursuant to section IV of the Lease Improvements Construction Contract. All change orders requested by Tenant will be subject to the process described in section IV of the Lease Improvements Construction Contract and the course of dealing established between Tenant, Contractor, Project Control of Texas, and Texas Research and Technology Foundation, in their role as owner, for prior change orders. All change orders that are requested as described in this section of the Work Letter will also be approved by Landlord within 24 hours of notice of approval from Project Control of Texas. If Tenant requests a change order and that change order is approved after going through the process described in this section, and the cost of that change order causes the total amount of the Lease Improvements to exceed $4,373,907.75, then Landlord will pay for the change order as provided in the Lease Improvements Construction Contract and the amount of the first month of Base Rent will increase accordingly.

3.5	Change Orders (Tenant Improvements). Tenant may request that Landlord submit a change order to the Contractor in connection with the Tenant Improvements Construction Contract. All change orders requested by Tenant will be subject to the process described in the Tenant Improvements Construction Contract and the course of dealing established between Tenant, Contractor, and Project Control of Texas for prior change orders. All change orders that are requested as described in this section of the Work Letter will also be approved by Landlord within 24 hours of notice of receipt. If Tenant requests a change order and that change order is approved after going through the process described in this section, and the cost of that change order causes the total amount of the Tenant Improvements to exceed $6,529,482.00, then Landlord will pay for the change order as provided in the Tenant Improvements Construction Contract and the amount of the first month of Base Rent will increase accordingly.

SECTION 4

COMPLETION OF THE LEASE IMPROVEMENTS: LEASE COMMENCEMENT DATE

4.1 Substantial Completion. For purposes of the Lease, “Substantial Completion" of the Lease Improvements and Tenant Improvements shall occur upon: (a) completion of construction of the Lease Improvements and Tenant Improvements in the Premises, as certified in writing by the Architect with written approval by the Tenant Rep (with such certification and approval delivered to Landlord and Tenant), with the exception of any punch-list items (together with agreement for the timing of completion of such punch-list items) and any Tenant fixtures, workstations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractors, all as verified by Tenant Rep which verification shall occur as soon as reasonably practicable in a commercially reasonable manner following Tenant’s receipt of written notice from Landlord that the Premises are ready for a final walk-through in order to confirm completion and the content of the punch-list and completion of Tenant’s walk-through; (b) Landlord’s assignment of warranties and guaranties described in Section 3.2 of this Work Letter and delivery of same to Tenant; (c) Landlord and Tenant have received all appropriate permits, certification and approvals from all governmental authorities regarding completion of the Lease Improvements and Tenant Improvements to the extent such permits and approvals are required for Tenant’s use and occupancy as evidenced by a final certificate for the permanent occupancy thereof or a temporary certificate of occupancy (without conditions other than conditions relating to matters that are set forth in the punch list); (d) evidence that the costs of the Leasehold Improvements have been paid; and (e) receipt by Tenant of a conditional lien waiver from the contractor under the Tenant Improvements Construction Contract that is conditioned only upon payment of the Prepaid Rent; it being understood that Landlord agrees to furnish a final lien waiver from such contractor not later than 10 days after Landlord receives the Prepaid Rent. Landlord agrees, notwithstanding Tenant’s payment of Prepaid Rent, to withhold from Contractor, a sum equal to the cost of the work and materials set forth on the foregoing punch-list and to pay such sum to Contractor only as, when, and to the extent the work corresponding thereto is completed to the approval of Tenant and Tenant has notified Landlord thereof in writing (such approval not to be unreasonably withheld, delayed, denied, or conditioned); provided, however, that Landlord is not required to breach the terms of the corresponding construction contract. Landlord and Tenant shall cooperate reasonably in connection with the completion of such punch-list work.

4.2	Delay of Substantial Completion of the Premises - Tenant. Except as provided in this Section 4, the Lease Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Premises (based upon the anticipated date of the occurrence of the Lease Commencement Date as set forth in the Lease) or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct result of any of the following (collectively, "Tenant Delays"):

4.2.1	Tenant's failure to timely approve any matter requiring Tenant's approval, provided that Landlord has requested such approval from Tenant’s Representative in writing;

4.2.2	A breach by Tenant of the terms of this Work Letter or Lease;

4.2.3	Change orders requested by Tenant that are agreed on or directed as provided in Section 3.5, above, except as a result of non-conforming work by Contractor, the condition of the Premises, or the condition of the work performed under the Lease Improvement Construction Contract;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, but provided that the Tenant’s acts or omissions described in this Section 4.2, cause delay to the Lease Improvements or Tenant Improvements respective project schedules’ critical paths, which delays the date of Substantial Completion of the Premises, the date of Substantial Completion (for purposes of determining the Lease Commencement Date) shall be deemed to be the date on which Substantial Completion of the Premises would have occurred if no Tenant Delays, as set forth above, had occurred (subject, however, to the provisions of Section 3A of the Lease and Section 4.3 of this Lease, to the extent a Landlord Delay occurs).

4.3	Delay of Substantial Completion of the Premises – Landlord. If there is a delay or delays in the Substantial Completion of the Premises as set forth in the Lease as a direct result of any of the following:

4.3.1	Landlord’s breach of the terms of this Work Letter, the Lease, the Lease Improvements Construction Contract, or the Tenant Improvements Construction Contract;

4.3.2	Landlord fails to furnish payment to Contractor provide approvals required under this Work Letter under either or both construction contracts, or

4.3.3	Change orders requested by Landlord,

then, a “Landlord Delay” will be deemed to have occurred.

4.4. Contractor Delay of Substantial Completion of Tenant Improvements. If Tenant or Tenant Rep reasonably determine that Substantial Completion of the Tenant Improvements may not by achieved by Contractor according to the Tenant Improvements Construction Contract or the Outside Deadline (set forth in the Lease), then Tenant or Tenant Rep shall have the right to enforce, or require Landlord to enforce all of Landlord’s corresponding rights and remedies for timely substantial completion pursuant to the Tenant Improvements Contact. In addition, if Contractor does not achieve Substantial Completion of the Tenant Improvements according to the Tenant Improvements Construction Contract or the Outside Deadline, then Tenant shall have, and Landlord hereby assigns Tenant all of Landlord’s remedies and relief for delayed Substantial Completion as provided in the Tenant Improvements Construction Contract. Tenant Rep will be provided all documents and information reasonably necessary to monitor Contractor’s progress of the work of the Tenant Improvements Construction Contract, including without limitation, the latest updated Project Schedule(s) in native format, and all periodic progress reports and applications for payment submitted by Contractor.

4.4.1. Landlord shall not pay Contractor under the Tenant Improvements Construction Contract until complete pay applications, with conditional lien waivers, are submitted to Tenant for Tenant’s review and approval (such approval not to be unreasonably withheld, delayed, denied, or conditioned); provided, however, that Tenant will be deemed to approve such pay application if Tenant does not reply to Landlord prior to 5:00 p.m. Central Time on the third full business day following Tenant’s receipt of such pay application package. Tenant agrees that Landlord may submit copies of such pay application package, for the purpose of this Section 4.4.1, via e-mail.to Tenant (bostrander@heatbio.com) and Tenant’s counsel (jwalsh@bartonbensonjones.com and tom@txconstructionlaw.com).

SECTION 5

MISCELLANEOUS

5.1	Tenant’s Entry into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with, or delay, the Contractors' work in the Complex and the Premises, the Contractors shall allow Tenant and its Separate Contractor (s) access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing Tenant's data and telephone equipment and cabling in the Premises. The installation of the telephone and data cabling will be coordinated with the Contractors to cause such work to be performed at a time reasonably designated by the Contractors. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and the Contractors, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect, and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 5.1.

5.2	Tenant's R e pr e s ent at i ve o r T e nan t’ s R e p . Tenant has designated Tenant's Representative/ Tenant Rep, as set forth above, Section 1.2, as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter.

5.3	Landlord's Representative. Landlord has designated Landlord's Representative, as set forth above, as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

5.4	Time is of the Essence. Time of the essence in this Work Letter, unless otherwise indicated, all references herein to a “number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.5	Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default (as defined in Section 15A of the Lease) at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause the Contractors to cease the construction of the Lease Improvements and Tenant Improvements (in which case Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4.2 of this Work Letter), and all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such Event of Default is cured pursuant to the terms of the Lease.

Schedule 1.1 to Work Letter

The Lease Improvements shall be the work referenced in the agreement between Texas Research & Technology Foundation as owner and The Whiting-Turner Contracting Company as contractor (“Lease Improvements Construction Contract”) and as further described in the bidding plans and specifications for the Lease Improvements as prepared by Marmon Mok Architects (the “Plans and Specifications”), both of which are attached to this Work Letter as Exhibit 1-A, as may be further amended pursuant to the terms of this Work Letter. The Lease Improvements Construction Contract will be assigned to TPB Merchants Ice LLC, and its affiliates, as owner, contemporaneous with the execution of the Lease.

The Tenant Improvements shall be for the work referenced in the certain AIA A133 -2019 Contractual Agreement between the Landlord, TPB Merchants Ice LLC, the Tenant, Scorpion Biological Services , Inc. and the Contractor, the Whiting-Turner Contracting Company (“Tenant Improvements Construction Contract”), attached to this Work Letter as Exhibit 1-B, as may be further amended pursuant to the terms of this Work Letter.

EXHIBIT 1-A TO THE
WORK LETTER

LEASE IMPROVEMENTS CONSTRUCTION CONTRACT

LAB TENANT FINISH-OUT

CONSTRUCTION CONTRACT

COST PLUS FEE WITH GUARANTEED MAXIMUM

by and between

TEXAS RESEARCH & TECHNOLOGY FOUNDATION

(Owner) and

THE WHITING-TURNER CONTRACTING COMPANY

(Contractor)

I N D E X

I N D E X

SECTION Section XXVI	CONTENTS Representatives	PAGE 25
Section XXVII	Assignment	26
Section XXVIII	Limited Recourse	26
Section XXIX	Nondiscrimination	27
Section XXX	Construction of Terms	27
Section XXXI	Captions	27
Section XXXII	Entire Agreement	27
Section XXXIII	Severability; Counterparts	27
Section XXXIV	Drug and Smoke Free Workplace	27
Section XXXV	Security	28
Section XXXVI	Lender’s Requirements	28
SCHEDULE OF EXHIBITS: Exhibit A	Property Description
Exhibit B Exhibit B-1 Exhibit C Exhibit C-1	Contract Documents General Conditions of the Construction Contract Project Personnel Labor Burden

CONSTRUCTION CONTRACT

COST PLUS FEE WITH GUARANTEED MAXIMUM

This CONSTRUCTION CONTRACT is made and entered into as of March 1st, 2022, by and between Texas Research & Technology Foundation (hereinafter referred to as "Owner") to be assigned to TPB Merchants Ice LLC, and its parent TransPecos Banks, SSB (TPB) and its affiliates, TransPecos Development, reference Section XXVII, having an office at 1305 E. Houston, St. Suite 4057, San Antonio, Texas 78205, and The Whiting-Turner Contracting Company (hereinafter referred to as "Contractor"), having its principal office at 17115 San Pedro Avenue, Suite 120, San Antonio, Texas 78232. The "Agreement" consists of the terms and conditions of this Construction Contract, together with Exhibit A, Exhibit B, Exhibit B-1, Exhibit C and Exhibit C-1 attached hereto and incorporated herein, the Contract Documents and all purchase orders, change orders, exhibits and addenda executed by the parties from time to time that incorporate this Agreement. Capitalized terms not defined below shall have the meaning ascribed to them on the list of Defined Terms attached hereto as Schedule 1 and incorporated herein for all purposes.

WITNESSETH:

In consideration of the mutual covenants and agreements set forth herein, Contractor and Owner hereby agree as follows:

SECTION I
CONSTRUCTION

A.	Construction of the Project.

1. Contractor's Work. Subject to and in accordance with the terms and provisions of this Construction Contract, Contractor shall construct, equip and furnish for Owner, on the property in San Antonio, Bexar County, Texas, described in Exhibit A attached hereto (the "Property"), a Historic Renovation, as may be adjusted by the Owner's Change Order, together with related facilities and improvements, all of which are hereinafter collectively referred to as the "Improvements." The Improvements shall be described in, and reasonably inferable from, the drawings and specifications to be prepared by the Architect ("Drawings and Specifications") and reasonably indicated therein or customarily implied therefrom, and shall be further identified herein. In connection with the construction, equipping and furnishing of the Improvements, the Contractor shall provide and furnish all materials, supplies, apparatus, appliances, equipment, fixtures, tools, implements and all other facilities (hereinafter collectively referred to as "Materials"), and all labor, supervision, transportation, utilities, storage and all other services (hereinafter collectively referred to as "Services") as and when required for or in connection with the construction, equipping or furnishing of, or for inclusion or incorporation in, the Improvements, such construction, equipping and furnishing of the Improvements and the furnishing of the Materials and Services being referred to as the "Work." The Work to construct the Improvements in accordance with the Drawings and Specifications shall be referred to herein as the "Project."

1.Performance of Contractor's Work. The Contractor covenants with the Owner to furnish Contractor's best skill and judgment and to cooperate with the Owner, the Owner's Representative and the Architect in furthering the interests of the Owner. The Contractor agrees to furnish efficient business administration and superintendence, to furnish at all times an adequate supply of workers and materials and to perform the Work in the best and most sound way and in the most expeditious and economical manner consistent with the interests of the Owner. Should any question arise as to the authority of the Architect, or any difficulty arise with respect to communication therewith, the Contractor shall notify the Owner's Project Management Consultant. The Contractor covenants that all the Work shall be done in a good and workmanlike manner in accordance with applicable Drawings and Specifications, free from defects as per Section XXIV, and that all Materials furnished and used in connection therewith shall be new and subject to approval by the Architect and Owner, except as otherwise expressly provided for in the Drawings and Specifications. The Contractor shall cause all Materials and other parts of the Work to be readily available as and when required or needed for or in connection with the construction, equipping and furnishing of the Improvements.

B.	Cost of the Work.

1.	Initial Guaranteed Maximum Cost.

a. As soon as practicable (but in no event later than thirty (30) days) after delivery to the Contractor of sufficient Drawings and Specifications to determine with reasonable accuracy the scope of the Work, the Contractor shall prepare a detailed estimate of the Cost of the Work, including a reasonable Construction Contingency, the total of which estimate, when it shall have been reviewed and approved by the Owner and added to Contractor's Fee, shall be known as the "Initial Guaranteed Maximum Cost," or "IGMC." The IGMC shall include the total of all Cost of the Work to be reimbursed, as set forth in Section V of this Construction Contract, and shall incorporate the EP(s). The Initial Guaranteed Maximum Cost shall be described and incorporated in a second amendment to this Construction Contract ("Second Amendment"). Such Second Amendment shall (a) define the "Scope of the Work", (b) identify the Drawings and Specifications, and (c) establish a date on which the Work is to be commenced and on which it is to be substantially and finally completed. A summary of line items constituting the Initial Guaranteed Maximum Cost and the Estimated Contractor's Cost shall be included in the Second Amendment at the time of the establishment of the Initial Guaranteed Maximum Cost.

b. The Owner reserves the right to waive the requirements for the establishment of the Initial Guaranteed Maximum Cost set forth in this Section I.B. Should the Owner elect to waive the IGMC, the appropriate provisions of this Section I.B shall be incorporated into the requirements for establishment of the Guaranteed Maximum Cost.

2.	Guaranteed Maximum Cost.

a. When the Drawings and Specifications have been sufficiently developed with respect to the Work so that the Owner may deliver to the Contractor a set of Drawings and Specifications denominated "Final Working Drawings and Specifications," the Contractor shall, within a reasonable period of time (not to exceed forty-five (45) days of receipt thereof), complete all competitive bidding for the purchasing of materials and subcontracts and prepare for the Owner's review the Guaranteed Maximum Cost for the Work, including detailed projections for the estimated Cost of the Work and the proposed schedule for completing the Work. The estimated Cost of the Work shall include a general conditions line item consistent with Contractor’s prior estimates of same.

b. The Construction Contingency to be included in the Guaranteed Maximum Cost shall be reduced from the amount for such Construction Contingency included in the IGMC to correspond with (i) reduced estimates of the Cost of the Work; (ii) reduced risk due to completion of design and (iii) other factors which modify the Contractor's risk. The Contractor shall, as a part of the monthly progress report, provide the Owner with a statement on Contractor's request for use of the Construction Contingency setting out charges requested to be made, if any, against the Construction Contingency, and further noting the balance remaining in the Construction Contingency. Notwithstanding the foregoing, the Construction Contingency shall be a budgeted item paid out to Contractor as applicable and in accordance with this Agreement by Owner, and Contractor acknowledges Contractor will not have direct access to the Construction Contingency. Sums may be charged to the Construction Contingency only to the extent that the same have been paid or are to be paid by the Contractor out of the Construction Contingency; provided, that Owner has been made aware of and approved such charges prior to their accumulation. All charges to the Construction Contingency will be accounted for by Change Order decreasing the amount of Construction Contingency and increasing the Estimated Contractor's Cost with no adjustment of the Guaranteed Maximum Cost. Any Construction Contingency remaining at the time of the Final Payment shall inure solely to the benefit of the Owner, as set forth in Section V.A below.

c. The Guaranteed Maximum Cost consists of (i) the Estimated Contractor's Cost (including Allowances, if any, and the Construction Contingency) and (ii) the Contractor's Fee. The Guaranteed Maximum Cost shall include all prior Amendments and the total of all costs to be reimbursed as set forth under Section V.B of this Construction Contract, and, subject to changes in the Scope of the Work as defined under Section IV, shall not exceed the IGMC. Contractor's estimate of the Cost of Work included in the Guaranteed Maximum Cost shall be detailed in the same line item format utilized for the IGMC to facilitate easy review and comparison. In no event (except for changes in the Scope of the Work) shall such redetermination result in an increase in the IGMC or any change in the construction schedule. The redetermination shall be accomplished in part by reducing the Estimated Contractor's Cost by the amount of the net difference between the total of all such line items as contracted and ordered and the corresponding estimated amounts set forth in the First and Second Amendments. In the event of changes in the Work resulting in an adjustment to the Estimated Contractor's Cost, the calculation of the above referenced redetermination shall be based on the Estimated Contractor's Cost as so adjusted. Upon approval by Owner, such re-determined estimate of the Cost of the Work and re-determined Construction Contingency, when added to Contractor's Fee, shall be known as the "Guaranteed Maximum Cost," or the "GMC," and shall be incorporated in a third amendment to this Construction Contract ("Third Amendment"). The First Amendment, Second Amendment and Third Amendment shall define the scope of work for each and update the Contract Documents, as set forth in Exhibit B attached hereto and incorporated herein.

d. It is understood and agreed that if, in the sole judgment of the Owner, the Contractor and Owner are unable to reach an agreement with regard to the GMC or the construction schedule, the Owner has the right to terminate this Agreement and performance of the Work without any further obligation to the Contractor.

e. From time to time, after commencement of the performance of the Work, the Owner shall cause the Drawings and Specifications for the Allowances, or for portions thereof, if any, to be prepared and delivered to the Contractor. To the extent that costs for performing Allowance Work differ from the amount set forth for same, such difference shall be the subject of an appropriate additive or deductive Change Order, as the case may be, and the Estimated Contractor's Cost, and the Guaranteed Maximum Cost or IGMC, as the case may be, shall be adjusted pursuant to Section IV hereinafter.

C.	Project Schedule.

1. The Contractor shall provide the critical path scheduling and monthly updating thereof, and other necessary schedules in the interest of completing the Improvements in the most expeditious and economical manner (hereinafter called the "Progress Schedules"). The Progress Schedules shall be in a format acceptable to the Owner and shall be consistent with the schedule which shall be incorporated in the First Amendment. The Progress Schedules shall indicate the proposed starting and completion dates for the various subdivisions of the Work, as well as the completion of the Work. The Progress Schedule shall be updated every thirty (30) days and submitted to Owner and to Architect with Contractor's Application for Payment. Each Progress Schedule shall contain a comparison of actual progress with the estimated progress for such point in time stated in the original Progress Schedule. If any schedule submitted sets forth a date for Substantial Completion for the Work or any phase of the Work beyond the date(s) of Substantial Completion or any phase of the Work established in this Agreement (as the same may be extended as provided in the Contract Documents), then Contractor shall submit to Architect and Owner for their review and approval a narrative description of the means and methods that Contractor intends to employ to expedite the progress of the Work to ensure timely completion of the various phases of the Work, as well as the completion of the Work. To ensure such timely completion, Contractor shall take all necessary action, including, without limitation, increasing the number of personnel and labor on the Project and implementing overtime and double shifts. In that event, Contractor shall not be entitled to an adjustment in the Contract Sum or the Contract Time.

2. The Contractor shall provide competent supervision and management of all phases of the Work and shall cause the Work to be performed in accordance with the Contract Documents and all things indicated or implied therefrom. Prior to commencement of construction, the Contractor shall prepare and submit for the Owner's approval the Progress Schedules for the Work. The Progress Schedules shall be related to the construction of all the Improvements to the extent required by the Contract Documents. These schedules shall indicate the dates for the starting and completion of the various stages of construction and shall be revised as required by the conditions of the Work, subject to the Owner's approval, it being further understood that no construction activity shall have a duration that exceeds twenty (20) calendar days.

3. The parties acknowledge and agree that, notwithstanding any theoretical delays or theoretical extensions of time for completion as may be shown on any critical path method ("CPM") schedules or printouts, the Scheduled Substantial Completion Date and Scheduled Final Completion Date and Interim Completion Dates, if any, shall be governed by this Agreement and shall be extended only in accordance with the procedures set forth for same hereinafter.

D.	Additional Work.

1. The Contractor shall also prepare and furnish project cash flow projections, manning data for critical activities and schedules for the purchase and delivery of all critical equipment and material, together with periodic updating thereof.

2. The Contractor shall prepare or cause to be prepared, as part of the Work, all shop drawings and other submittals not made a part of the Drawings and Specifications that are required. The Contractor acknowledges that, in performing the Work, the Contractor shall also provide and be responsible for all general conditions work, including, but not limited to, hoists, safety equipment, portable toilets and temporary site utilities.

3. The Contractor acknowledges that during the progress of the Work, the Owner may engage separate contractors in accordance with Article 6 of the General Conditions to perform work with respect to other projects on the Property. Consequently, the Work to be performed hereunder must coordinate, without limitation, such matters as access and staging, and storage of equipment, as well as the performance of any necessary physical connection. Accordingly, the Contractor agrees to schedule, plan and coordinate such matters with the Owner's separate contractors for each project and, if unable to reach satisfactory resolution, to immediately notify the Owner and Architect in the manner provided in the other provisions of the Contract Documents. The Owner's separate contractors will be required to provide appropriate indemnification, insurance and waiver of subrogation in favor of the Owner.

SECTION II

TIME FOR PERFORMANCE

A. Time for Performance.

1. The Contractor shall commence the Work within ten (10) days after the Contractor's receipt from the Owner of notice to proceed ("Notice to Proceed"). Contractor agrees to and shall diligently prosecute the Work to Substantial Completion, and agrees to substantially complete the Project on the date or dates to be identified in the Second Amendment (herein referred to as the "Scheduled Substantial Completion Date") and agrees to achieve Final Completion within forty-five (45) days thereafter (herein referred to as the "Scheduled Final Completion Date").

2. It is understood that the Contractor has included in its schedule duration (above) work days lost due to weather conditions (e.g., rain, high winds, freezing temperatures). Contractor shall record on a daily basis whether its job progress has been materially affected by adverse weather conditions. The Contractor shall, on a weekly basis, submit a written report to the Owner substantiating any Work Days claimed to have been lost due to adverse weather conditions. Contractor shall recoup any Work Day lost due to adverse weather conditions by performing Work on an ensuing Saturday, and treating such as a Work Day for the purpose of complying with and meeting the Contractor's schedule. Requests for extensions of construction time due to adverse weather conditions shall include

U.S. Weather Bureau Climatological Reports for the months involved plus a report indicating the average precipitation, temperature, etc., for the past ten (10) years from the reporting station nearest the Project. The ten (10) year average will be the basis for determining the number of adverse weather days and the effect resulting therefrom on construction which the Contractor would normally expect to encounter. No application for extension of time will be considered by the Owner unless or until the Contractor has lost at least five (5) Work Days due to unusually severe weather conditions not reasonably anticipated; and significantly beyond the recorded normal weather conditions as published in the National Weather Service records on which the Contractor had planned and scheduled Work items that materially affected the schedule. Extensions of time may be required for any month of construction for Work Days lost due to adverse weather in excess of the normally expected lost time; provided, however, if the Owner determines that the seasonal average of adverse weather days during construction is less than would be normally expected, no Change Order shall be issued and the request for extension of time shall be denied.

3. If the Contractor is materially delayed in the performance of the Work by any act or omission of the Owner or Architect, or by an employee, agent, representative or separate contractor of either (other than by reason of the proper exercise of their respective rights, duties and obligations under the Contract Documents), or by changes ordered in the Work, or any of the following situations that have in no way been caused by or resulted from default, negligence or collusion on the part of the Contractor or by the combined action of workmen (either those employed on the Work or in any industry essential to the conduct of the Work), or by force majeure (i.e., strikes, lockouts, embargoes, fire or other unavoidable casualties, unusual delays in transportation, national emergency, inclement or unusually severe weather conditions not reasonably anticipatable) and had an adverse effect on the scheduled construction, or by any other causes which the Contractor could not reasonably control or circumvent, then the Contractor shall immediately, upon the commencement of any such delay, notify the Owner that the Contractor is considering requesting an extension for the delay, and the Scheduled Substantial Completion Date and Scheduled Final Completion Date shall be extended for a period equal to the length of such delay if, within seven (7) days after the contractor became aware of such delay, the Contractor delivers to the Owner a written notice of such delay, provides a written request for extension of the Scheduled Substantial Completion Date and Scheduled Final Completion Date by reason of such delay and such request is approved by the Owner, which approval shall not be unreasonably withheld. Failure to deliver any such notice or request within the required period shall constitute an irrevocable waiver of any extension of the Scheduled Substantial Completion Date and Scheduled Final Completion Date by reason of the cause in respect of which notice was required. In the case of the continuing cause of delay of a particular nature, the Contractor shall be required to make only one such request with respect thereto. The Contractor shall not be entitled to any monetary claim for additional time because of inclement or unusually severe weather or occurrence of force majeure. No delay of the Scheduled Substantial Completion Date and Scheduled Final Completion Date (or right on the part of the Contractor to secure any such delay) pursuant to this Section II.A shall prejudice any right the Owner may have under this Agreement, or otherwise, to terminate this Agreement.

4. The Owner shall endeavor to furnish the Contractor with all information reasonably necessary for the Contractor to expeditiously perform the Work. Decisions and approvals required of the Owner shall be provided in a timely manner so as not to delay the orderly progression of the Work. The Contractor shall be responsible for promptly notifying the Owner of the need for specific information or approvals and shall specifically state within such notice the required due dates for such information; such dates will allow a reasonable period of time for the Owner to respond.

5. In the event of inexcusable delay (i.e. a delay for which the Contractor is not entitled to an extension of time pursuant to Section II hereof), the Owner may direct that the Work be accelerated by means of overtime, additional crews or additional shifts or re-sequencing of the Work. All such acceleration shall not result in an increase to the Guaranteed Maximum Cost. Failure by the Owner to direct that the Work be accelerated shall not be cause for the Contractor to exceed the construction schedule or otherwise prejudice any other remedies to which the Owner may be entitled.

6. In the event of excusable delay (i.e. delay for which the Contractor is entitled to an extension of time pursuant to Section II hereof), the Owner may similarly direct acceleration and the Contractor agrees to perform same on the basis of reimbursement of direct cost (i.e. premium portion of overtime pay, additional crew, shift or equipment cost and such other items of cost requested in advance by the Contractor and approved by the Owner, which approval will not be unreasonably withheld) plus a fee in the amount provided for Changes in the Work pursuant to Section IV hereof, but expressly waives any other compensation therefor unless otherwise agreed in writing in advance of performing the accelerated Work. In the event of any acceleration requested pursuant to this paragraph, the Contractor shall promptly provide a plan including its recommendations for the most effective and economical acceleration.

7. The Owner shall also have the right to direct that the Work be accelerated by means of overtime, additional crews or additional shifts or re-sequencing of the Work notwithstanding that the Work is progressing without delay in accordance with the established Progress Schedule. The Contractor agrees to perform same on the basis of reimbursement of direct cost (i.e. premium portion of overtime pay, additional crew, shift or equipment cost and such other items of cost requested in advance by the Contractor and approved by the Owner which approval will not be unreasonably withheld) plus a fee in the amount provided for Changes in the Work pursuant to Section IV hereof, but expressly waives any other compensation therefor unless otherwise agreed in writing in advance of performing the accelerated Work. The Contractor shall again provide promptly a plan including its recommendations for the most effective and economical acceleration. All acceleration or other compensation for delay will be subject to the Change Order procedure set forth in Section IV herein, except in the case of inexcusable delay.

B. Time is of the Essence. The Contractor acknowledges that the Scheduled Substantial Completion Date and Scheduled Final Completion Date are essential to the Owner's operational activities, financing and development plans and therefore time is of the essence for the Contractor's performance under this Agreement.

C. Remedies. Extension of time provided for the completion of the Work shall be the Contractor's sole remedy for delay (except for the Contractor's right to terminate the Contract pursuant to the provisions of Article 14 of the General Conditions), unless the same shall have been caused by acts constituting intentional interference by Owner with the Contractor's performance of the Work and where to the extent that such acts of the Owner continue after Owner's receipt of Contractor's written notice to Owner of such interference. The Owner's exercise of any of its rights under the Contract, including, without limitation, its rights under Article 7 of the General Conditions, regardless of the extent or number of such changes, or the Owner's exercise of any of its remedies of suspension of the Work, or requirement of correction or re-execution of any faulty or defective Work, shall not under any circumstances be construed as intentional interference with Contractor’s performance of the Work. Claims by Contractor for additional costs shall be made pursuant to Section 4.3 of the General Conditions.

SECTION III
PERMITS AND LICENSES

The Contractor shall obtain all necessary licenses, building and other trade permits, and similar authorizations from governmental authorities required to perform its obligations hereunder, and shall give all notices required by, and otherwise comply with, all applicable laws, ordinances, rules, regulations and restrictions. It is not the responsibility of the Contractor to make certain that the Contract Documents are in accordance with applicable laws, statutes, building codes and regulations. The Contractor shall, however, use its best efforts to notify the Owner of all conflicts between the Drawings and Specifications and any laws, ordinances, rules, regulations and restrictions bearing upon performance of the Work by the Contractor that come to the attention of the Contractor. If the Contractor performs any of the Work when Contractor knows, or should know, it to be contrary to any such laws, ordinances, rules, regulations or restrictions and fails to give the Owner notice thereof prior to performance thereof, the Contractor shall bear all costs arising from such failures to notify.

SECTION IV
CHANGES

A. Change Orders. From time to time, the Owner may authorize changes in the Work, issue additional instructions, require additional Work or direct the omission of Work previously ordered; provided, however, that the Contractor shall not under any circumstances proceed with any change involving any increase or decrease in cost without the prior written authorization from the Owner in accordance with the following procedure:

1. The Owner shall order changes in the Work by giving the Contractor a written change order request through the Architect ("Proposal Request"), setting forth in detail the nature of the requested change. Upon receipt of a Proposal Request, the Contractor shall promptly, but in no event more than fourteen (14) days thereafter, furnish to the Owner a statement setting forth in detail, with a breakdown suitable to the Owner by trades and work classifications, the Contractor's estimate of the changes in the Estimated Contractor's Cost attributable to the changes set forth in such Proposal Request and any proposed adjustment to the Scheduled Substantial Completion Date and Scheduled Final Completion Date resulting from such Proposal Request, and any proposed adjustments of time and costs related to unchanged Work resulting from such Proposal Request. The Contractor shall require Subcontractors to provide pricing for changes representing actual material and labor prices rather than list or book prices. Lump sum proposals from Subcontractors for change proposals are not acceptable without detailed back-up. The Contractor agrees to negotiate fair pricing for proposed changes from Subcontractors and suppliers and further agrees to cooperate with the Owner, Architect and its consultants in substantiating costs for proposed changes.

2. If the Owner approves in writing such Proposal Request, the Contractor is thereby authorized to proceed with the designated changes in the Work. From time to time, the Architect will group several of the approved Proposal Requests into a Change Order and the Estimated Contractor's Cost, Guaranteed Maximum Cost, Scheduled Substantial Completion Date and Scheduled Final Completion Date shall be adjusted as set forth in such Proposal Request.

3. Change Orders shall include the Contractor's mark-up of three and five tenths percent (3.5%), which fee shall be ten percent (10%) for Work done by the Contractor times the net additive and deductive costs for work performed by Contractor's own forces and the Contractor shall be entitled a Contractor’s Fee of three and five tenths percent (3.5%) times the net addition and deduction costs for work performed by Subcontractors and all other cost of work items. If, upon completion of the Work the net of all additive and deductive Change Orders has resulted in a decrease in the Guaranteed Maximum Cost, then the Contractor's Fee shall not be reduced.

B. Cost of Change Orders. Contractor shall include in each subcontract a limitation on the amount of profit and overhead that Subcontractors can include for changes, which limitation shall not exceed a total of fifteen percent (15%) combined for profit and overhead, without prior written approval by Owner. See Section IV, A. 3. for the mark-up allowed for changes self-performed by Contractor or its other divisions or subsidiaries. Agreement on any Change Order shall constitute a final settlement on all items covered therein, subject to performance thereof and payment therefor, pursuant to the terms of this Agreement. If the Owner and Contractor cannot agree on the cost of any Change Order Work, then, at the written direction of the Owner, the Contractor will proceed with the Work and the cost will be determined in accordance with Article 7 of the General Conditions attached hereto.

SECTION V
PAYMENTS

A. Contract Sum. In consideration of the full and complete performance of the Work and all other obligations of Contractor hereunder, Owner shall pay to Contractor a sum of money equal to the "Contract Sum," which is defined to be the total of (i) the Cost of the Work, and (ii) Contractor's Fee in an amount as set forth below, subject to adjustment as provided in the Contract Documents. The Contract Sum shall not exceed the Guaranteed Maximum Cost to be established as set forth in Section I.B.3 above, subject to adjustments as provided in the Contract Documents.

1. Contractor's Fee. The "Contractor's Fee" as listed above is defined to be the amount equal to the fixed sum of three and five tenths percent (3.5%) of the Estimated Contractor's Cost included in the Guaranteed Maximum Cost (subject to adjustment for Change Order Work as provided in Section IV hereof), subject to the adjusted Guaranteed Maximum Cost. It is agreed that Contractor's Fee is Contractor’s complete fee compensation for performing the Work as listed herein.

2.	Cost of the Work.

a. In the event that the Cost of the Work is greater than the adjusted Estimated Contractor's Cost and less than the Guaranteed Maximum Cost, then the Contractor's Fee shall be equal to the Cost of the Work subtracted from the adjusted Guaranteed Maximum Cost subject to further adjustment pursuant to the provisions of Section IV hereof. In the event that the Cost of the Work shall exceed the Guaranteed Maximum Cost, adjusted as provided herein, Contractor shall pay such excess from its own funds and Owner shall not be required to pay any part of such excess, and Contractor shall have no claim against Owner on account thereof.

b. In the event that the Cost of the Work is less than the adjusted Estimated Contractor's Cost, then the Contractor's Fee shall nevertheless be two and twenty-five hundredths percent (2.25%) of the Estimated Contractor's Cost, subject to adjustment pursuant to Section IV hereof. In the event that the Cost of the Work shall be less than the Estimated Contractor's Cost, adjusted as provided herein, the difference between such Cost of the Work and such Estimated Contractor's Cost shall constitute "Savings" (hereinafter so called). One-hundred percent (100%) of Savings shall be returned to Owner.

B. Determining the Cost of the Work. The term "Cost of the Work" shall mean a sum of money equal to the total of all of the Contractor's Costs. The term "Estimated Contractor's Cost" shall mean that sum of money set forth in the First Amendment, the Second Amendment or the Third Amendment, as the case may be, opposite the term "Estimated Contractor's Cost," subject to adjustment as provided in the Contract Documents, which sum is the Contractor's estimate of all the Contractor's Costs that are to be incurred and paid by the Contractor in the performance of the Work. The term "Contractor's Costs" shall mean those costs necessarily incurred and paid by the Contractor in connection with the proper performance of all the Work. Such Contractor's Costs shall be at rates comparable to the standard paid in the locality of the Work, except with prior written consent of the Owner. The Contractor's Cost shall include and be limited to the following items:

1. Reasonable and customary salaries, labor burdens and fringe benefits (not to exceed the labor burden schedule attached hereto as Exhibit C-1) paid by the Contractor to its supervisory, engineering and clerical personnel engaged in the Work at the construction site (or off-site with the written approval of Owner) and when engaged at shops or on the road in expediting the inspection, production or transportation of the Material for the Work; company provided vehicles and related rental and/or operating expenses, exclusive of major repairs and overhauls.

2. Reasonable costs of the Contractor's job-site field office and expenditures necessary for the operation of the field office, such as stationery, supplies, furniture, fixtures and office equipment.

3. Reasonable and customary wages paid for labor in the direct employ of the Contractor in the performance of the Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner and Contractor, and including labor burdens, fringe benefits and 401K (excluding bonuses or profit sharing plan paid by Contractor to its employees) not to exceed the labor burden schedule attached hereto as Exhibit C-1); company provided vehicles and related rental and/or operating expenses, exclusive of major repairs and overhauls.

4. Actual cost of contributions, assessments or taxes for such items, without limitation, as Unemployment Compensation and Social Security, insofar as such cost is based on the wages, salaries or other remuneration paid to employees of the Contractor.

5. Reasonable relocation, transportation, traveling and lodging expenses (as approved in advance by the Owner) of representatives of the Contractor referred to in Section V.B.1 hereof incurred in the discharge of duties related to the Work.

6. The actual cost of all materials, supplies and equipment incorporated in the Work, including costs of transportation thereof; and amounts due under all subcontracts made in accordance with the provisions of the Contract Documents. The cost (including transportation, storage, operating and repair costs, except of a capital nature) of all materials, equipment, temporary structures, small tools not owned by workmen and supplies purchased or rented for use on the Project. Such costs shall include a fair rental not to exceed ninety percent (90%) (unless otherwise approved by Owner) of the published rates based on "Compilation of Nationally Averaged Rental Rates," most recent edition, of the Associated Equipment Distributors, or "AED," approved by the Owner in advance, for all tools and equipment furnished by the Contractor from its own stock, or obtain in writing a third party rental quotation if not in AED. The cumulative rental costs paid for such equipment by Contractor shall not exceed eighty five percent (85%) of the fair market value of such equipment at the time of its commitment to the Work.

a. If any equipment is purchased by the Contractor under a lease purchase rental agreement where any of the lease and/or rental payments or fees were charged to the Owner as a Cost of the Work, then the appropriate credit adjustments shall be made to job costs for the difference of the fair market value and the agreed upon maximum aggregate rental of the equipment as set forth above at the time said equipment was acquired or last used on the Project.

b. The Contractor shall, prior to the initial Application for Payment, provide the Owner a schedule of Contractor owned or related-party-owned rental equipment to be used in connection with the Work, which shall identify and describe the equipment to be rented, the rental rate, purchase price (along with a copy of the purchase invoice), estimated fair market value of the equipment, the date of acquisition and such other information as the Owner may reasonably request. Such schedule shall be updated periodically as necessary and is subject to the approval of the Owner.

c. The Contractor shall provide, monthly, an inventory of all equipment and small tools committed to the Project which are greater than $1,000 in value, and such inventory shall be in a form acceptable to the Owner. The Contractor, in determining whether daily, weekly or monthly rental rates shall apply, shall use those rates that are most economical to the Owner. The Owner reserves the right to dispose of all such materials, equipment, temporary structures, tools and supplies which shall have been purchased, when no longer required for the Work, and the Contractor's Costs shall be credited for the proceeds therefrom or the reasonable value of any items with respect to which the Owner takes title.

7. The cost of telephone, cellular phone, Internet service, postage, photographs, blueprints, express delivery and related miscellaneous costs incurred in connection with the Work.

8. Premiums (a) on bonds that the Contractor is obligated by the Owner to secure and maintain, or that the Contractor reasonably requires of its Subcontractors and if the Contractor does not provide SDI (as hereinafter defined), subject to reasonable approval of the Owner, and for (b) that portion of insurance and bond premiums paid by the Contractor, to the extent such premium charges are based upon this Agreement and such coverages are required by General Conditions hereto or otherwise agreed to by the Owner. Such premium costs, with the exception of bonds, shall be reimbursable as Cost of the Work on a pro-rata basis as a percentage of the completion of the Work.

9. If Contractor provides SDI in lieu of subcontractor bonds pursuant to Section X,B., premiums for SDI related to the Project shall be reimbursed at an amount not to exceed_NA percent ( NA_%) of the total subcontracted amount of those Subcontractors chosen by Owner and Contractor to be covered by the SDI program. If Contractor, in its discretion, elects to bond a subcontractor not covered by the SDI pursuant to Section X,B., Contractor shall comply with subcontractor bonding requirements set forth in Section X,A. relating to surety requirements for subcontractor bonds as a condition for including the premium cost of such bonds as Cost of the Work. In such event, the actual premium cost of the subcontractor bonds shall be reimbursable as Cost of the Work; however, any increased cost exceeding the amount that would have been reimbursable for coverage through SDI shall not be allowed as Cost of the Work. SDI premium costs shall be reimbursable as Cost of the Work on a pro-rata basis as a percentage of the completion of the Work.

10. Royalties and license fees, provided the Contractor has promptly notified the Owner of any patent infringement suit, damages for patent infringements and reasonable cost of defending suits on account of same, to the extent that such damages or costs shall have arisen out of the specification by the Architect or by the Owner of a particular process or product of a particular manufacturer, and the infringement was unknown to (or disclosed by) Contractor. The Contractor hereby agrees to indemnify, defend and hold harmless the Owner, its affiliates and their respective officers, directors, employees and agents from and against any and all other claims on account of patent infringement arising out of the Work.

11. Fees for all municipal and other trade permits, and other fees to the extent attributable to the performance of the Work, licenses and patents, or surveys and royalties, if any.

12. The cost of obtaining and using all utility services required solely for the Work, to the extent not provided by Owner.

13. The cost of crossing or protecting any public utility, if required and as directed by the Owner.

14. The cost of removal of all debris from the site of the Work. (All subcontracts shall require Subcontractors to remove all debris created by their activities to a dumpster provided by the Contractor or other central location as designated by the Contractor and the Contractor shall enforce such requirements or effect an appropriate backcharge to those Subcontractors who fail to meet their requirements in this regard.) The Contractor shall not be required to remove debris created by the Owner's separate contractors except pursuant to Change Order procedure set forth herein.

15. The cost and expense (actually sustained by the Contractor in connection with the Work) of protecting and repairing adjoining property, if required (Owner's prior approval for repairs will be obtained except in emergencies), and of settlements for same made with the written consent of the Owner, except to the extent that any such cost is reimbursable by insurance or otherwise, or is the responsibility of the Contractor under Section IX hereof, or is due to the failure of the Contractor to comply with the requirements of the Contract Documents with respect to insurance specified in Article 11 of the General Conditions attached hereto, or to the failure of any officer of the Contractor or of any of its representatives having supervision or direction of the Work to exercise good faith or at least the standard of care normally exercised in the conduct of the business of a general contractor in the general vicinity of the Project, in any of which events any such expenses shall not be included in Contractor's Costs.

16. Federal, state, county, municipal, sales, use and other taxes, all with respect to Services performed or Materials furnished for the Work and for which the Contractor is liable. It is understood that none of the foregoing includes federal, state or local income or franchise taxes.

17. Costs incurred due to an emergency affecting the safety of persons and property, unless caused by the act or omission of the Contractor, any Subcontractor, supplier, laborer or their respective employees or agents.

18. Cost or rental of temporary portable buildings and toilets, as required, ice, water containers, cups, fire extinguishers, first aid supplies, safety equipment, street and sidewalk rental and Owner-approved off-site storage space or facilities.

19. Losses (other than lost profits or any other consequential damages) and expenses, not covered by the insurance (excluding applicable deductible) required to be carried under the General Conditions hereto or otherwise recovered, sustained by the Contractor in connection with the Work, provided such losses or expenses have resulted from causes other than the negligent acts or omissions of the Contractor, any Subcontractor, supplier, laborer, their respective employees or agents, or any person for whom any of such parties may be liable or responsible (including the failure of the Contractor or its Subcontractors of whatever tier to provide the insurance carrier timely and proper notice of claim). Such losses shall include settlements made with the written consent and approval of the Owner. No such losses and expenses shall be included in the Cost of the Work for the purpose of determining the Contractor's Fee. If, however, such loss requires reconstruction and the Contractor is placed in charge thereof, it shall be paid for its services a fee proportionate to that stated in Section V, which fee is outside the scope of the Work under this Agreement.

20. Costs of the corrective Work for remedying of defects, as defined in Section XXIV; subject, however, to the following limitations and provisions:

a. Costs attributable to or necessitated by negligence of the Contractor (excluding correction of normal job construction errors) or any Subcontractor, supplier, laborer, their respective employees or agents, or any person for whom any of such parties may be liable or responsible, or costs covered by the insurance required to be carried under the General Conditions hereto shall not be included in the calculation of the Cost of the Work.

b. Work performed by Subcontractors under provisions of their respective subcontract agreements without additional costs to the Owner or Contractor shall not be included in the calculation of the Cost of the Work, nor shall the Contractor be entitled to any Contractor's Fee or overhead allowance with respect to same.

c. To the extent that costs for any corrective Work, whether performed before or after Final Completion, cause the Cost of the Work payable by Owner to exceed the Guaranteed Maximum Cost, the amount of such cost in excess of the Guaranteed Maximum Cost shall be borne solely by the Contractor.

d. No adjustment in the Guaranteed Maximum Cost shall be allowed by reason of costs of corrective Work reimbursable hereunder.

21. Any and all other expenses or charges incurred, with the prior written approval of the Owner, in the prosecution of the Work.

C. Obligations of Contractor and Costs Not to be Reimbursed. Contractor agrees to furnish and/or perform, without charge other than as a part of the Contractor's Fee, the following:

1. Information as to the cost and availability of materials and methods of construction which may be of value to the Architect and Owner in determining the final architectural, structural, mechanical and electrical design of the Work. The Contractor by providing such information is not assuming any design responsibilities of the Architect or other design professionals.

2. Except as set forth on Exhibit C, the services and related expenses and salaries of any principal of the Contractor and of personnel in Contractor's principal office or offices other that the site office, including purchasing, estimating, scheduling, safety, accounting, personnel, legal, labor relations, insurance and tax departments and all other costs of doing business, including Contractor's profit, services and related expenses required to maintain and operate Contractor's general or branch offices.

3. The use of capital, and any interest if applicable, employed for the Work, provided that the payments of the Contract Sum to the Contractor are made as provided in the Contract Documents.

4. Amounts required to be paid by the Contractor for federal, state or local income or franchise taxes.

5. Costs due to the negligence of Contractor, any Subcontractor, supplier, laborer, their respective employees or agents, or any person for whom any of such parties may be liable or responsible, including, but not limited to, the correction of defective Work, disposal of materials and equipment wrongfully supplied, or making good any damage to property.

6. Costs in excess of the Guaranteed Maximum Cost (as same may be adjusted from time to time pursuant to the terms hereof).

7. The services and related expenses of outside experts, advisors or consultants, such as accountants, and attorneys, unless such services and/or expenses are specifically approved in advance by the Owner.

8.	Costs for bonuses, pension, or profit sharing plan paid by Contractor to its employees.

9. Relocation, transportation, traveling and lodging expenses of the Contractor's personnel relocated in the discharge of duties related to the Work unless such expenses are specifically approved in writing in advance by the Owner.

10. Architect's and Architect's consultant fees and reimbursable expenses, when such fees and expenses are related to services:

a. necessary in evaluating an extensive number of frivolous or unreasonable claims submitted by the Contractor, Subcontractors, suppliers or others in connection with the Work.

b. necessary due to default of the Contractor, Subcontractors, suppliers or others; by major defects or deficiencies in the Work or by failure of performance.

c. necessary due to failure of the Contractor to achieve final completion pursuant to Section II hereof.

d. necessary to review substitutions to the Work as proposed by the Contractor or Subcontractors after acceptance of the Guaranteed Maximum Cost. All proposed substitutions must be submitted to the Owner for review and approval prior to submission to the Architect. The Owner, at his sole discretion, may waive the requirements of this Section V.C.10.d. In the event of such Architect's and Architect's consultant fees and reimbursable expenses herein, the Contractor's Fee will be reduced accordingly.

11. Cost of remedying Subcontractor defaults, including the cost of enforcing payment and performance bonds obtained from Subcontractors and any SDI, unless Contractor has received the prior written approval of the Owner.

12.	Any legal or other professional costs of Contractor.

13.	Costs incurred after Final Completion of the Work.

14.	Expenses of Contractor’s principal office and offices other than the site office.

15.	Overhead and general expenses except as may be expressly included in Section V(B).

16.	All costs not specifically and expressly described in Section V(B).

17. Any costs or expense incurred under any indemnification obligation of Contractor hereunder.

D.	Applications for Payment.

1. On or before the first day of each month during the performance of the Work, Contractor shall submit to Architect for its approval an itemized application for payment ("Application for Payment") in form and substance satisfactory to Owner (simultaneously therewith sending copies to Owner and such consultants and Owner’s Lender, hereinafter defined, as Owner may direct). Prior to the Contractor's submission of the Final Application for Payment (as hereinafter defined) in accordance with the terms of the Contract, each Application for Payment shall be for a sum equal to all of Contractor's Costs incurred during the preceding month less ten percent (10%) retainage in accordance with Section 53.101 of the Texas Property Code. Contractor's Costs shall be segregated and detailed in a manner satisfactory to Owner.

2. When an Application for Payment includes materials or equipment stored off the Project site or stored on the Project site but not incorporated in the Work, for which no previous payment has been requested, a complete description of such material or equipment shall be attached to the Application for Payment. Suitable storage that is off the Project site shall be a bonded warehouse or appropriate storage approved by Owner, with the stored material properly tagged and identifiable for this Project and properly segregated from other materials. The Owner's written approval shall be obtained before the use of off-site storage is made. Such approval may be withheld in Owner's sole discretion. Title to all such equipment and materials shall pass to the Owner upon payment therefor or incorporation in the Work, whichever shall first occur, and the Contractor shall prepare and execute all documents necessary to effect and perfect such transfer of title. The vesting of such title shall not impose any obligations on the Owner or relieve the Contractor of any of its obligations hereunder. Once an item of stored materials has been physically incorporated into the Work, it shall no longer count against or be included in the aggregate total dollar amount of outstanding stored materials.

3. The "Schedule of Values," as prepared by Contractor and approved by Owner and Architect in accordance with Section 9.2 of the General Conditions, shall be itemized to facilitate payments to Subcontractors and shall be in sufficient detail to show Contractor's right to the payment claimed.

4. In each Application for Payment, the Contractor shall certify that such Application for Payment represents a just estimate of costs reimbursable to the Contractor under the terms of Section V.B and shall also certify as follows:

"There are no known mechanics' or materialmen's liens outstanding at the date of this requisition, that all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current application, and that, except for such bills not paid but so included, there is no known basis for the filing of any mechanics' or materialmen's liens on the Work, and that releases from all Subcontractors and materialmen have been obtained in such form as to constitute an effective release of lien under the laws of the state of Texas covering all Work theretofore performed and for which payment has been made by the Owner to Contractor."

5. The Contractor shall furnish with the first Application for Payment (a) conditional partial releases of lien from Contractor, each Subcontractor and each material supplier that performed work or provided materials included in the Application for Payment being submitted; and (b) an Affidavit of Bills Paid in the form required under Section 53.085 of the Texas Property Code. The Contractor shall furnish with the second Application for Payment and all subsequent Applications for Payment (x) conditional partial releases of lien from the Contractor, each Subcontractor and each material supplier that performed work or provided materials included in the Application for Payment being submitted; (y) an affidavit of Bills Paid in the form required under Section 53.085 of the Texas Property Code; and (z) unconditional partial releases of lien from Contractor, each Subcontractor and each material supplier that performed work or provided material included in the previous Application for Payment and for which payment has been made by Owner to Contractor. Contractor shall also submit with each Application for Payment any other such forms as required by Owner or Owner's title insurer in order to ensure an effective release of mechanics' or materialmen's liens in compliance with the laws of the State of Texas. In no event will any payment be made until all such waivers, releases and other required documentation are submitted to Owner. If any lien holder records a lien in any amount against the Property for Work paid for by Owner, no payment will be due Contractor until such lien is released of record by the filing of a Release of Lien in the Real Property Records of Bexar County, Texas, or Contractor provides Owner a bond satisfactory to the Owner to indemnify the Owner against any lien at the Contractor's sole cost which satisfies the requirements of Subchapter H of Chapter 53 of the Texas Property Code. The cost of any such bond may not be included in the Cost of the Work. All lien releases provided under this Agreement shall be in the form required by Section 53.284 of the Texas Property Code.

6. With the submission of each Application for Payment, the Contractor and each Subcontractor who has executed a Cost Plus Fee with Guaranteed Maximum subcontract will provide to the Owner the complete costs (job cost to date print out data, reports associated with the job costs and any other documentation as may be required by the Owner) to support the Application for Payment. Additionally, the Contractor will provide, if requested by the Owner, copies of Contractor's Subcontractors' pay requests, invoices, labor sheets and other information substantiating the Contractor's right to payment, all verified and summarized by the Contractor's accounting department.

7. The Contractor shall further submit with each Application for Payment a monthly progress report which shall set forth in detail the status of the Project as of the date of such Application for Payment. The exact format of the progress report shall be determined by the Owner and agreed upon by the Contractor prior to submission of the initial Application for Payment; however, the progress reports shall at a minimum describe those aspects of the Work which have been commenced and the status thereof, enumerate the tradesmen and Subcontractors then involved in the Work and the amount of personnel employed on the Project by them, set forth the schedule for major portions of the Work for the coming month, and include the Contractor's appraisal of the progress and Cost of the Work, together with recommendations as to any action which is required by the Owner or Architect. Each monthly progress report shall be accompanied by an update of the CPM schedule the exact form of which shall be mutually agreed to by the Owner and Contractor at the time the format for the progress report is determined. Additionally, the Contractor shall provide the Owner with monthly progress photos of the Work, pursuant to guidelines and requirements to be established by the Owner.

8. The Contractor shall not submit for the Owner's review and approval any Application for Payment that is incomplete, inaccurate or lacks the detail, specificity or supporting documentation required by this Section V.D. It is understood and agreed by the Contractor and Owner that if any Application for Payment is deficient to such an extent that such does not constitute a reasonably complete Application for Payment, the Contractor shall be required to resubmit said Application for Payment in proper form prior to the Owner incurring any obligation to make payment on account thereof. The Contractor specifically agrees that it shall not include in any Application for Payment sums attributable to Work that the Owner, Architect or Contractor have rejected or which otherwise constitute or relate to applications for payments, billings or invoices of Subcontractors or suppliers that the Contractor disputes or for any other reason does not intend to pay.

9. The Owner shall review each such Application for Payment and may make such exceptions as the Owner reasonably deems necessary or appropriate under the state of circumstances then existing. Within twenty-five (25) days after submission of the Application for Payment by the Contractor to the Owner (unless such date falls on a weekend or holiday, then on the next business day) and provided the Contractor has submitted its Application for Payment and supporting documentation in the manner and detail herein required by this Agreement, the Owner shall make payment to the Contractor in the amount approved as aforesaid subject to Section V.E hereof. The payment of any Application for Payment by the Owner, including the Final Application for Payment, does not constitute approval or acceptance of any item of cost in such Application for Payment.

10. The Contractor agrees that ten percent (10%) of the amount due under each subcontract shall be retained by the Owner until final payment ("Final Payment"). Retainage shall be included in the Contractor's Application for Payment for the purpose of indicating the value of the Work performed, however, the Contractor shall not request payment thereof from the Owner until such retainage is actually paid or payable.

11. Ten (10) days after Final Completion of the Work and acceptance thereof by the Owner, or as soon thereafter as possible, the Contractor shall submit a final request for payment ("Final Application for Payment"), which shall set forth all amounts due and remaining unpaid to the Contractor (including the unpaid portion of the Contractor's Fee, if any), and upon approval thereof by the Architect and Owner, the Owner shall pay to the Contractor the amount due under such Final Application for Payment. Anything to the contrary contained herein or elsewhere notwithstanding, Final Payment shall not be made prior to the later of (a) thirty-one (31) days following Final Completion of the Work and (b) twenty-five (25) days following the Contractor's submission of its Final Application for Payment.

12. The Final Application for Payment shall not be made until the Contractor completes all deficient or defective Work and delivers to the Owner a certificate of occupancy, a complete and detailed computation of final job costs, all warranties, guarantees, training, operation and maintenance manuals, and a complete set of As- Built Record Drawings, in a form acceptable to Owner. In addition, Contractor shall deliver (a) a notarized affidavit and certificate of completion that certifies that (i) all claims, liens and judgments have been satisfied by the Contractor,

(ii) the Work has been completed in accordance with the Drawings and Specifications and all governmental laws and regulations and (iii) all labor, services and supplies used in such Work have been paid for; (b) a final unconditional complete release of all liens from Contractor and all Subcontractors and suppliers that provided materials or labor in connection with the Work in the form required by Section 53.284 of the Texas Property Code; and (c) any other evidence reasonably requested by Owner to show that all payrolls, material bills and other indebtedness connected with the Work have been paid in full or otherwise satisfied. Contractor shall, if any Subcontractor or supplier refuses to furnish a release in full, furnish a bond satisfactory to the Owner to indemnify the Owner against any lien at the Contractor's sole cost, which bond must satisfy the requirements of Subchapter H of Chapter 53 of the Texas Property Code and be recorded as required by the Texas Property Code.

E. Withholding Payments. Any provision hereof to the contrary notwithstanding, the Owner shall be entitled to withhold payment to the Contractor here under in part or in whole to the extent necessary to protect the Owner if any one or more of the following conditions exist:

1. The Contractor is in default of any of its obligations hereunder or otherwise is in default under any of the Contract Documents;

2. Any part of such payment is attributable to Work that is defective or not performed in accordance with the Drawings and Specifications; provided, however, such payment shall be made as to the part thereof attributable to Work that is performed in accordance with the Drawings and Specifications and is not defective;

3. The Contractor has failed to make payments promptly to the Contractor's Subcontractors or for materials or labor used in the Work for which the Owner has made payment to the Contractor and provided written notice to Contractor (in such instance the Owner specifically reserves the right with no implied obligation to make direct or joint payment to such Subcontractors or for such material or labor);

4. If the Owner, in its good faith judgment, determines that the portion of the Guaranteed Maximum Cost then remaining unpaid will not be sufficient to complete the Work in accordance with the Drawings and Specifications, whereupon no additional payments will be due the Contractor hereunder unless and until the Contractor, at its sole cost, performs a sufficient portion of the Work so that such portion of the Guaranteed Maximum Cost then remaining unpaid is determined by the Owner to be sufficient to so complete the Work; or

5. If the Owner in good faith determines that the Contractor has not met, or will not with prompt acceleration of the Work meet, the Scheduled Substantial Completion Date or Interim Completion Dates, if any.

Furthermore, no partial payment made hereunder shall be or shall be construed to be final acceptance or approval of that part of the Work to which such partial payment relates, or relieve the Contractor of any of its obligations hereunder with respect thereto.

F. Application of Sums. Except for the Contractor's Fee, Contractor shall use the sums advanced to it pursuant to this Section V solely for the purpose of performance of the Work and the construction, equipping and furnishing of the Improvements in accordance with the Drawings and Specifications. However, no provision hereof shall be construed to require Owner to see to the proper disposition or application of the monies so advanced to Contractor.

SECTION VI

DISCOUNTS, REBATES AND REFUNDS

A. The Contractor shall determine the availability of discounts, rebates, refunds and returns applicable to the Work in order that the benefits thereof can be obtained. All cash discounts shall accrue to the Contractor unless the Owner deposits funds with the Contractor with which to make payments, or Contractor included them in an Application for Payment which Owner paid, in which case the cash discounts shall accrue to the Owner, and the Contractor shall notify the Owner adequately in advance of the availability of such cash discounts in order that the Owner may make available funds therefor.

B. All trade discounts, rebates and refunds, dividends on any bond, including performance and payment bonds and all returns from sale of surplus materials and equipment, whether provided by the Contractor or Subcontractors under a Cost Plus Fee with Guaranteed Maximum subcontract, shall accrue to the Owner as a deduction from the Cost of the Work, and the Contractor shall endeavor to make provisions for the securing thereof. Any discounts accruing to the Owner pursuant to this Section VI shall not result in an adjustment of the Guaranteed Maximum Cost.

C. All materials, equipment, tools and supplies acquired in connection with the Work and remaining at the completion thereof shall be sold or otherwise disposed of in accordance with Section V.G, and the proceeds therefrom or the salvage value thereof shall be credited to the Cost of the Work.

SECTION VII
SUBCONTRACTS AND PURCHASE ORDERS

A.	Selection of Subcontractors.

1. All portions of the Work that Contractor's organization has not been accustomed to perform shall be performed under subcontracts. Prior to solicitation of bids from subcontractors and materials suppliers, Contractor shall submit to the Owner and Architect a proposed list of bidders. The Owner reserves the right to approve or disapprove any such bidders and to add to such list. Such approval, disapproval or addition shall be in writing and shall not be unreasonably withheld or delayed. Contractor shall request a minimum of three (3) bids from subcontractors and, subject to the approval of Owner, will determine which bid(s) will be accepted. For all Contractor- provided self-performed Work, Contractor shall put said Work out for bid by at least two (2) other subcontractors. Owner shall then select the subcontractor (whether Contractor or one of the other two subcontractors that bid), and its bid for the applicable portion of the Work. Contractor will provide Owner for Contractor's bid the same breakdown of scope and bid as required by subcontractors. It is understood and agreed by Contractor that, as to any affected systems, and any other areas identified by Owner to Contractor, only those subcontractors previously identified to Contractor by Owner and mutually agreed as approved and qualified to bid may be considered or awarded subcontracts for such work. In the event of a conflict between Owner and Architect regarding the selection of subcontractors, the Owner's decision in selection of Subcontractors shall govern.

2. The Contractor shall forward to the Owner for review and approval a summary of all subcontractor and supplier bids as received, which summary shall delineate the base bid amount, all alternates, credits, discounts, allowances, contingencies, etc. This information will be in a form to allow for comparison to line items contained within the line item summary constituting the IGMC and the Contractor's estimate of the Costs of Work included in the Guaranteed Maximum Cost. Wherein any actual subcontract or purchase order amount is less or greater than the corresponding amount contained within the Contractor's estimate of the Cost of Work included in the Guaranteed Maximum Cost, such difference shall be added to or deducted from the Construction Contingency.

3. Except as regards the subcontractors for the specific portions of the Work identified and referred to above, if the Owner directs the acceptance of a subcontract bid in excess of the bid for the same work utilized by the Contractor in calculating the Estimated Contractor's Cost and the Guaranteed Maximum Cost, such excess shall be treated as an additive change in the Work in accordance with Section IV.

4.	All Subcontractors shall conform to the requirements of this Agreement, including Section 5.3 of the General Conditions attached hereto and the Contractor's standard subcontract form. The Contractor is fully responsible for subcontract requirements that do not conform to the requirements set forth in this Agreement. Subcontracts shall not be awarded on the basis of cost plus fee without prior consent of Owner. Subject to such consent, subcontracts awarded on the basis of Cost Plus Fee with Guaranteed Maximum Cost shall also be subject to the provisions of this Agreement insofar as applicable.

B.	Contract Provisions.

1. All subcontracts, rental agreements and purchase orders shall include provisions that require payment of all applicable sales/use taxes by all Subcontractors, suppliers and vendors. Subcontracts, rental agreements and purchase orders will clearly state that Texas taxes are included in subcontract, rental or purchase order amounts. Each subcontract, rental agreement and purchase order will contain the Subcontractor's, supplier's or vendor's Texas sales and use tax permit number. It is the Contractor's sole responsibility to insure that all applicable Texas sales/use taxes related to the Work are remitted to the state of Texas. Contractor shall not collect any sales or use taxes to the extent that Owner provides Contractor with a direct payment certificate indicating that Owner has the right to pay such taxes itself directly to the taxing authority, or to the extent that Owner provides Contractor with a valid exemption certificate or other proof that Owner is exempt from payment of the taxes at issue.

2. All subcontracts and purchase orders shall, so far as practicable, contain unit prices and any other reasonable formula for use in the determination of the cost of changes in the Work.

3. The Contractor agrees to hold all Subcontractors, including all persons directly or indirectly employed by them, responsible for any damages due to breach of contract or any negligent act and to diligently endeavor to effect recoveries of such damages.

SECTION VIII
INSURANCE

A. The Contractor shall provide insurance of the type and on the terms and conditions set forth to be furnished by the Contractor under Article 11 of the General Conditions attached hereto. The cost of this insurance shall be specifically itemized in the Estimated Contractor's Cost and the Guaranteed Maximum Cost.

B. Notwithstanding insurance requirements herein above set forth or limits of liability set forth therein, the Contractor shall defend, indemnify and hold harmless the Owner, Project Control of Texas, Inc. and their respective agents (not including design professionals) and employees in accordance with Paragraphs 3.18.1, 3.18.2, and 3.18.3 of the General Conditions.

C. No cost or expenses paid or incurred for which the Contractor is responsible under this Article shall be considered as a part of the Contractor's Cost for the Cost of the Work, except for the cost of insurance premiums as provided herein.

SECTION IX
INDEMNITY

A. To the extent permitted by applicable law and notwithstanding any of the insurance requirements hereinabove set forth or limits of liability set forth therein, the Contractor shall defend, indemnify and hold harmless the Owner, Project Control of Texas, Inc., their affiliates and subsidiaries and their respective agents (not including design professionals) and employees in accordance with Paragraphs 3.18.1, 3.18.2, and 3.18.3 of the General Conditions.

B. No costs or expenses paid or incurred for which the Contractor is responsible under this Section IX shall be considered as a part of the Contractor's Costs or the Cost of the Work, except for the cost of insurance premiums as expressly permitted under Section V.B.8 of this Construction Contract.

SECTION X

BONDS; SUBCONTRACTOR DEFAULT INSURANCE

A. If required by the Owner, the Contractor shall obtain and thereafter at all times during the performance of the Work maintain a performance bond and a labor and material payment bond each in form and substance satisfactory to the Owner. The initial penal sum for each such bond shall be in an amount equal to the Guaranteed Maximum Cost, and thereafter the penal sum for each such bond will be adjusted monthly as needed to reflect any adjustments to said Guaranteed Maximum Cost. It is understood by the Contractor and its surety that the penal sum will automatically be deemed equal to the Guaranteed Maximum Cost as adjusted from time to time. To verify the above automatic adjustments of the penal sums, the Contractor shall periodically provide the Owner with copies of correspondence, endorsements, confirmations or other documentation received by the Contractor evidencing acknowledgment by surety of such adjustments. Contractor shall cause any payment and performance bond to be recorded as required by Texas Property Code. Such bonds shall be issued by independent corporate surety of recognized financial standing satisfactory to the Owner and licensed to do business in the state of Texas.

B. Should the Owner forego requiring the Contractor to furnish a performance and payment bond, the Owner shall have the right to require the Contractor to obtain bonds from any or all Subcontractors. It is understood that the cost of Subcontractor bonds shall be included in the Estimated Contractor's Cost and the Guaranteed Maximum Cost and may be charged as a Cost of the Work under Section V.B. as long as such bonds have been requested and approved by the Owner. Copies of such bonds with dual oblige riders in favor of the Owner, in form acceptable to the Owner, shall be submitted to the Owner promptly upon issuance thereof and prior to any payment with respect thereto. With Owner’s prior written approval, if Contractor elects to purchase subcontractor default insurance for all Subcontractors (“SDI”), Contractor shall specifically endorse the Project to their subcontractor default insurance policy. The following requirements must be met for the SDI policy:

1. Limits must be maintained at no less than $20,000,000.00 per occurrence, $30,000,000.00 aggregate, and $5,000,000.00 indirect costs sublimit. Owner, at its request, may require Contractor to obtain a Financial Interest Endorsement to the SDI policy, specifically naming the Owner as the Scheduled Entity.

2. Contractor must provide a copy of the current policy and a copy of any and all endorsements prior to any Work commencing. New copies must be provided upon renewal.

3. Contractor must notify Owner if the aggregate limits of the policy are impaired by fifty percent (50)%. At such time as the limits are impaired by more than fifty percent (50%), Owner may, at its option require Contractor to provide, if not previously required, at Contractor's expense and not as a Cost of the Work, an umbrella policy to the SDI Policy.

4. Contractor agrees that any deductibles or copays associated with or due under the SDI policy will be at the expense of Contractor and not to be included as a Cost of the Work.

5. Contractor agrees that Owner's total charge for SDI will be _NA percent (_NA_%) of subcontractor's contract amounts for all subcontractors that meet Contractor's pre-qualification standards. The rate is in accordance with Contractor's accepted proposal and, thus, is not subject to audit. For subcontractors that do not qualify for SDI, a payment and performance bond may be obtained by Contractor, but the cost of such bond shall not exceed NA_percent (_NA_%) of subcontractor's contract amount when added to the Cost of the Work.

SECTION XI
INDEPENDENT CONTRACTOR

Notwithstanding any provision herein to the contrary, it is the intent of this Agreement that the Contractor shall in all events be acting hereunder as an independent contractor and never as an agent of or joint venture of the Owner, Architect or Project Control of Texas, Inc. Neither Contractor nor anyone employed or engaged by it shall be, represent, act, purport to act, or be deemed to be the agent, representative, employee or servant of Owner, nor shall Contractor or anyone employed or engaged by it be treated as an employee of Owner, including for purposes of tax and social security coverage and withholding, or any Owner provided employee benefits. Contractor shall have responsibility for and control over the details and means for performing the Work, provided that Contractor is in compliance with the terms of this Agreement. Anything in this Agreement that may appear to give Owner the right to direct Contractor as to the details of the performance of the Work, or to exercise a measure of control over Contractor, shall mean that Contractor shall follow the desires of Owner only as to the intended results of the Work.

SECTION XII
INSPECTION AND AUDIT

A. The Contractor represents that it has inspected the Property and the location or locations of the Work and has satisfied itself as to the conditions thereof, including, as of the time of execution of the Amendment establishing the Guaranteed Maximum Cost, review of the geotechnical report setting forth the subsurface conditions at the Project, and that the Guaranteed Maximum Cost is just and reasonable compensation for all the Work, including measures and workmanship to preserve, protect and support the historic structure of the building, and all foreseen or reasonably foreseeable risks, hazards and difficulties in connection therewith subject to Paragraph 4.3.6 of the General Conditions.

B. The Owner at all times shall have reasonable access to the Work for inspection thereof, but shall not be obligated to conduct any such inspection. The Contractor shall provide proper and safe facilities for such access and inspection. If any of the Work is required to be inspected or approved by any public authority, the Contractor shall cause such inspection or approval to be performed.

C. The Contractor understands and acknowledges that the Owner may require periodic inspection and certification by the Board of Fire Underwriters. Consequently, the Contractor especially agrees to make the site available at all reasonable times for inspection and shall coordinate with the Owner's Representative to make the Property available at appropriate times for inspection by representatives of the Board of Fire Underwriters.

D. No inspection performed or failed to be performed by the Owner hereunder shall be a waiver of any of the Contractor's obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.

E. The Contractor shall check all materials, equipment and labor entering into the Work site and shall keep such full and detailed accounts as may be necessary to determine the Contractor's Cost and for proper financial management under this Agreement. The Contractor's accounting shall be performed in accordance with accounting principles customary in the industry and shall be maintained in a manner reasonably satisfactory to the Owner.

F. The Owner shall have access to the Work and the right to audit at any time all the Contractor's (and each guaranteed maximum cost sub-contractor's) books, records, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the Work and this Agreement, and the Contractor shall preserve all such records for a period of three (3) years after receipt of the Final Payment hereunder. Such records subject to audit shall include, but not be limited to, those records necessary to evaluate and verify direct and indirect costs (including overhead allocations, if any) as they may apply to cost associated with this Agreement. All stipulated rates included in Exhibit C (labor rates, burden, insurance) shall not be auditable.

SECTION XIII
SURVEYS

Intentionally Omitted.

SECTION XIV
TERMINATION

A. Default by Owner. If the Owner fails to perform any of its material obligations hereunder, the Contractor shall have the right to give the Owner a written notice thereof, stating the nature of the default complained of. If the Owner does not cure a material default within thirty (30) days after receipt of such notice, except for non- payment which shall follow Article 9.7, then Contractor's sole remedy shall be the right to terminate this Agreement by giving the Owner written notice thereof at any time thereafter while such material default remains uncured, and payment shall be made to the Contractor for all Work executed and for any proven loss sustained upon any materials, equipment, tools, construction equipment and machinery, and reasonable demobilization costs and fees earned to date of termination. The Contractor shall similarly have the right to terminate upon thirty (30) days' prior notice if the Work is suspended for a period of ninety (90) consecutive days or more from causes not the fault of the Contractor.

B. Default by Contractor. If the Contractor shall fail to (1) commence the Work in accordance with the provisions of this Agreement, (2) to diligently prosecute the Work to completion thereof in a diligent, efficient, timely, workmanlike, skillful and careful manner and in strict accordance with the provisions of the Contract Documents (including the Scheduled Substantial Completion Date and Interim Completion Dates, if any), (3) to use an adequate amount or quality of personnel or equipment to complete the Work without undue delay, (4) to perform any of its obligations under the Contract Documents (or under any other agreement, related or unrelated, between Owner and Contractor) or (5) to make prompt payments to its Subcontractors, materialmen or laborers, then the

Contractor shall be in default hereunder. If the Contractor shall not cure any such default after seven (7) days' written notice thereof (or, if such default is of such a nature as to be incapable of cure within such period, shall not commence action to cure said default within such period and thereafter diligently and continuously pursue such action to complete such cure promptly, and in all events within thirty (30) days of such notice), provided that Contractor shall only have seven (7) days to cure a monetary default, or if the Contractor is in default under any other agreement, related or unrelated, between the Owner and Contractor beyond any applicable cure or grace period provided in such other agreement, then such shall be an "Event of Default" hereunder.

C.	Remedies of Owner.

1. Upon an Event of Default, the Owner shall have the right to (1) terminate this Agreement for cause; (2) take possession of and use all or any part of the Contractor's materials, equipment incorporated or to be incorporated in the work, supplies and other property of every kind used by the Contractor in the performance of the Work and to use such property in the completion of the Work; (3) complete the Work in any manner it deems desirable, including engaging the services of other parties therefor; or (4) exercise any combination of the remedies set out in (1)  through (3). Any such act by the Owner shall not be deemed a waiver of any other right or remedy of Owner set forth herein or under law or equity. If after exercising any such remedy the cost to the Owner of the performance of the balance of the Work is in excess of that part of the Guaranteed Maximum Cost which has not theretofore been paid to the Contractor hereunder, the Contractor shall be liable for and shall reimburse the Owner for such excess, in addition (notwithstanding anything provided in Section XXVIII) to any other direct damages, incidental damages, special damages and reasonably foreseeable consequential damages, including any amounts Owner is entitled to receive from or require payment by Contractor, or to withhold, deduct, or offset against the sums otherwise due Contractor. The obligation of payment shall survive termination of the Contract.

2. The Owner may, if the Contractor neglects to prosecute the Work properly or to perform any provision of the Contract Documents, or otherwise does, or omits to do, anything whereby safety or proper construction may be endangered, or whereby damage or injury may result to person or property, after three (3) days' prior written notice to the Contractor, without prejudice to any other remedy the Owner may have, make good all Work, material, omissions or deficiencies, and may deduct the cost therefor from the amount included in the Guaranteed Maximum Cost due or which may thereafter become due the Contractor, but no action taken by the Owner hereunder shall affect any of the other rights or remedies of the Owner granted by the Agreement or by law or equity or relieve the Contractor from any consequences or liabilities arising from such acts or omissions.

3. It is recognized that if the Contractor is adjudged as bankrupt, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of creditors, or if a receiver is appointed on account of Contractor's insolvency, or Contractor undergoes a substantial change in ownership (more than 50% of the equity ownership of Contractor], or Contractor transfers substantially all of its assets, such could impair or frustrate the Contractor's performance of this Agreement. Accordingly, it is agreed that, upon the occurrence of any such event, the Owner shall be entitled to request of the Contractor or its successor in interest adequate assurance of future performance in accordance with the terms and conditions hereof. Failure to comply with such request within ten (10) days after delivery of the request shall entitle the Owner to terminate this Agreement and to the accompanying rights set forth above in Section XIV.A. In all events, pending receipt of adequate assurance of performance and actual performance in accordance therewith, the Owner shall be entitled to proceed with the Work with its own forces or with other contractors on a time and material or other appropriate basis, the cost of which will be backcharged against the Contract Sum hereof.

D.	Right of Termination.

1. Notwithstanding anything to the contrary, the Owner hereby reserves the right to terminate this Agreement without regard to fault or breach, upon written notice to the Contractor, effective immediately unless otherwise provided in said notice. Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall (1) cease all operations as directed by the Owner in the notice; (2) take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and (3) except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontractors and purchase orders and enter into no further subcontracts and purchase orders. In the event of such termination for convenience, the Owner shall pay as the sole amount due to the Contractor in connection with this Project costs reimbursable hereunder for Work performed to date plus the Contractor's Fee applicable to such costs for Work performed (except retainage sums shall not be paid prior to thirty-one (31) days following the date of termination), which shall not include any amount for lost profit. Owner shall not be responsible for the payment of any portion of Contractor’s unearned Fee. Notwithstanding the foregoing, Contractor acknowledges that the Project may be terminated during the schematic design document or design document phases, and in the event Owner terminates this Agreement prior to issuing the Notice to Proceed described in Section II.A hereof (e.g., prior to commencement of construction), Owner shall pay as the sole amount due to the Contractor those amounts due to Contractor under Section V of this Construction Contract.

2. Such sums will be due and payable on the same conditions as set forth in Section V.D hereof and Paragraph 9.10.2 of the General Conditions, for final payment to the extent applicable. Upon receipt of such payment, the parties hereto shall have no further obligations to each other except for the Contractor's obligations to perform corrective and/or warranty work and to indemnify the Owner as provided for in this Agreement. It is understood and agreed that no fee shall be due or payable for unperformed Work. The Contractor agrees that each subcontract and purchase order issued by it will reserve for the Contractor a comparable right of termination provided by this Section XIV.D, and the Contractor further agrees to require that comparable provisions be included in all lower tier subcontracts and purchase orders.

E. Wrongful Termination. Upon a final judicial determination (and all appeals exhausted) that termination of the Contractor or its successor in interest pursuant to this Section XIV was wrongful, such termination will be deemed converted to a termination for convenience pursuant to Section XIV.D and the Contractor's remedy for wrongful termination in such event shall be limited solely to the recovery of the payments permitted for termination for convenience as set forth in Section XIV.D, plus the Contractor's reasonable attorneys' fees and interest at the rate of six percent (6%) per annum.

F. Non-Exclusive. The rights and remedies of the Owner and Contractor under this Section XIV shall be non-exclusive, and shall be in addition to all the other remedies available to such parties at law or in equity, subject, however, in the case of the Contractor, to the limitation contained in Section XIV.D and E, and other provisions of this Agreement.

SECTION XV
NOTICES

All notices to be given hereunder shall be in writing, and may be given, served or made by depositing the same in the United States mail addressed to the authorized Representative (as specified in Section XXVI hereof) of the party to be notified, postpaid and certified with return receipt requested; or by delivering the same in person to the said authorized Representative of such party. Notice deposited in the mail shall be effective upon actual receipt, rejection or the first attempted delivery thereof. Notice given in any other manner shall be effective only if and when received by the party to be notified. All notices to be given to the parties hereto shall be sent to or made at the addresses heretofore set forth. By giving the other party at least fifteen (15) days' prior written notice thereof, the parties hereto shall have the right to change their respective addresses and specify as its address for the purposes hereof any other address in the United States of America.

SECTION XVI
LIENS AND CLAIMS

A. The Contractor shall not permit any laborer's, materialmen's, mechanics' or other similar lien to be filed or otherwise imposed on any part of the Work or the Property, and shall provide Owner with partial and final lien releases in the form required by the Texas Property Code from all parties performing any part of the Work or providing materials for the Work. Contractor shall defend, indemnify, and hold Owner harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including without limitation, reasonable attorney’s fees, resulting from (1) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Work, (2) the foreclosure of any mechanic’s or materialman’s lien that allegedly secured the amounts allegedly owed claimant, (3) any other legal proceedings initiated in connection with that claim.

B. If any laborer's, materialmen's, mechanics' or other similar lien or claim thereof is filed and if the Contractor does not cause such lien to be released and discharged forthwith, or file a bond in lieu thereof at the Contractor's sole cost which satisfies the requirements of Subchapter H of Chapter 53 of the Texas Property Code, within ten (10) days following the filing of same, the Owner shall have the right to pay all sums necessary to obtain such release and discharge and deduct amounts so paid from the Guaranteed Maximum Cost, or deduct same from the Contractor's Fee portion of the next succeeding Application for Payment until the total amount of same shall be recouped, as the Owner may elect.

C. Not withstanding anything contained in Section XVI to the contrary. If any such lien is filed or otherwise imposed, at the request of the Owner, the Contractor shall cause such lien to be released and otherwise discharged within ten (10) days following receipt of a request from Owner. The Contractor shall indemnify and hold harmless the Owner from all claims, losses, demands, causes of action or suits of whatever nature arising out of any such lien or that part of the Work covered thereby with respect to Work theretofore performed and for which payment has been made by the Owner to the Contractor.

SECTION XVII
TITLE TO WORK

The Contractor warrants and agrees that title to all Work will pass to the Owner either by incorporation in the Project or upon the receipt of payment therefore by the Contractor, whichever occurs first, free and clear of all liens, claims, title retention agreements, security interests or encumbrances whatsoever; provided, that the vesting of such title shall not, alone, relieve Owner of its obligation to pay for such Work in accordance with the provisions of the Contract Documents, impose any obligations on Owner or relieve Contractor of any of its obligations under this Agreement. The Contractor warrants and agrees that Contractor shall remain responsible for damage to or loss of the Work, whether completed or under construction, until the Work has been accepted by Owner in the manner set forth in the Contract Documents. Contractor further warrants and agrees that no Work covered by an Application for Payment will have been acquired by the Contractor, or by any other person performing Work at the site or furnishing Materials and equipment for the Project, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by the Contractor or such other person.

SECTION XVIII
WAIVER

A. No consent or waiver, express or implied, by either party to this Construction Contract to or of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such party hereunder. Except as expressly provided otherwise under this Construction Contract, failure on the part of any party hereto to complain of or declare the other party in breach or default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

B. Inspection, payment or tentative approval or acceptance by the Owner or the failure of the Owner to perform any inspection hereunder shall not constitute a final acceptance of the Work or any part thereof, and shall not release the Contractor of any of its obligations hereunder.

SECTION XIX
CONFLICTS

In case of conflicts between the provisions of this Construction Contract, any ancillary documents executed contemporaneously herewith or prior hereto, or any other of the Contract Documents, the provisions of this

Construction Contract (including all Exhibits) shall prevail, except that the First, Second and Third Amendments to this Construction Contract, to be executed hereafter, shall prevail over the aforesaid Contract Documents.

SECTION XX
WORK IN PROGRESS

The Contractor shall use reasonable efforts to complete and make available portions of the Project for occupancy by the Owner prior to the Scheduled Substantial Completion Date, provided such does not delay the Contractor's performance of the Work. Any such early occupancy shall be pursuant to an appropriate agreement setting forth (A) responsibility for utility cost; (B) commencement of warranty obligations for the portion of the Improvements to be occupied; (C) insurance to be maintained by the Owner and its respective separate contractors; and (D) reimbursement of additional cost to the Contractor, if any, reasonably incurred to minimize interference of the Work resulting from such early occupancy. As portions of the Project are completed and occupied, the Contractor shall ensure that continuing construction activity will not unreasonably interfere with the use, occupancy and quiet enjoyment of the completed portions thereof.

SECTION XXI

COMPLIANCE WITH LAWS; OWNER POLICIES

Any provisions hereof to the contrary notwithstanding, the Contractor shall observe and abide by and perform all of its obligations hereunder in accordance with all applicable Laws. In addition, Contractor agrees to perform its obligations hereunder in accordance with Owner's applicable policies, including, but not limited to, safety policies.

SECTION XXII
PERSONNEL

A. All personnel used by the Contractor in the performance of the Work shall be qualified by training and experience to perform their assigned tasks. At the reasonable request of the Owner, the Contractor shall not use in the performance of the Work any personnel deemed by the Owner to be incompetent, careless, unqualified to perform the work assigned to him, or otherwise unsatisfactory to the Owner. It is specifically agreed that the Contractor's Project personnel and staff shall be those listed on Exhibit C. Such Project personnel and staff will devote such time to the Work as is necessary to properly perform their respective duties to ensure that the Work will be diligently prosecuted in accordance with the Contract Documents, and such Project personnel and staff will continue such role unless prior release is approved or directed by the Owner's Representative (as defined below) in writing, unless such personnel shall cease to be employed by the Contractor. Replacement of or addition to the Contractor's key personnel shall be subject to prior approval by the Owner. The Contractor further agrees not to remove from the Work any employee which the Owner's Representative considers to be necessary for the proper performance of the Work, without the prior approval of the Owner's Representative.

B. It is understood and agreed that if, in the sole reasonable judgment of the Owner, the Contractor and Owner are unable to reach agreement with regard to personnel and staffing of the Contractor's employees engaged at the construction site, the Owner has the right to terminate this Agreement and perform the Work without any further obligation to the Contractor, except for sums due in accordance herewith for Work performed to date of termination.

SECTION XXIII
CONTRACTOR'S WARRANTIES

A. The Contractor warrants to the Owner (in addition to any other representations and warranties contained elsewhere in the Contract Documents as an inducement to Owner to execute this Agreement):

a.	that it is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete this Agreement;

b.	that it is able to furnish the plant, tools, materials, supplies, equipment and labor required to complete the Work and perform its obligations hereunder;
c.	that it is experienced in and competent to perform the Work contemplated by this Agreement;
d.	that it is qualified to do the Work herein and is authorized to do business in the state of Texas;
e.	that it holds all licenses, permits (including a valid Texas sales and use tax permit) and other necessary documentation required by law to perform the services included in this Agreement;
f.	that it will perform all Work called for hereunder in a good and workmanlike manner in accordance with the Drawings and Specifications and all things required thereby or reasonably inferable therefrom; and
g.	that it shall comply with and satisfy law, statute, ordinance, order, rule, regulation or requirement of the United States, the state, county, city and political subdivisions in which the Project is located or which exercises jurisdiction over the Project, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over the Project applicable to performance of the Work;

The foregoing warranties are in addition to, and not in lieu of, any and all other liability imposed upon the Contractor by law with respect to the Contractor’s duties, obligations and performance hereunder. The Contractor’s liability hereunder shall survive the Owner’s final acceptance of and payment for the Work. All representations and warranties set forth in this Agreement, including, without limitation, this paragraph, shall survive the final completion of the Work or the earlier termination of this Agreement. The Contractor acknowledges that the Owner is relying on these representations and warranties in entering into this Agreement with Contractor.

B. The Contractor warrants to the Owner that Contractor holds all licenses, permits (including a valid Texas sales and use tax permit) and other necessary documentation required by law to perform the services included in this Agreement.

SECTION XXIV
DEFECTS

A. The Contractor shall promptly (i) re-execute any parts of the Work that fail to conform with the requirements of this Agreement that appear in the progress of the Work; (ii) remedy any defects in the Work due to faulty materials or workmanship that appear within a period of one (1) year from Substantial Completion of the Work hereunder, or within such longer period of time as may be set forth in the Drawings and Specifications or other Contract Documents; and (iii) replace, repair or restore any parts of the Project or furniture, fixtures, equipment or other items placed therein (whether by the Owner or any other party) that are (a) injured or damaged by any such parts of the Work that do not conform to the requirements of this Agreement or (b) defects in the Work. The re-execution, remedy, replacement, repair, restoration and/or correction shall be made at the convenience of the Owner during such times as will not interfere with the Owner's normal use and occupancy of the Improvements.

B. If, however, the Owner deems it inexpedient to require the correction of Work damaged or not done in accordance with the Contract Documents, an equitable deduction from the Cost of the Work and the Guaranteed Maximum Cost shall be made by agreement between the Contractor and Owner. Until such settlement, the Owner may withhold such sums as the Owner deems just and reasonable from monies, if any, due the Contractor. The settlement shall not be unreasonably delayed by either party, and the amount of money withheld shall be based on the estimated actual cost of the correction to the Owner.

C. The provisions of this Section XXIV apply to Work done by Subcontractors of the Contractor, as well as work done directly by employees of the Contractor. The provisions of this Section XXIV shall not apply to corrective work attributable solely to the acts or omissions of any separate contractor of the Owner (unless the Contractor is acting in such capacities). The cost to the Contractor for performing any of its obligations under this Section XXIV shall be borne by the Contractor and shall not be included in the Cost of the Work. The Contractor's express warranty herein shall be in addition to, and not in lieu of, any other remedies the Owner may have under this Agreement, at law, or in equity for defective Work.

SECTION XXV
CONFIDENTIALITY AND MEDIA COMMUNICATIONS

The Contractor shall treat all information relating to the Project and all information supplied to the Contractor by the Owner or Architect as confidential and proprietary information of the Owner or Architect and shall not permit its release to other parties or make any public announcement or publicity releases without the Owner's written authorization. The Contractor shall also require its Subcontractors, low tier Subcontractors and vendors to comply with this requirement. The provisions of this Section shall remain binding obligations on the Contractor after completion, expiration or termination of this Agreement, until the Owner reasonably determines that the confidential information referred to herein has become part of the public domain by means of other disclosures or releases prohibited by this Agreement, or until the date two (2) years after completion of the Work, whichever occurs first. Although not purposefully supplied by Owner or Architect, information of which Contractor only becomes aware due to, or as a result of, Contractor's Work on the Project, shall also be considered confidential information for purposes of this Section; provided, that such information is not otherwise a part of the public domain.

SECTION XXVI
REPRESENTATIVES

A. Upon execution of this Agreement, the Owner shall designate in writing to the Contractor the name of the party who is to be the "Owner's Representative" with full authority to execute any and all instruments requiring the Owner's signature and to act on behalf of the Owner with respect to all matters arising out of this Agreement. The "Owner's Project Management Consultant" shall be Project Control of Texas (PCT) and Texas Research & Technology Foundation (TRTF). The Owner's Project Management Consultant is authorizedto represent the Owner, run project meetings and issue instructions to the Contractor.

B. Upon execution of this Agreement, the Contractor shall designate in writing to the Owner the name of the party who is to be the "Contractor's Representative" with full authority to execute any and all instruments requiring the Contractor's signature and to act on behalf of the Contractor with respect to all matters arising out of this Agreement.

SECTION XXVII
ASSIGNMENT

A. Except as otherwise provided in this Section XXVII, neither party to this Agreement shall assign this Agreement or sublet it as a whole without the written consent of the other; nor shall the Contractor assign any monies due or to become due to it hereunder, without the previous written consent of the Owner. However, notwithstanding the foregoing, the Owner will assign this Agreement to TPB Merchants Ice LLC, , by providing written notice to the Contractor. Further, the Owner may assign this Agreement to any other affiliated or non-affiliated party or entity, provided the Owner continues to be responsible for the performance by such assignee of all undertakings of the Owner hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.

B. All subcontract agreements shall conform to the requirements of the Contract Documents, and Contractor hereby assigns to Owner (and Owner's successors or permitted assigns) all its interest in any subcontract agreements and purchase orders now existing or hereafter entered into by the Contractor for performance of any part of the Work, which assignment will be effective upon acceptance by the Owner in writing and only as to those subcontract agreements and purchase orders that Owner designates in writing. Owner may accept said assignment at any time during the course of construction prior to Final Completion. Upon such acceptance by Owner: (1) Contractor shall promptly furnish to Owner true and correct copies of the designated subcontract agreements, and purchase orders, and (2) Owner shall only be required to compensate the designated Subcontractor(s) or supplier(s) for compensation accruing to such party(ies) for Work done or Materials delivered from and after the date on which Owner determines to accept the subcontract agreement(s) or purchase order(s). All sums due and owing by Contractor to the designated Subcontractor(s) or supplier(s) for work performed or material supplied prior to Owner's determination to accept the subcontract agreement(s) or purchase order(s) and for which the Contractor has been paid, shall constitute a debt between such parties and Contractor. All subcontract agreements and purchase orders shall provide that they are freely assignable by the Contractor to the Owner and its assigns as provided above. Such assignment constitutes part of the consideration to the Owner for entering into the Agreement with the Contractor and may not be withdrawn prior to Final Completion. Contractor shall deliver or cause to be delivered to Owner a written acknowledgment in form and substance satisfactory to Owner from each of its Subcontractors and suppliers of the contingent assignment described herein no later than ten (10) days after the date of execution of each subcontract agreement and purchase order with such parties.

SECTION XXVIII
LIMITED RECOURSE

A. The Contractor agrees that no liability shall attain in favor of the Contractor against any officer, director, member, agent or employee of Owner or Owner's affiliates or subsidiaries, and that Contractor will look solely to the assets of Owner for satisfaction of any obligation hereunder.

B. Notwithstanding anything in this agreement to the contrary, the Contractor and Owner each waive claims against the other for consequential damages arising out of or relating to this Agreement. This mutual waiver includes:

1. damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

2. damages incurred by the Contractor for principal office expenses, including compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party's breach of this Agreement and survives termination of this agreement.

SECTION XXIX
NONDISCRIMINATION

The Contractor agrees that in the performance of its work under this Agreement it will not knowingly violate any applicable Laws prohibiting discrimination in employment.

SECTION XXX
CONSTRUCTION OF TERMS

Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other, and pronouns having a masculine or feminine gender shall be deemed to include the other.

SECTION XXXI
CAPTIONS

The captions used for the Sections in this Construction Contract are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the intent of this Construction Contract or any Section hereof.

SECTION XXXII

ENTIRE AGREEMENT

The Contract Documents constitute the entire agreement between the parties hereto with respect to the matters covered thereby. All prior negotiations, representations and agreements with respect thereto not incorporated in such Contract Documents are hereby canceled. This Agreement can be modified or amended only by a document duly executed on behalf of the parties hereto.

SECTION XXXIII
SEVERABILITY; COUNTERPARTS

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one agreement binding on all parties, notwithstanding that all the parties are not signatories of the same counterpart.

SECTION XXXIV

DRUG AND SMOKE FREE WORKPLACE

The Contractor shall cooperate with Owner's policy of maintaining a drug and smoke free environment. The Owner may require the Contractor to immediately remove any of its employees that do not comply with the Owner's drug and smoke free policy. The Contractor shall require a drug and smoke free environment, including all of its Subcontractors.

Smoking

All Owner facilities are non-smoking environments. Smoking is not permitted in the Owner’s buildings. This policy applies to all workers as well. You are expected to inform visitors of this policy when necessary.

Substance Abuse

The Owner is committed to maintaining a safe and healthy work environment for its associates, to protecting its own property and the property of its clients and customers, and to helping protect the traveling public on the routes traveled by its equipment. The use of alcohol and/or drugs can undermine workers productivity, the quality of the Owner’s services, and reputation. For these reasons, and in compliance with the Drug-Free Workplace Act, the Owner has implemented the following Substance Abuse Policy. All workers are prohibited from reporting to work or performing any work duties under the influence of alcohol, illegal drugs or inhalants, or other controlled substances. The manufacture, sale, distribution, transfer, possession, purchase, or use of alcohol, illegal drugs or inhalants, or other controlled substances on the Owner’s property is strictly prohibited. Drug means any substance other than alcohol capable of altering an individual’s mood, perception, pain level, or judgment. Illegal drug is any drug or controlled substance the sale or consumption of which is illegal. Alcohol use means the consumption of any beverage, mixture, or preparation, including any medication, containing alcohol.

SECTION XXXV
SECURITY

The Contractor agrees that the Owner shall not be obligated to provide security at the Project site to protect against vandalism, theft, breakage or damage, that the Owner shall not be responsible or liable for any such vandalism, theft, breakage or damage, and that the Contractor shall assume full responsibility and liability for such vandalism, theft, breakage or damage until the Work is fully completed, to the extent that any such vandalism, theft, breakage or damage is not covered by any Builder's Risk insurance policy. In the event of any loss of or damage to any portion of the Work or materials incorporated into the Work stored on the Property that are covered by a Builder's Risk insurance policy, the Contractor shall not be allowed any increase to the contract sum for the cost of the deductibles associated with the claim, but will be entitled to use contingency funds to cover this deductible up to $25,000.

SECTION XXXVI

LENDER’S REQUIREMENTS

Contractor shall provide at Owner’s request, any information to any third party furnishing financing or Tax Credit Investor requirements for the development and construction of the Project, if any, or any regulatory agency (referred to herein collectively as “Owner’s Lender”) any Project information that Owner’s Lender or its (their) designated representatives reasonably require or any such certification the Contractor is obligated to provide to the Owner under the Contract Documents. The Contractor further agrees to execute such documents required by Owner’s Lender and which are consistent with reasonable commercial practices for the financing or tax credit of the project of the size and scope of the Project.

IN WITNESS WHEREOF, this Construction Contract is hereby executed as of the date first above set forth.

[SIGNATURE PAGES FOLLOW]

COUNTERPART SIGNATURE PAGE TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER CONTRACTING COMPANY DATED 03/01/2022

COUNTERPART SIGNATURE PAGE TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER CONTRACTING COMPANY DATED 03/01/2022

SCHEDULE 1 TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER
CONTRACTING COMPANY DATED 03/01/2022

DEFINED TERMS

"AED" shall have the meaning set forth in Section V.B.6.

"Additional Insureds" shall have the meaning set forth in Paragraph 11.1.1 of the General Conditions.

"Allowances" shall mean those items identified as such pursuant to the First Amendment. The amounts listed for such Allowances are included in the IGMC and in the Estimated Contractor's Cost.

"Allowance Work" shall mean Work performed in connection with the Allowances, as set forth in the First Amendment.

"Application for Payment" shall have the meaning set forth in Section V.D.

"Architect" shall refer to Douglas Architects, unless the Owner gives the Contractor written notice naming another party as the Architect, and is further defined in Paragraph 4.1.1 of the General Conditions.

"Certificate for Payment" shall have the meaning set forth in Section 9.4 of the General Conditions.

"Change in Scope" shall mean a change in the Work that affects the Scheduled Substantial Completion Date and Scheduled Final Completion Date, but shall not include a change resulting from errors or omissions of the Architect or Architect's consultants or time extensions related to weather delays pursuant to Section II.

"Change Order" shall have the meaning set forth in Paragraph 7.2.1 of the General Conditions. "Change Order Work" shall have the meaning set forth in Section IV.A.3.

"Claim" shall have the meaning set forth in Paragraph 4.3.1 of the General Conditions.

"Construction Change Directive" shall have the meaning set forth in Paragraph 7.3.1 of the General Conditions.

"Construction Contingency" shall mean the amount available to the Contractor to cover the costs resulting from (i) unforeseen conditions, and (ii) events not evidenced at the time of the execution of this Agreement or the establishment of the Guaranteed Maximum Cost, which costs are otherwise reimbursable pursuant to Section V.B hereof. However, the Construction Contingency shall not be used in connection with repair of or replacement of rejected or defective work.

"Contract Documents" shall mean the Construction Contract, all the items enumerated in Exhibit B and all amendments, Change Orders or addenda issued with respect thereto.

"Contract Sum" shall have the meaning set forth in Section V.A.

"Contract Time" shall mean a finite number of months, commencing on the commencement date and ending on the completion date, to be more particularly described and set forth in the Second Amendment (following execution of same).

"Contractor" shall mean the person identified as such in the preamble to the Construction Contract, as further defined in Paragraph 6.1.2 of the General Conditions.

Schedule 1 – Page 1

"Contractor's Costs" shall have the meaning set forth in Section V.B. "Contractor's Fee" shall have the meaning set forth in Section V.A.1. "Contractor's Representative" shall have the meaning set forth in Section XXVI.B. "Cost of the Work" shall have the meaning set forth in Section V.B.

"CPM" shall have the meaning set forth in Section I.C.3.

"Drawings and Specifications" shall have the meaning set forth in Section I.A.1.

“Early Package” shall have the meaning set forth in Section I.B.1.

"Estimated Contractor's Cost" shall have the meaning set forth in Section V.B. "Event of Default" shall have the meaning set forth in Section XIV.B.

"Final Application for Payment" shall have the meaning set forth in Section V.D.11.

"Final Completion" or "finally complete" (whether upper case or lower case letters are used) as used in this Agreement means performance of all of the Work including minor items of unfinished work and all remedial work and issuance of a permanent certificate of occupancy (or if same cannot be delivered for reasons not the fault or responsibility of the Contractor, nevertheless all the Contractor's obligations necessary to the issuance of such permanent certificate of occupancy have been performed). Such term is further defined in Paragraph 9.10.1 of the General Conditions.

"Final Payment" shall have the meaning set forth in Section V.D.10.

"Final Working Drawings and Specifications" shall have the meaning set forth in Section I.B.3.a. "First Amendment" shall have the meaning set forth in Section I.B.1.

"Guaranteed Maximum Cost" ("GMC") shall have the meaning set forth in Section I.B.3.c. "Improvements" shall have the meaning set forth in Section I.A.1.

"Initial Guaranteed Maximum Cost" ("IGMC") shall have the meaning set forth in Section I.B.2.a.

"Interim Completion Dates" shall mean have the meaning set forth in the Second Amendment (following execution of same).

"Laws" shall mean any and all applicable federal, state/provincial, municipal and local codes, constitutions, decrees, directives, laws, licenses, ordinances, injunctions, order, permits, regulations, requirements, rules and statutes.

"Materials" shall have the meaning set forth in Section I.A.1.

"Not In Contract," or "NIC," work shall have the meaning set forth in Paragraph 3.20.4 of the General Conditions. "Notice to Proceed" shall have the meaning set forth in Section II.A.1.

"Occupant" shall have the meaning set forth in Paragraph 9.9.3 of the General Conditions.

"Owner" shall be the person identified as such in the preamble to the Construction Contract, as further defined in Paragraph 2.1.1 of the General Conditions.

“Owner’s Lender” shall have the meaning set forth in Section XXXVI.

Schedule 1 – Page 2

"Owner's Project Management Consultant" shall the person identified as such in Section I.A., as further defined in Section XXVI.A.

"Owner's Representative" shall have the meaning set forth in Section XXVI.A.

"Person" (whether upper case or lower case letters are used) shall be deemed to include an individual, corporation, partnership, trust, unincorporated organization, government and governmental agency or subdivision, as the context shall require.

"Preliminary Initial Guaranteed Maximum Cost" ("PIGMC") shall have the meaning set forth in Section I.B.1.

"Product Data" shall have the meaning set forth in Paragraph 3.12.2 of the General Conditions.

"Progress Schedules" shall have the meaning set forth in Section I.C.1.

"Project" shall have the meaning set forth in Section I.A.1.

"Property" shall have the meaning set forth in Section I.A.1.

"Proposal Request" shall have the meaning set forth in Section IV.A.1.

"Samples" shall have the meaning set forth in Paragraph 3.12.3 of the General Conditions.

"Savings" shall have the meaning set forth in Section V.A.2.b.

"Schedule of Values" shall have the meaning set forth in Section V.D.3.

"Scheduled Final Completion Date" shall have the meaning set forth in Section II.A.1.

"Scheduled Substantial Completion Date" shall have the meaning set forth in Section II.A.1.

"Scope of the Work" shall have the meaning set forth in Section I.B.2.a.

"Second Amendment" shall have the meaning set forth in Section I.B.2.a.

“SDI” shall have the meaning set forth is Section X.B.

"Services" shall have the meaning set forth in Section I.A.1.

"Shop Drawings" shall have the meaning set forth in Paragraph 3.12.1 of the General Conditions.

"Subcontractor" shall have the meaning set forth in Paragraph 5.1.1 of the General Conditions.

"Sub-Subcontractor" shall have the meaning set forth in Paragraph 5.1.2 of the General Conditions.

"Submittal Schedule" shall have the meaning set forth in Paragraph 3.12.11 of the General Conditions.

"Substantial Completion" or "substantially complete" (whether upper case or lower case letters are used) shall have the meaning as set forth in Paragraph 9.8.1 of the General Conditions and shall have the meaning as set forth in Section II.A, meaning performance of all of the Work (exclusive of minor items of unfinished work which does not preclude beneficial use of the Improvements).

"Third Amendment" shall have the meaning set forth in Section I.B.3.c.

"Work" shall have the meaning set forth in Section I.A.1.

Schedule 1 – Page 3

"Work Day" shall mean and refer to any of Contractor's normal eight (8) or ten (10) hour days, as the case may be, Monday through Friday or Monday through Thursday, as the case may be, of any given week, exclusive of customarily recognized and agreed national holidays.

Schedule 1 – Page 4

EXHIBIT A TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER
CONTRACTING COMPANY DATED 03/01/2022

PROPERTY LOCATION

1350 East Houston Street, San Antonio, Texas 78205

Exhibit A – Page 1

EXHIBIT B TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER CONTRACTING COMPANY DATED 03/01/2022

CONTRACT DOCUMENTS

To be provided and set forth in each Amendment.

Exhibit C-1 – Page 1

EXHIBIT B-1 TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER
CONTRACTING COMPANY DATED 03/01/2022

GENERAL CONDITIONS OF THE CONSTRUCTION CONTRACT

ARTICLE 1
GENERAL PROVISIONS

1.1	BASIC DEFINITIONS

1.1.1 The "Contract Documents" consist of the documents listed in Exhibit B to the Construction Contract, as said Exhibit may be amended from time to time. Unless specifically enumerated in said Exhibit B, the Contract Documents do not include other documents, such as bidding requirements (e.g., advertisement or invitation to bid, instructions to bidders, sample forms, the Contractor's bid or portions of addenda relating to bidding requirements). Capitalized terms not defined in the terms and conditions shall have the meaning ascribed to them elsewhere in the Agreement.

1.1.2 The "Agreement," which includes the Construction Contract, the Contract Documents, the exhibits to the Construction Contract (including these General Conditions), as well as all purchase orders, change orders, exhibits and addenda executed by the parties represent the entire and integrated agreement between the parties hereto and supersede prior negotiations, representations or agreements, either written or oral. The Agreement may be amended or modified only by a written modification signed by both parties ("Modification").

1.1.3 The "Project" is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner or by separate contractors.

1.1.4 The "Project Manual" is the volume or volumes of written construction documents that include(s) sample forms and certain of the Contract Documents, such as the Conditions of the Contract and Specifications.

1.1.5 The "Drawings" are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6 The "Specifications" are that portion of the Contract Documents consisting of the written requirements for materials, equipment, construction systems, standards and workmanship for the Work, and performance of related services.

1.2	EXECUTION, CORRELATION AND INTENT

1.2.1 Execution of the Agreement by the Contractor is a representation that the Contractor has visited the site, become familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

1.2.2 The Contract Documents include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all. In general, Drawings show dimensions, materials, locations and kinds of construction; Specifications describe quality of materials and workmanship. Work not particularly detailed, noted or specified shall be the same as similar parts that are detailed, noted or specified. Unless specifically noted to the contrary, it is the intention of the Drawings and Specifications that all Work, equipment, casework, mechanical, electrical and similar devices of whatever nature, be completely installed, hooked-up, made operational and fully functional, and that all costs therefor be included in the Contractor's Cost.

Exhibit B-1 – Page 1

1.2.2.1 The most recently issued document takes precedence over previous issues of the same document. The order of precedence is as follows, with "1" being the highest authority:

1.	Modifications signed by the Contractor and Owner (including Change Orders).

2.	The Agreement, including exhibits and attachments.

3.	General Conditions.

4.	The Construction Documents, as to which the Drawings govern over the Specifications for quantity and locations, the Specifications govern over the Drawings for quality and performance and the figured dimensions on Drawings shall govern other scale drawings without figured dimensions.

If, even after following the order of priority above, the resolution of the discrepancy or conflict is unclear, Contractor shall notify Owner in writing and request clarification and final decision by Owner. The general rule for interpretation will be that the discrepancy or conflict will be resolved in favor of providing the better quality, greater quantity or more stringent requirement of work and/or materials.

1.2.3 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings, shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.4 Unless otherwise stated in the Contract Documents, words and abbreviations that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

1.2.5 The general character of detail work is shown on the Drawings and in other Contract Documents, but subsequent clarifications may be made by additional layouts or large-scale or full-size details. When the Architect furnishes miscellaneous large scale or full size details to further clarify the Work, such details shall be considered a part of the Agreement. If, in the Contractor's opinion, such details are more elaborate than indicated on the Drawings and Specifications, written notice shall be given to the Owner and Architect within fourteen (14) days after receipt thereof by Contractor, concurrent with other reporting obligations of receipt thereof. In such case, and only if Owner concurs with Contractor and instructs the Architect to issue a Proposal Request, any Modifications to the Estimated Contractor's Cost, Guaranteed Maximum Cost and Scheduled Substantial Completion Date and Scheduled Final Completion Date will be determined in accordance with the procedures set forth in Section IV of the Construction Contract. Failure to receive timely notice shall relieve the Owner from claims for resultant additional cost or extension of the Scheduled Substantial Completion Date and Scheduled Final Completion Date.

1.2.6 The Contractor acknowledges that it has visited and examined the site and is fully familiar with all physical and other conditions affecting the site. In connection therewith, Contractor represents to Owner that the Contractor has, understood: (1) the nature, location and character of the Project and the site, including, without limitation, Owner provided geotechnical reports, civil plans, the surface and subsurface conditions of the site, all natural and man-made structures and obstructions thereon and thereunder, and all surface and subsurface water conditions; (2) the nature, location and character of the general area in which the Project is located, including, without limitation, its climatic conditions, available labor supply and labor costs, and available equipment supply and equipment costs; and (3) the quality and quantity of all materials, supplies, tools, equipment, labor and professional services necessary to complete the Work in the manner and within the cost and time required by the Contract Documents. In addition, the Contractor acknowledges that if it becomes aware of any such discrepancies, omissions, ambiguities or conflicts in the Contract Documents, it will notify the Owner and the Architect in writing of such fact within ten (10) days after Contractor first becomes aware of such fact. Contractor recognizes the extra degree of care required under the urban site construction circumstances with respect to safety, protection of pedestrians and Owner's clients, cleanliness of the site, health and other laws, and protection of existing utilities, adjacent streets and property. In arriving at the Contract Sum and the Contract Time, Contractor has, as an experienced and prudent contractor, exercised its best judgment and expertise to include the impact of such circumstances upon the Contract Sum and the Contract Time.

Exhibit B-1 – Page 2

1.2.7 The Contract Documents include all items necessary for the proper execution and completion of the Work by the Contractor. The Work shall consist of all items specifically included in the Contract Documents, as well as all additional items of work which are reasonably inferable from that which is specified in order to complete the Work in accordance with the Contract Documents, including, without limitation, all the necessary drawings, plans, specifications and other related materials necessary to obtain all required permits, licenses, and certificates from the applicable governing authorities, together with the costs thereof, and the costs of other charges or assessments necessary to either permit, construct or operate as intended the Work, its components and systems. The Contract Documents are complementary, and what is required by any one Contract Document shall be binding as if required by all. Any differences between the requirements of the Drawings and the Specifications or any differences noted within the Drawings themselves or within the Specifications themselves discovered by the Contractor have been referred to the Owner and Architect by Contractor prior to the submission of bids and have been clarified by an addendum issued to all bidders. If any such differences or conflicts were not called to the Owner's and Architect's attention prior to submission of bids, the Owner or Owner’s Project Manager shall decide which of the conflicting requirements will govern based upon the most stringent of the requirements, and, subject to the approval of the Owner, the Contractor shall perform the Work at no additional increase to the GMP in accordance with the Architect's decision. Work not covered in the Contract Documents will not be required unless it is consistent therewith and is reasonably inferable therefrom.

1.2.8 When more than one material, brand or process is specified for a particular item of Work, the choice shall be determined by the Contractor and the Owner. Approval by the Architect or Owner of materials, suppliers, processes or Subcontractors does not imply a waiver of any Contract requirements, including, without limitation, Contractor's warranties.

1.2.9 All Work shall conform to the Agreement. No change therefrom shall be made without review and written acceptance by Architect and Owner.

1.3	OWNERSHIP AND USE OF ARCHITECT'S DRAWINGS, SPECIFICATIONS AND OTHER DOCUMENTS

1.3.1 All Drawings, Specifications and other documents and copies thereof included in the Contract Documents and furnished by the Architect are and shall remain the sole property of the Owner. Such Contract Documents are to be used by the Contractor only with respect to the Project. With the exception of one contract set for the Contractor, such documents are to be returned or suitably accounted for to the Owner, on request, upon completion of the Work. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with the Project is not to be construed as publication in derogation of the Architect's or Owner's copyright or other reserved rights. Neither the Contractor nor any Subcontractor, Sub-Subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect.

1.4	CAPITALIZATION

1.4.1	Terms capitalized in these General Conditions include those which are (1) specifically defined, and

(2)  the titles of numbered articles and identified references to sections, paragraphs and subparagraphs in the Contract Documents.

2.1	INTERPRETATION

2.1.1 In the interest of brevity the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

Exhibit B-1 – Page 3

ARTICLE 2

OWNER

2.1	DEFINITION

2.1.1 The "Owner" is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number..

2.1.2 At the request of the Owner, the Contractor shall join with the Owner in filing an affidavit of commencement with the county clerk where the Project site is located, establishing the date of commencement of the Work at the Project site.

2.2	INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.1 The Owner shall furnish to the Contractor reasonable evidence that financial arrangements have been made to fulfill the Owner's obligations under the Agreement..

2.2.2 To the extent in Owner's possession, the Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. This information is furnished to the Contractor only in order to make complete disclosure of such material and for no other purpose. By furnishing such material, the Owner does not represent, warrant or guarantee its accuracy either in whole, in part, implicitly or explicitly, or at all. Contractor shall be fully responsible for locating (and shall locate prior to performing any Work) all utility lines, telephone company lines and cables, sewer lines, water pipes, gas lines and electrical lines, including, without limitation, all buried pipelines and buried telephone cables, and shall perform the Work in such a manner so as to avoid damaging any such lines, cables, pipes and pipelines.

2.2.3 Except as provided in Section III of the Construction Contract, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or of permanent changes in existing facilities.

2.2.4 Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in orderly progress of the Work, provided that Contractor shall notify Owner in writing if Contractor believes that such information or services are not being provided with reasonable promptness.

2.2.5	Intentionally left blank.

2.2.6 The foregoing are in addition to other duties and responsibilities of the Owner enumerated herein and especially those in respect to Article 6 (Construction by Owner or by Separate Contractors), Article 9 (Payments and Completion) and Article 11 (Insurance and Bonds).

2.2.7 The Owner's personnel may, but shall not be obligated to, be present at the construction site during the progress of the Work.

2.3	OWNER'S RIGHT TO STOP THE WORK

2.3.1 If the Contractor fails to correct Work that is not in accordance with the requirements of the Contract Documents, as required by Section 12.2, or persistently fails to carry out Work in accordance with the Agreement, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Paragraph 6.1.3.

2.4	OWNER'S RIGHT TO CARRY OUT THE WORK

2.4.1 If Contractor defaults or fails to carry out the Work in accordance with the Agreement, and fails within a seven (7)-day period after receipt of written notice from Owner to commence and continue correction of the

Exhibit B-1 – Page 4

default or neglect with diligence and promptness, then Owner may, after that seven (7)-day period, without prejudice to other remedies Owner may have, correct the deficiencies. To the extent necessary to effect such corrective and remedial action, Owner may exclude Contractor from all or part of the Project Areas, take possession of all or part of the Work, and suspend Contractor's services related thereto, and incorporate in the Work all materials and equipment stored at the Project Areas as may be necessary in Owner's judgment. In such case, an appropriate Change Order shall be issued that deducts from payments then or thereafter owed to Contractor the cost of correcting the deficiencies, including, without limitation, compensation for Architect's additional services and for any other expenses of Owner made necessary by the default, neglect or failure. If payments then or thereafter due Contractor are not sufficient to cover those amounts, Contractor shall promptly pay the difference to Owner. No extension of time for performance of the Work shall be allowed because of any delay attributable to the exercise by Owner of its rights hereunder, provided that Owner shall in that event proceed with due diligence. The right of the Owner to stop the Work pursuant to this Subparagraph 2.4.1 shall not give rise to any duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

ARTICLE 3
CONTRACTOR

3.1	DEFINITION

3.1.1 The "Contractor" is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The term "Contractor" means the Contractor or the Contractor's authorized representative.

3.2	REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1 The Contractor shall have a continuing duty to read, carefully study and compare each of the Contract Documents, the Shop Drawings and the Product Data, and shall give written notice to the Owner and Architect of any inconsistency, ambiguity, error or omission which the Contractor may discover with respect to these documents before proceeding with the affected Work. If the Contractor knowingly proceeds with the work so affected without instructions from the Owner or the Architect, the Contractor shall make good any resulting damage or defects. The issuance, or the express or implied approval by the Owner or the Architect of the Contract Documents, Shop Drawings or Product Data, shall not relieve the Contractor of the continuing duties imposed hereby, nor shall any such approval be evidence of the Contractor's compliance with the Contract. The Owner has requested the Architect to only prepare documents for the Project, including the Drawings and Specifications for the Project, which are reasonably accurate, coordinated, adequate and sufficient for construction of the Improvements. HOWEVER, THE OWNER MAKES NO REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER TO THE CONTRACTOR CONCERNING SUCH DOCUMENTS. By the execution of the Agreement and these General Conditions, the Contractor acknowledges and represents that it (i) will receive, review and carefully examine such documents, and (ii) will not claim that it has relied upon any representations or warranties by the Owner concerning such documents as no such representations or warranties have been or are hereby made. The Contractor will give written notice to the Owner and Architect within fourteen (14) days after receipt of the documents should the Contractor discover the Drawings or Specifications, or any other documents, to be incomplete, inaccurate, inadequate, inconsistent, uncoordinated or insufficient for construction of the Improvements. Notwithstanding the foregoing, the Contractor shall not be responsible for cost or delay which result from such incomplete or insufficient documents.

3.2.2 The Contractor shall take field measurements and verify field conditions and shall carefully compare such field measurements and conditions and other information known to the Contractor with the Contract Documents before commencing activities. Errors, inconsistencies or omissions discovered shall be reported immediately to the Architect and the Owner, and if such reporting is done verbally in the interest of time, Contractor shall follow up with written verification of what was reported verbally.

3.2.3 The Contractor shall perform the Work in accordance with the Contract Documents and submittals approved pursuant to Section 3.12.

3.3	SUPERVISION AND CONSTRUCTION PROCEDURES

Exhibit B-1 – Page 5

3.3.1 The Contractor shall supervise and direct the Work, using the Contractor's best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under the Construction Contract, unless Contract Documents give other specific instructions concerning these matters. Where other specific instructions are provided, the Contractor shall (1) review any specified construction or installation procedure (including those recommended by the manufacturers); (2) advise the Architect if the specified procedure deviates from appropriate construction practices; (3) notify the Owner if following the procedure will affect any warranties, including the Contractor's general warranty; (4) promptly state any objections to the specific instructions provided by the Architect; and (5) as appropriate, propose alternative procedures which the Contractor will warrant.

3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor's employees, Subcontractors and their agents and employees, and other persons performing portions of the Work under a contract with the Contractor. The relationship of Contractor to Owner shall be that of an independent contractor. Nothing contained in the Contract Documents or inferable therefrom shall be deemed or construed to (1) make Contractor the agent, servant or employee of the Owner, or (2) create any partnership, joint venture or other association between Owner and Contractor. Any direction or instruction by Owner in respect of the Work shall relate to the results the Owner desires to obtain from the Work, and shall in no way affect Contractor's independent contractor status as described herein.

3.3.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect's administration of the Contract, or by tests, reports, inspections or approvals required or performed by persons other than the Contractor.

3.3.4 The Contractor shall be responsible for inspection of all portions of Work already performed under this Agreement to determine that such portions are in proper condition to receive subsequent Work.

3.3.5 The Contractor has the responsibility to ensure that all Subcontractors, suppliers and vendors, their agents and employees adhere to the Contract Documents, and that upon the Contractor's receipt of the Drawings, Specifications or written directions from the Owner or the Owner's Representative, they will promptly order and provide Materials, taking into account the current market and delivery conditions. The Contractor shall coordinate its Work with that of all others on the Project, including deliveries, storage, staging, installation and construction utilities. The Contractor shall be responsible for the space requirements, locations and routing of equipment. In areas and locations where the proper and most effective space requirements, locations and routing cannot be made as indicated, the Contractor shall meet with all others involved, before installation, to plan the most effective and efficient method of overall installation, subject to review of the Owner and Architect.

3.3.6 The Contractor shall establish and maintain bench marks and all other grades, lines and levels necessary for the Work and shown on the Contract Documents, and shall report any observed errors or inconsistencies to the Owner and Architect before commencing Work, and review the placement of the building and permanent facilities on the site with the Owner and Architect after all lines are staked out and before foundation Work is started. Contractor shall provide access to the Work for the Owner, the Architect, other persons designated by Owner, and governmental inspectors. Any encroachments made by Contractor or its Subcontractors on adjacent properties due to construction as revealed by an accurate survey, except for encroachments arising from errors or omissions not reasonably discoverable by Contractor, shall be the sole responsibility of the Contractor, and Contractor shall, at Contractor's sole cost and expense, correct such encroachments within thirty (30) days after delivery of such survey (or as soon thereafter as reasonably possible), either by the removal of the encroachment (and subsequent reconstruction on the Project site) or agreement with the adjacent property owner(s) (in form and substance satisfactory to Owner in its sole discretion) allowing the encroachments to remain.

3.4	LABOR AND MATERIALS

3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

Exhibit B-1 – Page 6

3.4.2 The Contractor shall at all times enforce strict discipline and good order among the Contractor's employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons, persons not skilled in tasks assigned to them or persons not qualified or permitted to work by Law. Contractor agrees that whenever Owner informs it in writing that any employee or employees employed by Contractor or its Subcontractors and engaged in work at the Project are, in Owner's reasonable opinion, objectionable or disorderly, the employee or employees shall be removed from work on the Project and shall not again be used without Owner's prior written consent.

3.4.3 After the Contract Documents are executed, if it becomes necessary for the Contractor to substitute a material or product of a different brand or manufacturer in lieu of that specified, Contractor shall submit a written request to the Architect for approval of such proposed substitution in accordance with the requirements set forth by the Architect in the Project Manual. Each request for substitution shall state any amount of change to the Contract Sum and shall be accompanied by complete descriptive literature and performance data upon both the specified item and the proposed substitution, plus any samples as may be required by the Architect or the Owner. Each proposed substitution shall require the written approval of the Owner and Architect before its incorporation into the Work. The Contractor shall submit requests for substitution as soon as practicable after the need for the substitution is determined to allow for adequate consideration of such request and to minimize delay in the progress of the Work. In the event a substitution is proposed for the convenience of the Contractor and requires extensive evaluation by the Architect, Contractor may be required to pay the Architect's fee for investigating and evaluating such substitution.

3.4.4 Materials shall conform to manufacturer's standards in effect at the date of execution of the Agreement and shall be installed in strict accordance with manufacturer's directions. The Contractor shall, if required by the Owner or Architect, furnish satisfactory evidence as to the kind and quality of any materials. All packaged materials shall be shipped to the site in the original containers clearly labeled, and delivery slips shall be submitted with bulk materials identifying thereon the source, and warranting quality and compliance with the Contract Documents.

3.4.5 When the Contract Documents require the Work to be above the standards required by applicable laws, ordinances, rules, regulations and other statutory provisions pertaining to the Work, such Work shall be performed and completed by the Contractor in accordance with the Contract Documents.

3.4.6 Contractor shall require that all employees for whom it is either directly or indirectly responsible abide by all applicable regulations of the Project and all authorized government agencies relative to safety practices and relative to their behavior, movements and identification while the employees are on the Work areas and surrounding premises.

3.5	WARRANTY

3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the Work will be free from defects, including defects resulting from soil or other subsurface conditions at the site, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, will be considered defective. The Contractor's warranty excludes a remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage. If requested by the Architect or Owner, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

3.5.2 The warranty provided in Paragraph 3.5.1 shall be in addition to and not in limitation of any other warranty or remedy required by law or by the Contract Documents, and such warranty shall be interpreted to require, without otherwise limiting Owner's remedies or period of time in which to bring a warranty claim, the Contractor to replace defective materials and equipment and re-execute defective Work which is disclosed to the Contractor by the Owner within (i) a period of one (1) year after Substantial Completion (ii) or if a latent defect, within one (1) year after discovery thereof by Owner, or (iii) within one (1) year after replacement of defective equipment and completion of re-execution of defective Work pursuant to the warranty provided in Paragraph 3.5.1. Contractor will stay involved until all perpetual problems are resolved to all parties satisfaction.

Exhibit B-1 – Page 7

3.5.3 The Contractor shall issue in writing to the Owner as a condition precedent to Final Payment a "General Warranty" reflecting the terms and conditions of Subparagraphs 3.5.1 and 3.5.2 for all Work under the Contract Documents. This General Warranty shall be assignable. Submittal of all warranties and guarantees are required as a prerequisite to the Final Payment.

3.5.4 Subject to Paragraph 3.5.5 below, the Contractor shall warrant for a period of twelve (12) months following Substantial Completion of the Work that the building(s) shall be watertight and leak proof at every point and in every area, except where leaks can be attributed to damage to the building(s) by external forces beyond Contractor's control. The Contractor shall, immediately upon notification by the Owner of water penetration, determine the source of water penetration, and at its own expense do any work necessary to make the building(s) watertight in accordance with Contract Documents. Contractor shall also, at its own expense, repair or replace any other damaged material, finishes and furnishings damaged as a result of this water penetration, to return the building(s) to its (their) original condition.

3.5.5 The General Warranty shall be begin to run upon Substantial Completion of the Work and shall be in form and content otherwise satisfactory to the Owner.

3.5.6 Each subcontract shall contain a similar guaranty, and the Owner shall be the beneficiary of each such guarantee made by any Subcontractor and shall be entitled to, though not obligated to, enforce the guaranty directly against any Subcontractor. The Contractor will obtain guarantees and warranties, to the fullest extent possible, from suppliers, vendors and manufacturers thereof, of all machinery, all heating and plumbing fixtures and supplies, all electrical motors, appliances and devices, all hardware, and all other fixtures and equipment for which guarantees and warranties are customarily given, used in the Work by the Contractor or any Subcontractor, and to the extent feasible the Contractor shall obtain or cause to be obtained and delivered to the Owner assignments thereof to the Owner, or written confirmations from guarantors that such guarantees and warranties run to the benefit of the Owner.

3.5.7 All warranties shall include labor and materials and shall be signed by the manufacturer or Subcontractor, as the case may be, and countersigned by the Contractor.

3.6	TAXES

3.6.1 The Contractor shall pay sales, consumer, use and similar taxes for the Work or portions thereof provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.

3.6.2 Contractor specifically represents that it is an employer within the meaning of the Federal Unemployment Tax Act, the Federal Insurance Contributions Act, and all state laws relating to unemployment compensation; and that all of its Subcontractors and vendors that will perform work or furnish materials under the Construction Contract will also be employers within the meaning of such laws. Furthermore, Contractor hereby accepts liability for the payment to the respective state and federal governments of all taxes, contributions, interest and penalties provided in such laws, and any amendments thereto, or in any similar laws that may hereafter be enacted with respect to the wages and salaries paid to Contractor's employees for services rendered in connection with this Agreement; and also, shall require the aforesaid Subcontractors and vendors to do likewise with respect to the wages and salaries paid to their employees.

3.7	PERMITS, FEES AND NOTICES

3.7.1	See Section III of the Construction Contract.

3.8	ALLOWANCES

3.8.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities against which the Contractor makes reasonable objection.

3.8.2	Unless otherwise provided in the Contract Documents:

Exhibit B-1 – Page 8

1.	materials and equipment under an allowance shall be selected reasonably promptly by the Owner to avoid delay in the Work;

2.	allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

3.	Contractor's Costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum and not in the allowances;

4.	whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Subparagraph 3.8.2.2 and (2) changes in Contractor's Costs under Subparagraph 3.8.2.3.

3.9	SUPERINTENDENT

3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as given to the Contractor. Important communications shall be similarly confirmed on written request in each case.

3.9.2 Contractor's agrees that Clayton Henson shall be and remain the general superintendent assigned by Contractor generally and directly to supervise and coordinate the performance of the Work is and was a material inducement to Owner to enter into the Contract. If Clayton Henson is not the general superintendent or does not remain the general superintendent for any reason whatsoever, the Owner reserves the right to review and approve or disapprove said general superintendent's replacement, in Owner's sole discretion. If said replacement is disapproved, the Contract may, at Owner's option, be terminated for cause.

3.9.3 Owner shall have the right, upon notice, to demand that the superintendent or other key personnel retained by Contractor be replaced by Contractor. In the event of such demand, Contractor shall, within seven (7) days after notification thereof, replace said individual(s) with an individual satisfactory to Owner, in Owner's sole discretion. If said replacement is disapproved, the Contract may, at Owner's option, be terminated for cause.

3.10	CONTRACTOR'S CONSTRUCTION SCHEDULE

3.10.1 See Section I.C.1 of the Construction Contract.

3.10.2 The Contractor shall prepare and keep current, for the Architect's review, a schedule of submittals that is coordinated with the Contractor's construction schedule and allows the Architect reasonable time to review submittals.

3.10.3 The Contractor shall perform the Work in accordance with the most recent schedules submitted to the Owner.

3.10.4 Contractor's construction schedule includes, but is not limited to, specification of items requiring long lead time, identification of major milestones for completion of the Work, and any other items necessary for critical path construction.

3.11	DOCUMENTS AND SAMPLES AT THE SITE

3.11.1 Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to Architect and shall be delivered to the Architect for submittal to Owner upon completion of the Work.

Exhibit B-1 – Page 9

3.11.2 Upon completion of the Work, and as a condition of final payment, Contractor shall transfer to all actual locations, additions, deletions, corrections revisions and other changes made during construction and not otherwise documented on the Drawings, which [drawings] shall be defined hereinafter as "As-Builts." The work on the blueline drawings shall be neatly and accurately done by a competent draftsman; and shall be signed by the Contractor and Subcontractor(s) involved certifying that, to the best of their knowledge, the As-Builts are true and accurate and that the indications thereon represent the actual condition of the Work performed in the construction of the Project. Contractor shall then deliver the blueline drawings and Contractor's marked record set to Architect and deliver one set of prints from the completed blueline drawings to Owner. Blueline drawings provided by Architect shall include all revisions issued by Architect. At the earlier of termination of the Agreement or termination of the Work, the As-Builts shall become the property of the Owner.

3.12	SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1 "Shop Drawings" are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2 "Product Data" are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3 "Samples" are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required the way the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Review by the Architect is subject to the limitations of Paragraph 4.2.7.

3.12.5 The Contractor shall review, approve and submit to the Architect and Owner, at the Owner's option, Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of Owner's separate contractors. Submittals made by the Contractor which are not required by the Contract Documents may be returned without action.

3.12.5.1   The Architect will take no action on Shop Drawings, Product Data and Samples that have not first been certified by stamped signed notation, as having been checked and approved by the Contractor for use in the Work.

3.12.5.2   Shop Drawings, Product Data or Samples that contain excessive errors or that are incomplete will be rejected, and any delay caused thereby will be the responsibility of the Contractor.

3.12.6 The Contractor shall perform no portion of the Work requiring submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect. Such Work shall be in accordance with approved submittals.

3.12.7 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has reviewed and determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittal with the requirements of the Work and of the Contract Documents.

3.12.8 The Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect's approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and the Architect has given written approval to the specific deviation. Deviation from the requirements of the Contract

Exhibit B-1 – Page 10

Documents indicated on Shop Drawings, Product Data and Samples does not constitute the required notification "in writing" unless specific notation is made of each deviation on the submittal.

3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals.

3.12.10    Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents.

3.12.11    Contractor shall submit for Architect's review and comments a Shop Drawing and Sample Submittal Schedule for each division of the Work as soon as practicable after award of applicable subcontracts, but no later than forty-five (45) days after award. This Shop Drawing and Sample Submittal Schedule (the "Submittal Schedule") shall indicate the timing and handling necessary for the processing of Shop Drawings, Samples and Product Data related to the expeditious execution of the Work.

The Submittal Schedule shall allow appropriate review time from the date Architect receives a Submittal, not to be greater than ten (10) business days for submittals and shorter duration as outlined in project schedule for critical identified submittals until the date the Submittal is required to be mailed back to Contractor; or a longer period of time reasonably appropriate for Architect's review of major submittals, such as structural steel, curtainwall, reinforcing steel and others of a similar magnitude, and shall anticipate the possibility that Shop Drawings and Samples may be returned for revisions and resubmission. The Submittal Schedule shall, from time-to-time, be revised and resubmitted by Contractor for review as may be required by changes in the progress of Work and as Subcontractors for different divisions of the Work are let. Contractor shall submit Shop Drawings and Samples in accordance with the Submittal Schedule with such promptness as to cause no delay in the Work or in that of any separate contractor. No extensions of time will be granted because of failure to have Shop Drawings and Samples submitted in ample time to allow for processing. Subcontractors shall submit their Shop Drawings and Samples through Contractor. Architect and Contractor understand that out-of-sequence and extraordinarily-expeditious processing of Shop Drawings may be required due to changes, field conditions and actions that preclude normal review procedures in order to maintain job progress, and agree to use best efforts to expedite the processing of Shop Drawings. Owner and/or Owner's Project Management Consultant may waive the requirements relating to the Submittal Schedule in writing with respect to the purchase or installation of certain items when required due to the fast-track nature of the Project or other acceleration of the Work on the Project is required by Contractor.

3.12.12    Architect will review and approve Shop Drawings, both for design intent and for all appropriate detailing; however, Architect's review approval thereof shall not be construed as a complete check, nor shall it relieve Contractor from responsibility for any departures or deviations from the requirements of the Contract Documents unless Contractor has, in writing, called Architect's and Owner's attention to such deviations at the time of submission, and secured Architect's approval thereto, nor shall it relieve Contractor from responsibility for errors of any sort in Shop Drawings or Schedules, nor from the responsibility for proper fitting of the Work, nor from the necessity of furnishing any Work required by the Contract Documents that may not be indicated in Shop Drawings when reviewed. Architect will review the Shop Drawings in accordance with the Submittal Schedule in Paragraph 3.12.11 hereof and will return them to Contractor with Architect's stamp and signature affixed thereto, indicating the appropriate action. Contractor shall not be relieved from responsibility for its errors or omissions in the Shop Drawings, Product Data or Samples by Architect's review thereof.

3.13	USE OF SITE

3.13.1 The Contractor shall confine its operations, including the operations of its Subcontractors, at the site to areas designated by Owner, permitted by law, ordinances, permits and the Contract Documents, and shall not unreasonably encumber the site with materials or equipment. Contractor acknowledges that Owner has operational facilities that provide services to third party clients adjacent to the portion of the Property where the Work will be performed and Contractor will use best efforts to not interfere with Owner's operations.

3.14	CUTTING AND PATCHING

3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

Exhibit B-1 – Page 11

3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with the written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor's consent to cutting or otherwise altering the Work.

3.15	CLEANING UP

3.15.1 The Contractor shall keep the Property and surrounding area free from accumulations of waste materials or rubbish caused by operations under the Agreement. At completion of the Work, the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor's tools, construction equipment, machinery and surplus materials.

3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

3.15.3 Immediately prior to inspections to determine the date or dates of Substantial Completion, the Contractor shall remove from the Project all spots, stains, paint splatters, temporary protection, labels, finger prints and blemishes by thoroughly cleaning and polishing all exposed surfaces and materials. Manufacturers' recommendations for cleaning materials and methods shall be followed.

3.16	ACCESS TO WORK

3.16.1 The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.

3.17	ROYALTIES AND PATENTS

3.17.1 The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of patent rights and shall hold the Owner and Architect harmless from loss on account thereof in accordance with Section V.B.9 of the Construction Contract.

3.18	INDEMNIFICATION

3.18.1 TO THE FULLEST EXTENT PERMITTED BY LAW, THE CONTRACTOR SHALL INDEMNIFY, DEFEND (WITH COUNSEL SELECTED BY OWNER IN THE CASE OF UNINSURED EVENTS AND ACCEPTABLE TO OWNER IN THE CASE OF INSURED EVENTS) AND HOLD HARMLESS THE OWNER, PROJECT CONTROL OF TEXAS, INC., THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, AGENTS, PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES, FROM AND AGAINST ALL CLAIMS, DAMAGES, LOSSES AND EXPENSES, INCLUDING, BUT NOT LIMITED TO, ATTORNEYS' FEES TO THE EXTENT ARISING OUT OF, OR RESULTING FROM THE PERFORMANCE OF THE WORK, INCLUDING, WITHOUT LIMITATION, ANY SUCH CLAIM, DAMAGE, LOSS OR EXPENSE ATTRIBUTABLE TO BODILY OR PERSONAL INJURY, SICKNESS, DISEASE OR DEATH, OR TO INJURY TO OR DESTRUCTION OF TANGIBLE PROPERTY (INCLUDING THE WORK ITSELF), , CAUSED IN WHOLE OR IN PART BY THE NEGLIGENT ACTS OR OMISSIONS OF THE CONTRACTOR, ANY SUBCONTRACTOR, ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY ANY OF THEM OR ANYONE FOR WHOSE ACTS ANY OF THEM MAY BE LIABLE. SUCH OBLIGATION SHALL NOT BE CONSTRUED TO NEGATE, ABRIDGE OR REDUCE OTHER RIGHTS OR OBLIGATIONS OF INDEMNITY THAT WOULD OTHERWISE EXIST AS TO A PARTY OR PERSON DESCRIBED IN THIS SECTION 3.18.

3.18.2 IN ANY AND ALL CLAIMS AGAINST ANY PERSON OR ENTITY INDEMNIFIED UNDER THIS SECTION 3.18 BY ANY EMPLOYEE OF CONTRACTOR, ANY SUBCONTRACTOR, ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY ANY OF THEM OR ANYONE FOR WHOSE ACTS ANY OF THEM MAY BE LIABLE, THE INDEMNIFICATION OBLIGATION UNDER THIS SECTION 3.18 SHALL NOT

Exhibit B-1 – Page 12

BE LIMITED IN ANY WAY BY ANY LIMITATION ON THE AMOUNT OR TYPE OF DAMAGES, COMPENSATION OR BENEFITS PAYABLE BY OR FOR CONTRACTOR OR ANY SUBCONTRACTOR UNDER WORKERS' OR WORKMEN'S COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEE BENEFIT ACTS.

3.18.3 NOTHING IN THESE GENERAL CONDITIONS OR IN THE AGREEMENT IS INTENDED TO REQUIRE THE CONTRACTOR TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE OWNER, PROJECT CONTROL OF TEXAS, INC., AND THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, , PARTNERS, OFFICERS, DIRECTORS AND EMPLOYEES, FROM ANY CLAIMS RENDERED INVALID OR UNENFORCEABLE BY SECTION 151.102 OF THE TEXAS INSURANCE CODE OR TO REQUIRE THE CONTRACTOR TO PROVIDE THE OWNER WITH ANY INSURANCE COVERAGE AGAINST SUCH INVALID OR UNENFORCEABLE CLAIMS.

3.18.4 The provisions of Paragraph 3.18 shall survive the termination of this Contract, however caused, and no payment, partial payment, nor issuance of a certificate of Substantial completion nor a certificate of final completion nor acceptance of occupancy in whole or in part of the Work shall waive or release any of the provisions of Paragraph 3.18

3.19	MEETINGS

3.19.1 Contractor shall send its qualified representative(s) to periodic meetings held at such time and such place as Architect or Owner shall designate. Contractor shall be responsible for securing attendance of its Subcontractors, suppliers or vendors at such meetings, if deemed necessary by Owner or Architect.

3.20	ADDITIONAL REQUIREMENTS

3.20.1 Contractor agrees to comply with all Laws applicable to any activities carried out in the name of or on behalf of Owner under the provisions of the Construction Contract and/or any amendments to it. Contractor agrees that all financial settlements, billings and reports rendered to Owner, as provided for in the Construction Contract and/or any amendments to it, will to the best of its knowledge reflect properly the facts about all activities and transactions handled for the account of Owner, which data may be relied upon as being complete and accurate in any further recording and reporting made by Owner, for whatever purpose. Contractor agrees to notify Owner in writing within five (5) days after discovery of any instance where the Contractor fails to comply with provisions of this Paragraph 3.20.1, or where Contractor has reason to believe the data covered by this Paragraph 3.20.1 is no longer accurate and complete.

3.20.2 Contractor specifically agrees to comply with and abide by Sections 101 and 102 of the Immigration Reform and Control Act of 1986. Furthermore, Contractor agrees to cooperate with and assist Owner in the institution of necessary procedures to comply with any regulations promulgated pursuant to said Act.

3.20.3	Intentionally Deleted.

3.20.4 Contractor shall arrange to accommodate "Not In Contract," or "NIC," work, which shall be defined as work excluded from the Contract. When information is inadequate, Contractor shall request further instructions before proceeding.

3.20.5 Contractor shall prepare quotations for proposed changes in the Work as directed by Architect or Owner. Quotations shall be in a "break-down" form giving the number of units, unit cost of materials, hours of labor, hourly cost of labor, tool costs, overhead and profit, and shall reflect credits as well as extras.

3.20.6 Contractor shall timely secure required inspection and occupancy certificates, and promptly transmit them to the Architect.

3.21	CONFIDENTIAL INFORMATION

3.21.1 All Work shall be considered confidential by Contractor. Contractor agrees to use its best efforts to prevent information and data which Contractor or Contractor's employees, agents or Subcontractors obtain directly or

Exhibit B-1 – Page 13

indirectly concerning the Work, the Work site or any of Owner's property, plans or operations, from being disclosed to any persons, companies or others without the prior written consent of Owner.

3.21.2 Contractor agrees that it will not make, nor consent to, publicity releases or announcements concerning the Agreement or Contractor's participation in the Work. Contractor shall not take photographs of the Project, Work site or any of Owner's property without first obtaining Owner's written consent except as otherwise set forth herein. Contractor shall require each of its Subcontractors and agents to agree to the same limitations and obligations provided in this Section 3.21.

3.21.3 The provisions of this Section 3.21 shall remain binding obligations of Contractor after the completion, expiration or termination of the Agreement until Owner reasonably determines that the confidential information referred to herein has become part of the public domain by means other than disclosures or releases prohibited by the Agreement, or until the date five (5) years after Final Completion of the Work, whichever occurs first.

ARTICLE 4
ADMINISTRATION OF THE AGREEMENT

4.1	ARCHITECT

4.1.1 The "Architect" is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Construction Contract, and is referred to throughout the Contract Documents as if singular in number and masculine in gender. The term "Architect" means the Architect or the Architect's authorized representative.

4.1.2 The Owner reserves the right to appoint a representative empowered to act for the Owner during the Construction Phase and to supersede the Architect's Construction Phase responsibility to the extent set forth in written notice to the Architect and Contractor. Similarly, from time to time, the Owner may expand or reduce the Owner’s delegation of powers to the Architect, with the Owner so notifying the Contractor of any such changes. The Architect shall not be construed as a third-party beneficiary to the Contract and can in no way object to any expansion or reduction of powers as set forth herein. In no event, however, shall the Owner have control over or charge of, or be responsible for, construction means, methods, techniques, sequences or procedures or for safety precautions or programs in connection with the Work, since these are fully the Contractor’s responsibility. The Owner will not be responsible for the Contractor's failure to carry out the Work in accordance with the Contract Documents. The Owner will not have control over or charge of, and will not be responsible for, the acts or omissions of the Contractor's Subcontractors, or their agents or employees, or of any other persons performing portions of the Work.

4.1.3 In case of termination of employment of the Architect, the Owner may appoint an architect whose status under the Contract Documents shall be the same as that of the former architect.

4.2	ARCHITECT'S ADMINISTRATION OF THE AGREEMENT

4.2.1 The Architect will provide administration of the Agreement as described in the Contract Documents, and will be the Owner's representative (1) during construction, (2) until final payment is due and (3) with the Owner's concurrence, from time to time during the correction period described in Section 12.2. The Architect will advise and consult with the Owner. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified by written instrument in accordance with other provisions of the Agreement.

4.2.2 The Architect will visit the site at intervals appropriate to the stage of construction to become generally familiar with the progress and quality of the completed Work and to determine in general if the Work is being performed in a manner indicating that the Work, when completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check quality or quantity of the Work. On the basis of on-site observations as an architect, the Architect will keep the Owner and Contractor informed of progress of the Work, and will endeavor to guard the Owner against defects and deficiencies in the Work.

Exhibit B-1 – Page 14

4.2.3 The Architect will not have control over or charge of, and will not be responsible for, construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are fully the Contractor's responsibility as provided in Section 3.3. The Architect will not be responsible for the Contractor's failure to carry out the Work in accordance with the Contract Documents. The Architect will not have control over or charge of, and will not be responsible for, acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons performing portions of the Work.

4.2.4 Except as otherwise provided in the Contract Documents or when direct communications have been specifically authorized, the Owner and Contractor shall endeavor to communicate through the Architect. Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors shall be through the Owner. The Contractor shall provide written confirmations of communications made directly with the Owner and immediately provide copies of such confirmation to the Architect.

4.2.5 Based on the Architect's observations and evaluations of the Contractor's Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

4.2.6 The Architect and the Owner’s Representative each have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable for implementation of the intent of the Contract Documents, the Architect will have authority to require inspection or testing of the Work in accordance with Paragraphs 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons performing portions of the Work.

4.2.7 The Architect will review and approve or take other appropriate action upon the Contractor's submittals such as Shop Drawings, Product Data and Samples. The Architect's action will be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner, Contractor or separate contractors, and will take no more than 10 business days for submittals and shorter duration as outlined in the project schedule for critical identified submittals. The Architect's review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5 and 3.12. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.2.8 The Architect will prepare Change Orders and Construction Change Directives, and may authorize minor changes in the Work as provided in Section 7.4.

4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of Final Completion, will receive and forward to the Owner for the Owner's review and records written warranties and related documents required by the Contract and assembled by the Contractor, and will issue a final Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist the Architect in carrying out the Architect's responsibilities at the site.

4.2.11 In the event the Owner appoints a representative empowered to act for the Owner during the Construction Phase and to supersede the Architect's Construction Phase responsibility as set forth in written notice to the Architect and Contractor, the Architect shall not be responsible for any activities occurring or events resulting from activities occurring during any period of superseded responsibility unless and only to the extent from the time that the Architect shall be redirected to resume responsibility by the Owner.

4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents, and will be in writing or in the form of drawings. When making such interpretations and decisions, Architect will endeavor to secure faithful performance by Contractor.

Exhibit B-1 – Page 15

4.2.13 Architect's decisions on matters relating to aesthetic effect will be final if consistent with the intent expressed in the Contract Documents, subject to the prior approval of Owner.

4.2.14 In reviewing the quality and progress of the Work and submittals received from the Contractor, the Architect is acting solely for the convenience of the Owner in following the Work. Neither the Owner nor Architect has any responsibility to assist the Contractor in the supervision or performance of the Work. Unless otherwise expressly agreed in writing by Owner in each instance, no action, approval or omission to act or failure to advise the Contractor as to any matter by the Owner or Architect shall in any way relieve the Contractor from its responsibility for the performance of the Work in strict accordance with the Contract Documents.

4.3	CLAIMS AND DISPUTES

4.3.1 DEFINITION. A "Claim" is a demand or assertion by one of the parties seeking, as a matter of right, adjustment of the terms of the Agreement, payment of money, extension of time or other relief with respect to the terms of the Agreement. The term "Claim" also includes other disputes and matters in question between Owner and Contractor arising out of or relating to the Contract. Claims must be made by written notice. The responsibility to substantiate Claims rests with the party making the Claim.

4.3.2 DECISION OF ARCHITECT. Any Claim may, upon written request of Owner, be referred initially to the Architect for a recommendation.

4.3.3 TIME LIMITS ON CLAIMS. Claims by Contractor must be made within fourteen (14)days after occurrence of the event giving rise to such Claim, or within fourteen (14)days after Contractor first recognizes or should have reasonably observed or discovered the condition giving rise to the Claim, whichever is later. Claims must be made by written notice to the other party hereto. No additional Claim made after the initial Claim has been implemented by Change Order or otherwise will be considered.

4.3.4 CONTINUING CONTRACT PERFORMANCE. Pending final resolution of a Claim, unless otherwise agreed in writing, Contractor shall proceed diligently with performance of the Contract and Owner shall continue to make payments in accordance with the Contract Documents, subject to Owner's right to withhold payments for sums that it does not agree are due the Contractor. The resolution of any Claim under this Paragraph 4.3.4 shall be reflected by a Change Order executed by Owner, Architect and Contractor.

4.3.5 FINAL PAYMENT. The making of final payment shall not constitute a waiver of any Claims by Owner

4.3.6 CLAIMS FOR CONCEALED OR UNKNOWN CONDITIONS. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by Contractor shall be given to Owner promptly before conditions are disturbed and in no event later than ten (10) days after first observance of the conditions or after Contractor first recognizes or should have reasonably observed or discovered such condition, whichever is later. Owner will promptly investigate such conditions and, if the Owner determines that they differ materially and cause an increase or decrease in the Contractor's cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If Owner determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, Owner shall so notify Contractor and Architect in writing, stating the reasons. Claims by Contractor in opposition to such determination must be made within twenty-one (21) days after Owner has given notice of the decision. If Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the adjustment shall be referred to Architect for initial determination, subject to further proceedings pursuant to Section 4.4

4.3.7 CLAIMS FOR ADDITIONAL COST. If Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.3. If Contractor believes that additional cost is involved for reasons including, but not limited to, (1) a written interpretation

Exhibit B-1 – Page 16

from Architect, (2) an order by Owner to stop the Work where the Contractor was not at fault, (3) a written order for a minor change in the Work issued by Architect, (4) failure of payment by the Owner, (5) termination of the Contract by Owner, (6) Owner's suspension or (7) other reasonable grounds, Claim shall be filed in accordance with the procedure established in the Contract Documents, including Section II.A.

4.3.8	CLAIMS FOR ADDITIONAL TIME. See Section II of the Agreement.

4.3.9 INJURY OR DAMAGE TO PERSON OR PROPERTY. If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not to exceed ten (10) days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If a Claim for additional cost or time related to this Claim is to be asserted, it shall be filed as provided in Paragraphs 4.3.7 or 4.3.8.

4.4	ARBITRATION

4.4.1 CONTROVERSIES AND CLAIMS SUBJECT TO ARBITRATION. At Owner's option, any controversy or Claim arising out of or related to the Contract, or the breach thereof, shall be settled by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof, except controversies or Claims relating to aesthetic effect.

4.4.2 RULES AND NOTICES FOR ARBITRATION. Claims between Owner and Contractor not resolved shall, if subject to arbitration under Paragraph 4.4.1, be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Notice of demand for arbitration shall be filed in writing with the other party to the Construction Contract, parties to be joined, if any, and the American Arbitration Association, and a copy shall be filed with the Architect.

4.4.3 CONTRACT PERFORMANCE DURING ARBITRATION. During arbitration proceedings, Owner and Contractor shall comply with Paragraph 4.3.4.

4.4.4 WHEN ARBITRATION MAY BE DEMANDED. Owner's demand for arbitration shall be made within a reasonable time after the Claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations.

4.4.5 ADDITIONAL PARTIES. Subject to Paragraph 4.4.1, any and all arbitration proceedings arising out of or relating to any of the Contract Documents or any breach thereof shall include by consolidation, joinder or joint filing, any additional person or entity not a party to the Construction Contract to the extent necessary for the final resolution of the matter in controversy. Contractor shall include a similar arbitration and consolidation provision in each of its subcontracts and purchase orders and shall provide that a similar provision be included in all sub- subcontracts. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The location for settlement for any and all claims, controversies and disputes arising out of or relating to any of the Contract Documents or any breach thereof, whether by arbitration or litigation, shall be Bexar County, Texas.

4.4.6 CLAIMS AND TIMELY ASSERTION OF CLAIMS. Any notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded. When a party fails to include a Claim through oversight, inadvertence or excusable neglect, or when a Claim has matured or been acquired subsequently, the arbitrator or arbitrators may permit amendment.

4.4.7 JUDGMENT ON FINAL AWARD. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

4.4.8 LITIGATION. Notwithstanding any other provision in this Section 4.4, Owner shall have the option to pursue any Claims through litigation instead of through arbitration. Venue for any litigation shall be exclusive in Bexar County, Texas. Both parties waive a trial by jury.

Exhibit B-1 – Page 17

ARTICLE 5
SUBCONTRACTORS

5.1	DEFINITIONS

5.1.1 A "Subcontractor" is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "Subcontractor" does not include a separate contractor or subcontractors of a separate contractor.

5.1.2 A "Sub-Subcontractor" is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term "Sub-Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Sub-Subcontractor or an authorized representative of the Sub-Subcontractor.

5.2	AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1	See Section VII of the Agreement.

5.3	SUBCONTRACTUAL RELATIONS

5.3.1 By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities which the Contractor, by these Contract Documents, assumes toward the Owner and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub- Subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors shall similarly make copies of applicable portions of such documents available to their respective proposed Sub-Subcontractors.

5.4	CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1	See Section XXVII of the Agreement.

ARTICLE 6

CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

6.1	OWNER'S RIGHT TO PERFORM CONSTRUCTION AND AWARD SEPARATE CONTRACTS

6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these, including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided elsewhere in the Contract Documents.

Exhibit B-1 – Page 18

6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term "Contractor" in the Contract Documents in each case shall mean the Contractor who executes each separate construction contract.

6.1.3 The Owner shall provide for coordination of the activities of the Owner's own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so.

6.2	MUTUAL RESPONSIBILITY

6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.

6.2.2 If any part of the Contractor's Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the Owner's or separate contractors' completed or partially completed construction is fit and proper to receive the Contractor's Work, except to defects not then reasonably discoverable.

6.2.3 Any costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

6.2.4 The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or separate contractors as provided in Paragraph 10.2.5.

6.2.5 Claims and other disputes and matters in question between the Contractor and a separate contractor shall be subject to the provisions of Section 4.3, provided the separate contractor has reciprocal obligations.

6.2.6 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Section 3.14.

6.3	OWNER'S RIGHT TO CLEAN UP

6.3.1 If a dispute arises between the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the Property and surrounding area free from waste materials and rubbish as described in Section 3.15, the Owner may clean up and charge the cost to Contractor or any separate contractor, in accordance with their respective responsibilities.

ARTICLE 7
CHANGES IN THE WORK

7.1	CHANGES

7.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2 A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect alone.

Exhibit B-1 – Page 19

7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

7.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive such that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

7.2	CHANGE ORDERS

7.2.1 A "Change Order" is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect, stating their agreement upon all of the following:

1.	a change in the Work;

2.	the amount of the adjustment in the Contract Sum, if any; and

3.	the extent of the adjustment in the Contract Time, if any.

7.2.2 Methods used in determining adjustments to the Contract Sum may include those listed in Paragraph 7.3.3.

7.3	CONSTRUCTION CHANGE DIRECTIVES

7.3.1 A "Construction Change Directive" is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work and stating a proposed basis for adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

1.	mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

2.	unit prices stated in the Contract Documents or subsequently agreed upon;

3.	cost to be determined in a manner agreed upon by the parties and a mutually accepted fixed or percentage fee; or

4.	as provided in Paragraph 7.3.6.

7.3.4 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

Exhibit B-1 – Page 20

7.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Architect on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, a reasonable allowance for overhead and profit. In such case, and also under Subparagraph 7.3.3.3, the Contractor shall keep and present, in such form as the Architect and Owner may prescribe, an itemized accounting of actual costs together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purpose of this Paragraph 7.3.6 shall be limited to costs reimbursable pursuant to Section V of the Construction Contract.

7.3.7 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment exclusive of fee and subject to the Agreement. The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change. Any adjustments to the Contractor's Fee shall be in accordance with Section IV of the Construction Contract.

7.3.8 If the Owner and Contractor do not agree with the adjustment in Contract Time or method for determining it, the adjustment or method shall be referred to the Architect for determination.

7.3.9 If the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.4	MINOR CHANGES IN THE WORK

7.4.1 Upon approval of Owner, the Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order and shall be binding on the Owner and Contractor. The Contractor shall carry out such written orders promptly. Such changes will be in accordance with the procedure set forth in Section IV of the Construction Contract.

ARTICLE 8
TIME

8.1See Section II of the Construction Contract. All time limits stated in the Contract Documents are of the essence.

ARTICLE 9
PAYMENTS AND COMPLETION

9.1	INTENTIONALLY LEFT BLANK

9.2	SCHEDULE OF VALUES

9.2.1 Before the first Application for Payment, the Contractor shall submit to the Architect a schedule of values allocated to various portions of the Work, prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect or Owner, shall be used only as a basis for reviewing the Contractor's Application for Payment.

9.3	APPLICATIONS FOR PAYMENT

Exhibit B-1 – Page 21

9.3.1	See Section V.D. of the Construction Contract.

9.4	CERTIFICATES FOR PAYMENT

9.4.1 The Architect will, within five (5) days after receipt of the Contractor's Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect's reason for withholding certification in whole or in part as provided in Paragraph 9.5.1.

9.4.2 The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect's observations at the site and the data comprising the Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect's knowledge, information and belief, quality of the Work is in accordance with the Construction Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified subject to the Owner's approval. However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

9.5	PAYMENTS WITHHELD

9.5.1 The Architect may decline to certify payment and may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect's opinion the representations to the Owner required by Paragraph 9.4.2 cannot be made. If the Architect is unable to make representations to the Owner and certify payment in the amount of the Application for Payment, the Architect will notify the Contractor and Owner as provided in Paragraph 9.4.1. If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner. The Architect may also decline to certify payment or, because of subsequently discovered evidence or subsequent observations, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect's opinion to protect the Owner from loss because of:

1.	defective Work not remedied;

2.	third party claims filed or reasonable evidence indicating probable filing of such claims;

3.	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment for which Contractor has received payment;

4.	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

5.	damage to the Owner or separate contractor;

6.	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

7.	repeated failure to carry out the Work in accordance with the Contract Documents.

9.5.2 When the above grounds for withholding certification by Architect are removed, certification will be made for amounts previously withheld. Owner shall not be deemed in default by reason of withholding payment

Exhibit B-1 – Page 22

as provided in Paragraph 9.5.1. If the Architect withholds certification for payment under Subparagraph 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Contractor and to any Subcontractor or material or equipment suppliers to whom the Contractor failed to make payment for Work properly performed or material or equipment suitably delivered. If the Owner makes payments by joint check, the Owner shall notify the Architect and Architect will reflect such payment on the next Certificate of Payment.

9.6	PROGRESS PAYMENTS

9.6.1 After the Architect has issued a Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Architect. Notwithstanding the foregoing, the Owner may refuse to make payment on any Application for Payment (including, without limitation, the final Certificate for Payment) for any default under the Contract Documents, including, but not limited to, those defaults set forth in Subparagraphs 9.5.1.1 through 9.5.1.7 hereof. The Owner shall not be deemed in default by reason of withholding payment while any such defaults remain uncured.

9.6.2 The Contractor shall promptly pay each Subcontractor, no later than seven days after receipt of payment from the Owner, out of the amount paid to the Contractor on account of such Subcontractor's portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained, if any, from payments to the Contractor on account of such Subcontractor's portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-Subcontractors in similar manner.

9.6.3 The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.

9.6.4 Neither the Owner nor Architect shall have an obligation to pay or see to the payment of money to a Subcontractor except as may otherwise be required by law.

9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Paragraphs 9.6.2, 9.6.3 and 9.6.4.

9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

9.7	FAILURE OF PAYMENT

9.7.1 If the Architect does not issue a Certificate for Payment, through no fault of the Contractor, within five (5) days after receipt of the Contractor's Application for Payment, or if the Owner does not pay the Contractor within ten (10) days after the date established in the Contract Documents the sum determined to be due pursuant to the Contract Documents, then the Contractor may, upon seven (7) additional days' written notice to the Owner and Architect, stop the Work until payment of the sum determined to be due has been made. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor's reasonable costs of shut-down, delay and start-up, which shall be accomplished as provided in Article 7.

9.8	SUBSTANTIAL COMPLETION

9.8.1 "Substantial Completion" is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so Owner can occupy or utilize the Work for its intended use, and all remaining Work is of a minor "punch-list" nature. The Work will not be considered suitable for Substantial Completion review until all Project systems included in the Work are operational as designed and scheduled, all designated or required governmental inspections and certifications have been made, posted, or issued, as the case may be, including, without limitation, permanent certificates of occupancy (or temporary certificates of occupancy, provided the conditions relating thereto to the issuance of a permanent certificate of occupancy are satisfactory to Owner), designated instruction of Owner's personnel in the operation of each system has been completed, and all final finishes required by the Contract Documents are in place. In general, the only remaining Work shall be minor in nature, so that Owner and/or Owner's tenants could occupy the building on that date and the

Exhibit B-1 – Page 23

completion of the Work by the Contractor would not materially interfere or hamper Owner's or Owner's tenants' (or those claiming by, through or under Owner) normal business operations. As a further condition of Substantial Completion acceptance, Contractor shall certify that all remaining Work, the same being solely of a "punch-list" nature, will be completed within forty-five (45) consecutive calendar days after the date thereof.

9.8.2 When Contractor considers that the Work, or a designated portion thereof which Owner agrees to accept separately, is substantially complete and a Certificate of Occupancy or temporary Certificate of Occupancy has been obtained for the Work or portion thereof, Contractor shall prepare and submit to Owner and Architect a comprehensive list of items to be completed or corrected. Contractor shall proceed promptly to complete or correct items on the list. Failure to include an item on such list does not alter the responsibility of Contractor to complete all Work in accordance with the Contract Documents. Upon receipt of Contractor's list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If Architect's inspection discloses any item, whether or not included on Contractor's list, which is not in accordance with the requirements of the Contract Documents, Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by Architect. Contractor shall then submit a request for another inspection by Architect to determine Substantial Completion. When Architect, on the basis of an inspection, determines that the Work or designated portion thereof is substantially complete and has received a temporary or permanent Certificate of Occupancy therefor, the Architect will prepare for Owner's acceptance a Certificate of Substantial Completion, which shall include a recommendation to Owner as to the actual date of Substantial Completion and shall fix the time within which Contractor shall complete the items listed therein, which time shall be no longer than forty-five (45) calendar days after the Scheduled Substantial Completion Date. Preparation of Architect's list and Owner's acceptance thereof shall establish the actual date of Substantial Completion of the Work. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

9.9	PARTIAL OCCUPANCY OR USE

9.9.1 Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with Contractor, providing such occupancy or use is authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When Contractor considers a portion substantially complete, Contractor shall prepare and submit a list to Architect as provided under Paragraph 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between Owner and Contractor or, if no agreement is reached, by decision of Architect. In addition to the foregoing, the Owner shall have the absolute right to use completed Phases of the Work as designated in the Drawings, if any.

9.9.2 In the event of partial occupancy, the Contractor shall promptly secure an endorsement from its insurance carrier(s), consent from its surety(ies), if any, and consent from public authorities having jurisdiction over the Work permitting such partial occupancy.

9.9.3 In the event of partial occupancy, Contractor shall cooperate with the owners, tenants or occupants thereof (collectively, "Occupant") in making available for Occupant's use and benefit such building services as heating, ventilating, cooling, water, lighting, telephone, elevators and security for the portion or portions to be occupied, and if the Work required to furnish such services is not entirely completed at the time Occupant desires to occupy the aforesaid portion or portions, Contractor shall make every reasonable effort to complete such Work or make temporary provisions for such Work as soon as possible so that the aforementioned building services may be put into operation and use.

9.9.4 In the event of partial occupancy, mutually acceptable arrangements shall be made between Occupant and Contractor in respect of the operation and cost of necessary security, maintenance and utilities, including heating, ventilating, cooling, water, lighting and telephone services and elevators. Occupant shall assume

Exhibit B-1 – Page 24

proportionate and reasonable responsibility for the cost of the above services reduced by any savings to Contractor for such services realized by reason of partial occupancy. Further, mutually acceptable arrangements shall be made between Occupant and Contractor in respect of insurance and damage to the Work. Contractor's acceptance of arrangements proposed by Occupant in respect of such matters shall not be unreasonably withheld, delayed, or conditioned.

9.9.5 Immediately prior to partial occupancy, Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order determine and record the conditions of same.

9.9.6 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of the Work not complying with the requirements of the Contract Documents.

9.10	FINAL COMPLETION AND FINAL PAYMENT

9.10.1 Upon receipt of written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment and a permanent Certificate of Occupancy, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed (i.e.: "Final Completion"), the Architect will promptly issue a final Certificate for Payment stating that, to the best of the Architect's knowledge, information and belief, and on the basis of the Architect's observations and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor as noted in said final Certificate is due and payable. The Architect's final Certificate for Payment will constitute a further representation that conditions listed in Paragraph 9.10.2 as precedent to the Contractor's being entitled to final payment have been fulfilled, and such final Certificate shall constitute the Architect's certification to the Owner with respect to payment due the Contractor. All warranties and guarantees required under or pursuant to the Contract Documents shall be assembled and delivered by Contractor to the Owner as part of the final Application for Payment. The final Certificate of Payment will not be issued until all warranties and guarantees have been received and accepted by Owner.

9.10.2 Neither Final Payment nor any remaining retained percentage shall become due until Contractor submits to Architect (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Owner or Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after Final Payment is currently in effect and will not be cancelled or allowed to expire until at least thirty (30) days' prior written notice has been given to Owner, (3) a written statement that Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment, (5), if required by Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by Owner, and (6) evidence of compliance with all requirements of the Contract Documents; notices, certificates, affidavits, other requirements to complete obligations under the Contract Documents, including, but not limited to, (a) instruction of Owner’s representatives in the operation of mechanical, electrical, plumbing and other systems, (b) delivery of keys to Owner with keying schedule: master, sub-master and special keys, (c) delivery to Architect of Contractor’s General Warranty (as described in Section 3.5) and each written warranty and assignment thereof prepared in duplicate, certificates of inspections, and bonds for Architect's review and delivery to Owner, (d) delivery to Architect of printed or typewritten operating, servicing, maintenance and cleaning instructions for all Work; parts lists and special tools for mechanical and electrical Work, in approved form, (e) delivery to Architect of specified Project record documents, and (f) delivery to Owner of a final waiver, discharge and release of all preliminary notices of claim of liens, liens, claims of liens, in form satisfactory to Owner, covering all Work, including, without limitation, that of all Subcontractors, suppliers, vendors, laborers, materialmen and service providers, executed under oath by an authorized officer of Contractor. In addition to the foregoing, all other submissions required by other articles and paragraphs of the Specifications, including final construction schedule, shall be submitted to Architect before approval of final payment. If a Subcontractor refuses to furnish a release or waiver required by Owner, Contractor shall furnish a bond satisfactory to Owner and which satisfies the requirements of the Texas Property Code to indemnify Owner against such lien. If such lien remains unsatisfied after payments are made, Contractor shall refund to Owner all money that Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

Exhibit B-1 – Page 25

9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for the Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under the terms and conditions governing Final Payment, except that it shall not constitute a waiver of claims. The making of Final Payment shall not constitute a waiver of claims by the Owner, as provided in Paragraph 4.3.5.

9.10.4 Acceptance of Final Payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE 10

PROTECTION OF PERSONS AND PROPERTY

10.1	SAFETY PRECAUTIONS AND PROGRAMS

10.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Agreement.

10.1.2 In the event the Contractor encounters on the site material reasonably believed to be asbestos or polychlorinated biphenyl (PCB) that has not been rendered harmless, the Contractor shall immediately stop the Work in the affected area and report the condition to the Owner and Architect in writing. The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Contractor if in fact the material is asbestos or polychlorinated biphenyl (PCB) and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of asbestos or polychlorinated biphenyl (PCB), or when it has been rendered harmless, by written agreement of the Owner and Contractor, or in accordance with final determination by the Architect on which arbitration has been demanded, or by arbitration under Section 4.4.

10.1.3 The Contractor shall not be required pursuant to Article 7 to perform without consent any Work relating to asbestos or polychlorinated biphenyl (PCB).

10.1.4 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractor, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death and has not been rendered harmless and the existence of such material or substance has been disclosed to the Owner in writing, provided that such claim, damage, loss, or expense is attributable to bodily injury, sickness, disease or death, or injury to or destruction of tangible property (other than the Work itself, and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity. Contractor shall only be held responsible for written notification to the Owner for hazardous material or substance that they have been made aware of.

10.2	SAFETY OF PERSONS AND PROPERTY

10.2.1 The Contractor shall take all reasonable precautions for safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:

1.	all employees on the Work and all other persons who may be affected thereby;

2.	all the Work and all materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or Contractor's Subcontractors or Sub-Subcontractors; and

Exhibit B-1 – Page 26

3.	other property at the site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

10.2.2 The Contractor shall give all notices and comply with all applicable Laws, including, but not limited to, lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Agreement, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5 The Contractor shall promptly remedy all damage or loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Subparagraphs 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, any Subcontractor, any Sub-Subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Subparagraphs 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Section 3.18.

10.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor's superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

10.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.2.8	The Contractor shall comply with Owner's applicable policies as well as the Contract Documents.

10.3	EMERGENCIES

10.3.1 In any emergency affecting safety of persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of emergency work shall be determined as provided in Section 4.3 and Article 7.

Exhibit B-1 – Page 27

ARTICLE 11
INSURANCE AND BONDS

11.1	CONTRACTOR'S INSURANCE

11.1.1 Contractor shall, at all times during the period in which the Agreement is in force, provide and maintain the following types of insurance protecting the interest of Owner and Contractor, with limits not less than those as set forth below:

1.	Commercial General Liability:

(a)	$2,000,000 General – aggregate – per project - Designated Construction Project(s) General Aggregate Limit endorsement (CG 25 03) to be provided to specify that aggregate limit applies specifically to this Project

(b)	$2,000,000 Products and Completed Operations – aggregate

(c)	$1,000,000 Personal and Advertising Injury – per occurrence

(d)	$1,000,000 Bodily Injury and Property Damage – per occurrence

2.	Automobile Liability (including owned, non-owned and hired motor vehicles):

(a)	$1,000,000 Combined Single Limit – per accident

3.	Worker's Compensation and Employer's Liability:

(a)	State and Federal (as applicable): To fully cover all liability under workers compensation laws of the state of Texas or anywhere else work may be performed – no alternative forms of insurance permitted

(b)	Employer’s Liability: (without restriction to Worker’s Compensation coverage)
(i)	$1,000,000 Accident – per occurrence
(ii)	$1,000,000 Disease – policy limit
(iii)	$1,000,000 Disease – per employee

4.	Contractor's Professional Liability (including construction management): $2,000,000 occurrence/aggregate limit

5.	Contractor's Pollution Liability (including mold coverage): $2,000,000 occurrence/aggregate limit

6.	Umbrella/Excess Liability (follow form coverage):

(a)	$10,000,000 per occurrence

(b)$10,000,000 aggregate.

The Umbrella/Excess Liability insurance required herein shall provide following form coverage in excess of the underlying Commercial General Liability, Automobile Liability and Worker's Compensation and Employer's Liability policies.

Umbrella/Excess Liability and Commercial General Liability insurance, as it pertains to Products and Completed Operations coverage, shall also be maintained for a period of ten

(10) years after final completion of the Work.

Exhibit B-1 – Page 28

8.	In the event that Contractor or any of the Subcontractors has or obtains insurance coverage in amounts in excess of those listed above, such additional insurance coverage shall also inure to the benefit of Owner.

All insurance described herein shall be procured from an insurance company eligible to do business in the state of Texas and having and maintaining a Financial Strength Rating of "A-" or better and a Financial Size Category of "VII" or better, as rated in the A.M. Best Key rating guide for Property and Casualty Insurance Companies. All policies (except Workers Compensation, Contractor’s Pollution Liability, and Contractor’s Professional Liability) shall be endorsed to name Owner, Project Control of Texas, Inc., and their respective directors, officers, employees, agents and representatives and affiliated companies as additional insureds (collectively referred to herein as the "Additional Insureds"), both for on-going and completed operations. All policies shall provide a Waiver of Subrogation in favor of the Additional Insureds. All insurance coverages provided by Contractor shall be primary to any insurance carried by the Additional Insureds for their own account. The coverage provided to the Additional Insureds shall be as broad as that provided to Contractor or Subcontractors, as applicable, under such policies and shall include coverage for Additional Insureds' concurrent negligence to the extent available under Texas law, subject to the limitations set forth in Paragraph 3.18.3. Designated Construction Project(s) General Aggregate Limit endorsement (CG 25 03) for Contractor's Commercial General Liability policy shall be provided to specify that aggregate limit applies specifically to this Project. The Commercial General Liability policy must be written on Insurance Services Office (ISO) Form CG 00 01 12 04 or substitute form providing equivalent coverage and will include coverage for sudden and accidental pollution exposure. If the Contractor, or any Subcontractor fails to procure and maintain the above described insurance, or any portion thereof, the Owner shall have the right, but not the obligation, to procure and maintain the required insurance for and in the name of such party and such party shall pay the cost thereof and shall furnish all information necessary to acquire and maintain such insurance. Contractor and its Subcontractors shall not violate or knowingly permit any violation of any conditions or terms of the policies of insurance described herein.

11.1.2 Nothing contained herein shall limit or waive Contractor's legal or contractual responsibilities to Owner or others.

11.1.3 Contractor shall have its insurance carrier(s) furnish to the Owner insurance certificates specifying the types and amounts of coverage in effect, the expiration dates of each policy, and a statement that no insurance will be canceled or materially changed while the Work is in progress without thirty (30) calendar days' prior written notice to Owner. Contractor shall permit Owner to examine the insurance policies, or at Owner's option, Contractor shall furnish Owner with copies, certified by the carrier(s), of insurance policies required in Paragraph 11.1.1. If Contractor neglects or refuses to provide any insurance required herein, or if any insurance is canceled, Owner may procure such insurance and the provisions of Paragraph 11.1.5 hereof shall apply.

11.1.4 Contractor and its Subcontractors shall not commence the shipment of equipment or materials or commence the Work at the site until all of the insurance coverage required of Contractor and its Subcontractors are in force and the necessary certificates and statements pursuant to Subparagraphs 11.1.3 hereof have been received by Owner.

11.1.5 As an alternative, and at the Owner's option and expense, the Owner may elect to furnish or to arrange for the Contractor any part or all of the insurance required by Section 11.1 hereof. If the Owner so elects, it shall notify, in writing, the Contractor and issue a Change Order therefor, but no adjustment to the Scheduled Completion Date or the Contractor's Fee shall be allowed. All Owner provided insurance shall provide a Waiver of Subrogation in favor of the Contractor.

11.1.6 Before commencement of the Work, Contractor shall obtain, and thereafter at all times during the performance of the Contract maintain, All Risk Builder's Risk Insurance in such form as is acceptable to Owner, insuring the interest of Owner, Contractor and Subcontractors as their interests may appear, set forth in a single policy, including coverage against collapse and the coverage available under the so-called Installation Floater, written on the completed value basis in an amount not less than the Contract Sum of Contractor's contract (including subcontracts). The named insured on the All Risk Builder’s Risk Insurance policy shall be both Owner and Contractor. Coverage will include and cover portions of the Work stored off the site after written approval of the Owner at the value

Exhibit B-1 – Page 29

established in the approval, portions of the Work in transit, and all materials, supplies and equipment that are specifically intended for installation into the Work while such materials, supplies and equipment are temporarily located off the site of the Work for the purpose of repair, adjustment, or storage at the risk of one of the insured parties. Coverage will not include any tools or clothing of workmen or of any tools, equipment, protective fencing, scaffolding, temporary structures, forms and equipment, or other property owned, retained or used by Contractor, any Subcontractors or Sub-Subcontractors and used in the performance of the Work, unless the value of such items is included in the Cost of the Work, and such items are specifically identified in the Contract Documents. The All Risk Builder's Risk policy shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage, including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earth movement, flood, windstorm, false work, testing and startup, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation Contractor's services and expenses required as a result of such insured loss. Prior to commencement of the Work, Contractor shall provide proof of such property insurance to Owner by submission of an Evidence of Commercial Property Insurance form (ACORD 28 (2003/10)) reflecting the required coverages and, upon request of Owner, a copy of the property insurance policy and endorsements. Owner shall not be liable or responsible for any loss or damage whatever to the items excluded in this Subparagraph and Contractor shall indemnify Owner and hold Owner harmless from any claims or causes of action brought by any persons or parties as a result of loss or damage to such excluded items. At Owner's option, the Owner may require the Contractor to include in the All Risk Builder’s Risk policy coverage for Owner’s lost income and continuing expenses in an amount of reasonably requested by Owner in the event of an occurrence which both results in a claim against said policy and delays Substantial Completion and/or Final Completion of the Project by Contractor. In addition to the provisions of Section V(B)(8) of the Agreement, if Owner elects this option, only the actual additional premium cost incurred by Contractor for the coverage shall be considered Cost of the Work.

In the event that it is necessary to operate permanently installed equipment on anything other than a testing basis, or in the event it is necessary for Owner to occupy a part or the entirety of the Work, the All Risk Builder's Risk Insurance policy must be endorsed to permit same. Contractor must give the Owner at least ten (10) days' prior written notice concerning anticipated testing of equipment.

11.1.7 Contractor(s) shall require all policies of insurance that are in any way related to the Work and that are secured and maintained by the Contractor and all tiers of Subcontractors to include clauses providing that each underwriter shall waive all of its rights of recovery, under subrogation or otherwise, against Owner, Project Control of Texas, Inc., Contractor(s), and all tiers of Subcontractors.

The Contractor waives all rights of recovery against Owner, Project Control of Texas, Inc., other contractor(s), and all tiers of Subcontractors which the Contractor may have or require because of deductible clauses in or inadequacy of limits of any policies of insurance that are in any way related to the Work and that are secured and maintained by Contractor. The Contractor has the right to cover deductibles as cost of work within the GMP (not to exceed $25,000 per occurrence).

The Contractor shall require all tiers of Subcontractors to waive the rights of recovery (as aforesaid waiver by Contractor) against Owner, Project Control of Texas, Inc., Contractor(s), and all tiers of Subcontractors.

The Builder's Risk policy will be endorsed waiving the carrier's rights of recovery under subrogation against Owner, Project Control of Texas, Inc., Contractor(s), and all tiers of Subcontractors whose interest is insured under such policy.

The cost of any losses sustained because of clauses under the "All Risk" Builder's Risk policy as specified in Paragraph 11.1.6 will be paid to Owner, for the interest of all parties.

Contractor shall not allow any endorsements to be included with any of the policies required herein which would otherwise adversely affect or limit the coverages to be provided by such policies as required herein. Contractor and, as applicable, the Subcontractors shall bear all risks and be responsible for any uninsured loss due to policy deductibles, self-insured retentions, exclusions, limitation inadequacy and/or absence of coverage, whether such policies are purchased by Contractor, Subcontractor and/or Owner.

Exhibit B-1 – Page 30

All insurance proceeds received by Contractor shall be considered construction trust funds under the Texas Property Code and shall be applied solely to the Project. Owner shall have the right to be informed and consulted regarding any settlement made relating to the Project under the insurance policies to be obtained by Contractor and Subcontractors as provided for herein.

11.1.8 The coverages referred to above are set forth in full in the respective policy forms, and the foregoing descriptions of such policies are not intended to be complete, or to alter or amend any provision of the actual policies and in matters, if any, in which the said description may be conflicting with such instruments, the provisions of the policies of the insurance shall govern.

11.2	OWNER'S LIABILITY INSURANCE

11.2.1 Owner shall be responsible for purchasing and maintaining Owner's usual commercial liability insurance. Optionally, Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under the Contract. Contractor shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

11.3	MISCELLANEOUS INSURANCE PROVISIONS

11.3.1 Contractor's attention is directed to the fact that because of the nature of the Work, Contractor will have in its care, custody and control, at various stages of the Work, property of others which may be subject to damage. This situation is set forth here, so that Contractor will take into consideration this exposure and possibility of loss that would not be covered under a General Liability policy and provide necessary protection for itself.

11.3.2 BOILER AND MACHINERY INSURANCE. At the request of the Owner, Contractor shall purchase and maintain such boiler and machinery insurance as may be required by the Contract Documents or by Law. This insurance shall include the interests of Owner, Contractor, Subcontractors and Sub-Subcontractors in the Work.

11.3.3 LOSS OF USE INSURANCE. The Owner, at the Owner's option, may purchase and maintain such insurance as will insure Owner against loss of use of the Owner's property due to fire or other hazards, however caused.

11.3.4 If during the Project construction period Owner insures properties, real or personal or both, adjoining or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, Owner shall waive all rights in accordance with the terms of Paragraph 11.3.5 for damages caused by fire or other perils covered by such separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

11.3.5 WAIVER OF SUBROGATION. The Contractor waives all rights against (1) the Owner, Project Control of Texas, Inc. and any of their respective agents, employees, partners and mortgagees and (2) separate contractors, if any, and any of their subcontractors, Sub-Subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained or required to be obtained pursuant to Section 11.1 or other property insurance applicable to the Work. THE CONTRACTOR ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER WAIVES ANY CLAIMS RESULTING FROM THE APPLICABLE PARTY'S OWN NEGLIGENCE. The Contractor shall require Subcontractors, Sub- Subcontractors, agents and employees of any of them by appropriate agreements, written where legally required for validity, similar waivers, each in favor of other parties enumerated herein. The policies shall provide waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the damaged property.

11.3.6 A loss insured under Owner's property insurance shall be adjusted by Owner as fiduciary and made payable to Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Paragraph 11.3.7. Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-Subcontractors in similar manner.

Exhibit B-1 – Page 31

11.3.7 As an alternative and at Owner's option and expense, Owner may elect to furnish, or to arrange for Contractor, the insurance that Contractor carries or to assume the responsibility for any part of all of the property specified in this Section 11.3. If Owner so elects, it shall notify, in writing, Contractor and issue a Change Order therefor, but no adjustment to the Scheduled Completion Date shall be allowed. Nothing contained herein shall preclude Owner from self-insuring any part or all the property mentioned herein.

Owner and Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.4	PERFORMANCE BOND AND PAYMENT BOND; SUBCONTRACTOR DEFAULT INSURANCE

11.4.1	See Section X of the Construction Contract.

Exhibit B-1 – Page 32

ARTICLE 12

UNCOVERING AND CORRECTION OF WORK

12.1	UNCOVERING OF WORK

12.1.1 If a portion of the Work is covered contrary to the Architect's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by the Architect, be uncovered for the Architect's observation and be replaced at the Contractor's expense without change in the Contract Time.

12.1.2 If a portion of the Work has been covered which the Architect has not specifically requested to observe prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner. If such Work is not in accordance with the Contract Documents, the Contractor shall pay such costs unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.

12.2	CORRECTION OF WORK

12.2.1 The Contractor shall remove from the site portions of the Work that are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

12.2.2 If the Contractor fails to correct nonconforming Work within a reasonable time, the Owner may correct it in accordance with Section 2.4. If the Contractor does not proceed with correction of such nonconforming Work within a reasonable time fixed by written notice from the Architect, the Owner may remove it and store the salvageable materials or equipment at the Contractor's expense. If the Contractor does not pay costs of such removal and storage within ten (10) days after written notice, the Owner may upon ten (10) additional days' written notice sell such materials and equipment at auction or at private sale and shall account for the proceeds thereof, after deducting costs and damages that should have been borne by the Contractor, including compensation for the Architect's services and expenses made necessary thereby. If such proceeds of sale do not cover costs which the Contractor should have borne, the Contract Sum shall be reduced by the deficiency. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

12.2.3 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor's correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.4 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations that the Contractor might have under the Contract Documents.

12.2.5 The corrective remedies set forth in this Section 12.2 are not exclusive and shall not deprive the Owner of any action, right or remedy otherwise available to it for breach of any of the provisions of the Contract Documents.

12.3	ACCEPTANCE OF NONCONFORMING WORK

12.3.1	See Section XXIV of the Construction Contract.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1	GOVERNING LAW

13.1.1	The Contract shall be governed by the law of the state of Texas.

13.2	SUCCESSORS AND ASSIGNS

Exhibit B-1 – Page 33

13.2.1	See Section XXVII of the Construction Contract.

13.3	WRITTEN NOTICE

13.3.1	See Section XV of the Construction Contract.

13.4	RIGHTS AND REMEDIES

13.4.1	See Section XIV and XVII of the Construction Contract.

13.5	TESTS AND INSPECTIONS

13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by Laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall schedule such tests, inspections and approvals with the Owner’s independent testing laboratory.

13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approvals not included under Paragraph 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so the Architect may observe such procedures. The Owner shall bear such costs except as provided in Paragraph 13.5.3, and a Change Order shall be issued.

13.5.3 If such procedures for testing, inspection or approval under Paragraphs 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, the Contractor shall bear all costs made necessary by such failure including those of repeated procedures and compensation for the Architect's services and expenses.

13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.5.7 If Work installed is found not in compliance with the Contract Documents, investigation, testing and subsequent re-testing of the Work arising out of such deficiencies and defects shall be performed by the Contractor. The type and nature of the inspections and tests shall be reasonable. The Contractor shall bear the costs of such investigations, testing and re-testing.

13.6	INTEREST

13.6.1 Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the "prime rate" prevailing from time to time at the place where the Project is located.

13.7	FORCE MAJEURE

13.7.1 Contractor should be entitled to reasonable costs for increased general conditions required to timely complete the Project if delays were caused by reasons not within the Contractor's control; provided, notice thereof is given to the Owner as soon as practicable but no later than five (5) business days after the start of such event causing the delay.

Exhibit B-1 – Page 34

13.8	ATTORNEYS' FEES

13.8.1 If either party retains an attorney to enforce the Construction Contract, the party prevailing in litigation is entitled to recover reasonable attorney’s fees, court and other costs, and related expenses.

ARTICLE 14

TERMINATION OR SUSPENSION OF THE CONTRACT

14.1	TERMINATION BY THE CONTRACTOR

14.1.1	See Section XIV and XVII of the Construction Contract.

14.2	TERMINATION BY THE OWNER FOR CAUSE

14.2.1	See Section XIV of the Construction Contract.

14.3	SUSPENSION BY THE OWNER FOR CONVENIENCE

14.3.1 Owner may, without cause, order Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as Owner may determine. In addition to, and not in lieu of, Owner's right to suspend, delay or interrupt Contractor from any part of the Work pursuant to the Contract Documents, Owner may, at any time and without cause, suspend, delay or interrupt any part of the Work or any subcontract or all of the Work whatsoever for such period of time as Owner may determine by giving seven (7) days' prior written notice to Contractor specifying the part of the Work or subcontract to be suspended, delayed or interrupted and the effective date of such suspension, delay or interruption. Contractor shall continue to prosecute the part of the Work not suspended, delayed or interrupted and shall properly protect and secure the part of the Work so suspended, delayed or interrupted, so far as is necessary in Owner’s reasonable opinion. Notwithstanding the provisions of Paragraph 7.3.3, if any part of the Work or subcontract is so suspended, delayed or interrupted, Contractor shall be entitled to payment of reasonable standby fees (or at Owner's option, payment for demobilization and subsequent re-mobilization) and of costs directly associated with protecting and securing the affected Work, provided said costs are authorized in advance by Architect and Owner. No payment shall be made by Owner, however, to the extent that such Work or subcontract is, was, or could have been suspended, delayed or interrupted under the Contract Documents or an equitable adjustment is made or denied under another provision of the Contract. In case of such suspension, delay or interruption, Owner will issue a Construction Change Directive or authorize a Change Order making any required adjustment to the Date of Substantial Completion and/or the Contract Sum. For the remainder of the Work, the Contract Documents shall remain in full force and effect.

14.3.2 An adjustment shall be made for increases in the cost of performance of the Work, including Contractor's Fee on the increased cost of performance, caused by suspension, delay or interruption by Owner under Paragraph 14.3.1. No adjustment shall be made to the extent:

1.	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which Contractor is responsible;

2.	that an equitable adjustment is made or denied under another provision of the Construction Contract; or

3.	the suspension, delay or interruption occurs prior to Owner issuing the Notice to Proceed set forth in Section II.A of the Construction Contract.

~~~~~~~~~~~~~~~~~~ END OF DOCUMENT ~~~~~~~~~~~~~~~~~~

Exhibit B-1 – Page 35

EXHIBIT C TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHITING-TURNER
CONTRACTING COMPANY DATED 03/01/2022

PROJECT PERSONNEL

Project Executive – Cyrena Davis
Lead Superintendent – Cardo Odom

Lead Project Manager – Matthew Elder

Exhibit C – Page 1

EXHIBIT C-1 TO

CONSTRUCTION CONTRACT BY AND BETWEEN

TEXAS RESEARCH & TECHNOLOGY FOUNDATION AND THE WHTIING-TURNER
CONTRACTING COMPANY DATED 03/01/2022

LABOR BURDEN

Exhibit C-1 – Page 1

Exhibit D – Page 1